                                                      COMMISSION FILE NO. 30-203

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM U5S

                                 ANNUAL REPORT
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1998

                            ------------------------

        Filed pursuant to the Public Utility Holding Company Act of 1935 by

                        Consolidated Natural Gas Company
            CNG TOWER, 625 LIBERTY AVENUE, PITTSBURGH, PA 15222-3199

CONSOLIDATED NATURAL GAS COMPANY

FORM U5S -- ANNUAL REPORT
For the Year Ended December 31, 1998

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ITEM 1.    SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF
           DECEMBER 31, 1998...........................................    1

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS.....................    4

ITEM 3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
           SECURITIES..................................................    4

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
           SECURITIES..................................................    6

ITEM 5.    INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES...........   12

ITEM 6.    OFFICERS AND DIRECTORS
           Part I.   Names, principal business address and positions
                     held as of December 31, 1998......................   13
           Part II.   Banking connections..............................   18
           Part III.  Compensation and other related information.......   18

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS..........................   19

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS
           Part I.   Contracts for services or goods between system
                     companies.........................................   20
           Part II.   Contracts to purchase services or goods between
           any system company and any affiliate........................   20
           Part III.  Employment of any person by any system company
           for the performance on a continuing basis of management
                      services.........................................   20

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
           Part I.   Information concerning interests held by system
           companies in exempt wholesale generators or foreign utility
                     companies.........................................   21
           Part II.   Relationship of exempt wholesale generators and
           foreign utility companies to system companies, and financial
                      data.............................................   22
           Part III.  Investment in exempt wholesale generators and
                      foreign utility companies........................   22

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS
           Financial Statements (Index)................................   23
           Exhibits....................................................  107

SIGNATURE..............................................................  108

CONSOLIDATED NATURAL GAS COMPANY

FORM U5S--ANNUAL REPORT
For the Year Ended December 31, 1998

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998

                                                                     Number of                       Owner's
                                                                      Common      % of    Issuer's     Book
                                                                      Shares     Voting     Book      Value
           Name of Company                       Business              Owned     Power     Value     (Note 1)
-------------------------------------  ----------------------------  ---------   ------   --------   --------
                                                                                             (Thousands of
                                                                                               Dollars)
CONSOLIDATED NATURAL GAS COMPANY       Holding Company
(Registrant, Parent Company, Company
  or CNG):
Consolidated Natural Gas Service
  Company, Inc. (Service Company or
  CNGSvc)............................  Service Company                     100    100%    $     10   $     10
    Unsecured debt...................                                       --     --     $  8,912   $  8,912
CNG Transmission Corporation
  (CNG Transmission or CNGT).........  Gas transmission                 60,100    100%    $745,395   $743,158
    Unsecured debt...................                                       --     --     $345,329   $345,329
  CNG Iroquois, Inc. (CNG
    Iroquois)........................  Special purpose subsidiary        2,394    100%    $ 38,865   $ 38,865
                                       (Note 2)
The East Ohio Gas Company
  (East Ohio Gas or EOG).............  Gas utility                   4,759,353    100%    $451,273   $430,504
    Unsecured debt...................                                       --     --     $181,390   $181,390
The Peoples Natural Gas Company
  (Peoples Natural Gas or PNG).......  Gas utility                   1,835,350    100%    $259,311   $249,298
    Unsecured debt...................                                       --     --     $143,116   $143,116
Virginia Natural Gas, Inc.
  (Virginia Natural Gas or VNG)......  Gas utility                       5,273    100%    $209,498   $209,858
    Unsecured debt...................                                       --     --     $112,318   $112,318
Hope Gas, Inc. (Hope Gas or HGI).....  Gas utility                     409,000    100%    $ 53,703   $ 52,494
    Unsecured debt...................                                       --     --     $ 33,428   $ 33,428
CNG Producing Company
  (CNG Producing or CNGP)............  Exploration and production       32,600    100%    $527,664   $531,774
    Unsecured debt...................                                       --     --     $368,575   $368,575
  CNG Pipeline Company (CNG
    Pipeline)........................  Oil pipeline                     12,000    100%    $  1,496   $  1,496
CNG Main Pass Gas Gathering
  Corporation
  (CNG Main Pass)....................  Special purpose subsidiary            1    100%    $  2,408   $  2,408
                                       (Note 3)
CNG Oil Gathering Corporation
  (CNG Oil Gathering)................  Special purpose subsidiary            1    100%    $  1,747   $  1,747
                                       (Note 4)
CNG Retail Services Corporation
  (CNG Retail).......................  Retail energy marketing             600    100%    $    112   $    112
CNG Power Company (CNG Power)........  Nonutility energy ventures       22,460    100%    $ 36,406   $ 36,406
  Unsecured debt (Note 5)............  (Note 10)                            --     --     $ 12,303   $ 12,303
  CNG Market Center Services, Inc.
    (CNG Market Center Services or
    CNGMCS)..........................  Special purpose subsidiary           10    100%    $  1,007   $  1,007
                                       (Note 6)
  CNG Bear Mountain, Inc.
    (CNG Bear Mountain)..............  Special purpose subsidiary            1    100%    $     22   $     22
                                       (Note 7)

---------------
Notes to ITEM 1 appear on page 3.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998 (Continued)

                                                                     Number of                       Owner's
                                                                      Common      % of    Issuer's     Book
                                                                      Shares     Voting     Book      Value
           Name of Company                       Business              Owned     Power     Value     (Note 1)
-------------------------------------  ----------------------------  ---------   ------   --------   --------
                                                                                             (Thousands of
                                                                                               Dollars)
CONSOLIDATED NATURAL GAS COMPANY (Continued)
CNG Power Company (Continued)
  Granite Road CoGen, Inc.
    (Granite Road)...................  Special purpose subsidiary        1,000    100%    $      1   $      1
                                       (Note 8)
CNG Products and Services, Inc.
  (CNG Products and Services)........  Nonutility energy business          399    100%    $  2,444   $  2,444
  CNG Technologies, Inc.
    (CNG Technologies)...............  Development of new                  200    100%    $  1,961   $  1,961
                                       gas-related technologies
CNG Field Services Company
  (CNG Field Services or CNGFS)......  Gas storage and supply            1,367    100%    $ 22,179   $ 21,995
                                       services (Note 9)
CNG Power Services Corporation
  (CNG Power Services or CNGPSC).....  Electric power marketing          1,552    100%    $ (2,667)  $ (2,667)
                                       (Note 10)
CNG International Corporation
  (CNG International or CNGI)........  Energy-related activities        21,555    100%    $211,597   $211,597
    Unsecured debt...................  outside of the United States         --     --     $ 15,000   $ 15,000
  CNG Cayman One Ltd.
    (CNG Cayman One).................  Special purpose subsidiary          990    100%    $ 40,203   $ 40,203
                                       (Note 11)
    CNGI Australia Pty Limited
      (CNGI Australia)...............  Special purpose subsidiary          100    100%    $ 34,925   $ 40,203
                                       (Note 11)
  CNG Cayman Three Ltd.
    (CNG Cayman Three)...............  Special purpose subsidiary          100    100%    $ 96,281   $ 96,281
                                       (Note 12)
    CNG Argentina S.A.
      (CNG Argentina)................  Special purpose subsidiary       12,000    100%    $    568   $    568
                                       (Note 13)
Consolidated System LNG Company
  (Consolidated LNG or LNG)..........  Liquefied natural gas (Note         100    100%    $  8,661   $  8,661
                                       14)
CNG Research Company
  (CNG Research).....................  Administers research              1,558    100%    $     80   $     80
                                       activities
CNG Coal Company (CNG Coal)..........  Owns coal royalty interests       2,236    100%    $  6,651   $  6,651
CNG Financial Services, Inc.
  (CNG Financial)....................  Financing transactions                5    100%    $     39   $     39
                                       subsidiary

---------------
Notes to ITEM 1 appear on page 3.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1998 (Concluded)

Notes:

 (1) The Parent Company's investment in common stock of its subsidiaries is stated at equity to comply with Securities and Exchange Commission (SEC) rules. The chart of accounts used during 1998 by the Registrant and its subsidiaries, except Service Company and CNG Power Services, was the Uniform System of Accounts Prescribed for Natural Gas Companies by the Federal Energy Regulatory Commission (FERC). The Service Company used the Uniform System of Accounts for Subsidiary Service Companies prescribed by the SEC. CNG Power Services used the FERC's Uniform System of Accounts Prescribed for Public Utilities and Licensees.

 (2) CNG Iroquois holds a 16% general partnership interest in Iroquois Gas Transmission System, L.P.

 (3) CNG Main Pass holds a 13.6% interest in Dauphin Island Gathering Partners.

 (4) CNG Oil Gathering holds a 33.3% general partnership interest in Main Pass Oil Gathering Company which operates an oil gathering pipeline system in the Main Pass and Viosca Knoll areas of the Gulf of Mexico.

 (5) Unsecured debt held by the Parent Company.

 (6) CNG Market Center Services holds a 50% general partnership interest in the CNG/Sabine Center gas marketing hub.

 (7) CNG Bear Mountain sold its 1% general partnership interest in Bear Mountain Limited during 1998. Also, CNG Power, the parent company of CNG Bear Mountain, sold its 49% limited partnership interest in Bear Mountain Limited during 1998.

 (8) Granite Road holds a 50% general partnership interest in Granite Road Limited, a partnership planning the development of a cogeneration facility.

 (9) CNG Field Services (formerly CNG Storage Service Company) provides natural gas storage facilities and services and other activities of a full service gas storage business, and also engages in activities related to Appalachian area natural gas supply, including the administration of supply contracts transferred from CNG Energy Services Corporation, a former subsidiary of the Parent Company.

(10) Effective November 20, 1998, CNG Power sold its 34% limited partnership interest in Lakewood Cogeneration, L.P. (Lakewood Partnership) to Hydra-Co Enterprises, Inc. On the same date, CNG Power Services sold all of the outstanding capital stock of CNG Lakewood to HCE Lakewood, Inc. CNG Lakewood, a former wholly owned subsidiary of CNG Power Services, owned a 1% general partnership interest in the Lakewood Partnership.

(11) CNG Cayman One holds all of the outstanding voting common stock of CNGI Australia. CNGI Australia holds a 30% interest in Epic Energy Pty Ltd., an Australian entity that owns and operates natural gas pipelines in Australia.

(12) CNG Cayman Three holds 21.55% interests in each of two Argentine gas utility holding companies, Sodigas Pampeana S.A. and Sodigas Sur S.A.

(13) CNG Argentina S.A. was incorporated in Argentina in October 1998 in connection with CNGI's Argentine investments.

(14) Consolidated LNG ended its involvement in liquefied natural gas operations in 1982 and as of February 28, 1998, had recovered its undepreciated investment in related facilities, plus carrying charges and taxes, through a FERC-approved amortization surcharge.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

By SEC order dated December 18, 1998, Release No. 35-26954, (File No. 70-9379) Peoples Natural Gas was authorized to sell all of its gas producing production properties to CNG Producing for approximately $14.5 million. The sale was consummated as of December 31, 1998, subject to final price adjustment. A Rule 24 certificate has not yet been filed in the proceeding pending determination of the final adjusted price, which is expected to occur by April 30, 1999.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

CNG Transmission has obtained several letters of credit to provide security to the Commonwealth of Pennsylvania for the company's obligation to plug and reclaim gas wells as part of the process of abandonment of such property. One-half of the cost of one letter of credit on which CNG Transmission has liability, having a face amount of $4,000,000, is shared by two nonaffiliated pipeline companies. The maximum balance on CNG Transmission's portion of all letters of credit during 1998 was $8,250,000 with $8,000,000 remaining outstanding as of December 31, 1998.

CNG Retail has obtained a letter of credit in the amount of $250,000 in favor of Columbia Gas of Pennsylvania to participate in that company's pilot program. The letter of credit is in effect through September 1999.

The Company has issued guarantees to the states of Pennsylvania, Virginia and West Virginia to maintain worker's compensation self-insured status for CNG Transmission, Virginia Natural Gas and Hope Gas. Self-insured status means that the subsidiary pays the worker's compensation claims directly instead of paying into the state maintained fund. In recent years these states have revised their worker's compensation programs and now require parent company guarantees--in addition to surety bonds--for subsidiary companies to maintain self-insured status.

All of the above transactions are exempt pursuant to Rule 45(b)(6).

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                               Calendar Year 1998
                             (Thousands of Dollars)

                                                      Name of Company           Number of Shares or
                                                    Acquiring, Redeeming         Principal Amount
       Name of Issuer and Title of Issue           or Retiring Securities            Acquired
-----------------------------------------------    ----------------------    -------------------------
REGISTERED HOLDING COMPANY:
Parent Company:
  Common stock, par value $2.75 per share......       Parent Company                  5,081,743 shares
                                                                                              (Note 3)
CNG Transmission:
  Capital stock, par value $10,000 per share...       Parent Company                      1,100 shares
  Non-negotiable note..........................       Parent Company                           $50,000
Virginia Natural Gas:
  Capital stock, no par value..................       Parent Company                        100 shares
  Non-negotiable note..........................       Parent Company                           $55,000
CNG Producing:
  Non-negotiable note..........................       Parent Company                           $25,000
CNG International:
  Capital stock, par value $10,000 per share...       Parent Company                     13,000 shares
  Non-negotiable notes.........................       Parent Company                           $30,150
CNG Energy Services:
  Capital stock, par value $1 per share........       Parent Company
CNG Field Services:
  Capital stock, par value $10,000 per share...       Parent Company             1,366 shares (Note 5)
  Capital stock, par value $10,000 per share...       Parent Company                           1 share
CNG Retail:
  Capital stock, par value $10,000 per share...       Parent Company               600 shares (Note 5)
CNG Power:
  Capital stock, par value $1,000 per share....       Parent Company            22,460 shares (Note 5)
CNG Products and Services:
  Capital stock, par value $10,000 per share...       Parent Company               399 shares (Note 5)
CNG Main Pass:
  Capital stock, par value $1 per share........       Parent Company                  1 share (Note 5)
CNG Oil Gathering:
  Capital stock, par value $1 per share........       Parent Company                  1 share (Note 5)
       Total Registrant........................

---------------
Notes to ITEM 4 appear on page 10.

         Number of Shares or
          Principal Amount
    Redeemed or Retired (Note 1)         Consideration     Commission Authorization (Note 2)
-------------------------------------    -------------    ------------------------------------
                                           $280,326                 Rule 42 (Note 3)
                                           $ 11,000                     Rule 52
                                           $ 50,000                     Rule 52
                                           $  4,000                     Rule 52
                                           $ 55,000                     Rule 52
                                           $ 25,000                     Rule 52
                                           $130,000                     Rule 52
                                           $ 30,150                     Rule 52
  3,906 shares (Note 4)                    $     --                Non-jurisdictional
                                           $     --       Release No. 26900 (File No. 70-9203)
                                           $     10                     Rule 58
                                           $     --       Release No. 26900 (File No. 70-9203)
                                           $     --       Release No. 26900 (File No. 70-9203)
                                           $     --       Release No. 26900 (File No. 70-9203)
                                           $     --       Release No. 26900 (File No. 70-9203)
                                           $     --       Release No. 26900 (File No. 70-9203)
                                           --------
                                           $585,486
                                           ========

                               Calendar Year 1998
                             (Thousands of Dollars)

                                                          Name of Company        Number of Shares or
                                                        Acquiring, Redeeming       Principal Amount
         Name of Issuer and Title of Issue             or Retiring Securities          Acquired
---------------------------------------------------    ----------------------    --------------------
SUBSIDIARIES OF REGISTERED HOLDING COMPANY:
Service Company:
  Non-negotiable notes.............................       Service Company
CNG Transmission:
  Non-negotiable notes.............................      CNG Transmission
East Ohio Gas:
  Non-negotiable notes.............................        East Ohio Gas
Peoples Natural Gas:
  Non-negotiable notes.............................     Peoples Natural Gas
Virginia Natural Gas:
  Unsecured loan...................................    Virginia Natural Gas
  Non-negotiable note..............................    Virginia Natural Gas
Hope Gas:
  Non-negotiable notes.............................          Hope Gas
CNG Field Services:
  Non-negotiable note..............................     CNG Field Services
CNG Power:
  Non-negotiable notes.............................          CNG Power
CNG International:
  Non-negotiable note..............................      CNG International
CNG Research:
  Capital stock, par value $10,000 per share.......        CNG Research
       Total subsidiaries..........................

---------------
Notes to ITEM 4 appear on page 10.

          Number of Shares or
           Principal Amount
     Redeemed or Retired (Note 1)          Consideration        Commission Authorization (Note 2)
---------------------------------------    -------------    ------------------------------------------
               $  5,240                      $  5,240                        Rule 42
               $102,876                      $102,876                        Rule 42
               $ 79,590                      $ 79,590                        Rule 42
               $ 10,512                      $ 10,512                        Rule 42
               $  4,000                      $  4,000                        Rule 42
               $ 40,100                      $ 40,100                        Rule 42

               $  8,624                      $  8,624                        Rule 42

               $  7,350                      $  7,350                        Rule 42
               $    390                      $    390                        Rule 42
               $ 55,150                      $ 55,150                        Rule 42
                     21 shares               $    210                        Rule 42
                                             --------
                                             $314,042
                                             ========

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Concluded)

                               Calendar Year 1998
                             (Thousands of Dollars)

                                                                   Name of Company          Number of Shares or
                                                                 Acquiring, Redeeming        Principal Amount
             Name of Issuer and Title of Issue                  or Retiring Securities           Acquired
------------------------------------------------------------    ----------------------    -----------------------
CNG ENERGY SERVICES:
CNG Field Services:
  Capital stock, par value $10,000 per share................     CNG Energy Services
CNG Retail:
  Capital stock, par value $10,000 per share................     CNG Energy Services
CNG Power:
  Capital stock, par value $10,000 per share................     CNG Energy Services
CNG Products and Services:
  Capital stock, par value $10,000 per share................     CNG Energy Services
CNG Main Pass:
  Capital stock, par value $1 per share.....................     CNG Energy Services
CNG Oil Gathering:
  Capital stock, par value $1 per share.....................     CNG Energy Services
      Total CNG Energy Services.............................
CNG POWER SERVICES:
CNG Lakewood:
  Capital stock, par value $10,000 per share................     CNG Power Services
CNG INTERNATIONAL:
CNG Cayman One:
  CNGI Australia Pty Limited:
    Capital stock, par value $1 per share...................       CNG Cayman One                1 share (Note 7)
CNG Cayman Two:
  Capital stock, par value $.01 per share...................      CNG International
  CNG Laubuan One Limited:
    Capital stock, par value $1 per share...................       CNG Cayman Two
    Promissory Note.........................................       CNG Cayman Two
    Total CNG Laubuan One Limited...........................
  CNGI Australia Pty Limited:
    Capital stock, par value AUD $1 per share...............       CNG Cayman Two
CNG Cayman Three:
  CNG Argentina S.A.:
    Capital stock, par value ARP $1 per share...............      CNG Cayman Three                  11,999 shares
CNG Argentina S.A.:
  Capital stock, par value ARP $1 per share.................      CNG International                       1 share

---------------
Notes:

(1)  Except as noted, all securities redeemed or retired have been cancelled.

(2)  Public Utility Holding Company Act of 1935.

(3) In January 1998, the Parent Company purchased 4,558,500 shares at a cost of $252,427,000, or $55.375 a share, in a private transaction to satisfy the potential conversion obligation related to the call of its convertible subordinated debentures. Of these shares, 1,638,185 were issued on conversion. The remaining 2,920,315 shares were sold in two underwritten offerings in February and March, 1998. Also during 1998, the Parent Company acquired an additional 523,243 shares at a cost of $27,899,000, or an average price of $53.32 a share. During 1998, 28,779 shares were reissued in connection with stock awards under the System's employee incentive plans.

(4) Effective July 31, 1998, the Parent Company sold the capital stock of CNG Energy Services to Sempra Energy Trading, a subsidiary of Sempra Energy, for a consideration of $37,379,000.

(5) Prior to the sale of CNG Energy Services, all of the common stock of its subsidiaries was transferred to the Parent Company through a liquidating distribution. Subsequent to the distribution, each of the subsidiaries became a direct subsidiary of the Parent Company.

(6) Effective November 20, 1998, CNG Power Services sold the capital stock of CNG Lakewood to HCE Lakewood, Inc. for a consideration of $486,000.

(7) In February 1998, CNG Cayman Two transferred its interest in CNGI Australia to CNG International through a dividend out of paid-in capital. Subsequent to the transfer, CNG International transferred the interest in CNGI Australia to CNG Cayman One as a capital contribution.

(8) In October 1998, CNG International transferred its interest in CNG Cayman Two and its subsidiary, CNG Laubuan, to DBNGP Finance Co. LLC in exchange for a 50% interest in DBNGP Finance.

             Number of Shares or
              Principal Amount
        Redeemed or Retired (Note 1)                 Consideration          Commission Authorization (Note 2)
---------------------------------------------        -------------    ---------------------------------------------
            1,366 shares (Note 5)                      $     --           Release No. 26900 (File No. 70-9203)
            600 shares (Note 5)                        $     --           Release No. 26900 (File No. 70-9203)
            22,460 shares (Note 5)                     $     --           Release No. 26900 (File No. 70-9203)
            399 shares (Note 5)                        $     --           Release No. 26900 (File No. 70-9203)
            1 share (Note 5)                           $     --           Release No. 26900 (File No. 70-9203)
            1 share (Note 5)                           $     --           Release No. 26900 (File No. 70-9203)
                                                       --------
                                                       $     --
                                                       ========
            52 shares (Note 6)                         $     --                    Non-jurisdictional
                                                       ========
                                                       $     --          Release No. 35-26824 (File No. 70-8759)
                                                       ========
            10 shares (Note 8)                         $     --          Release No. 35-26824 (File No. 70-8759)
            47,705,387 shares (Note 8)                 $ 47,705          Release No. 35-26824 (File No. 70-8759)
            $95,400 (Note 8)                           $ 95,400          Release No. 35-26824 (File No. 70-8759)
                                                       --------
                                                       $143,105
                                                       ========
            1 share (Note 7)                           $     --          Release No. 35-26824 (File No. 70-8759)
                                                       ========
                                                       $     12          Release No. 35-26523 (File No. 70-8759)
                                                       ========
                                                       $     --          Release No. 35-26523 (File No. 70-8759)
                                                       ========

ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

The aggregate amounts of investments at December 31, 1998, in persons operating in the system's retail service area are shown below.

                                    Number of                                                 Aggregate
          Name of Owner              Persons                Business of Persons               Investment
----------------------------------  ----------   ------------------------------------------   ----------
CNG Transmission..................     One       State Development Fund                       $  100,000
Hope Gas..........................     One       State Development Fund                       $  100,000
Hope Gas..........................     One       Economic Development Small                   $2,475,000
                                                 Business Investment Company (Note)
Virginia Natural Gas..............     One       State Development Fund                       $   56,228

---------------
Note: Investment made pursuant to the West Virginia Capital Companies Act and under Rule 40(a)(5).

The above do not include investments in securities of non-system companies which have been authorized by Commission order under the Public Utility Holding Company Act of 1935 and which are subject to Rule 24 Certificate filing requirements.

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1998

The names, principal business address and positions held as of December 31, 1998, of the officers and directors of system companies is presented in the tables on pages 14 through 17. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (18). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

Changes subsequent to December 31, 1998

The following changes to the Parent Company officers were made effective January 1, 1999: E. J. Marks, III was elected Secretary and J. A. Crittenden was elected Assistant Secretary. These officers will also serve in the same capacity with the Service Company.

                                  ADDRESS KEY
                               -----------------

 (1)  CNG Tower, Pittsburgh, PA 15222
 (2)  625 Liberty Avenue, Pittsburgh, PA 15222
 (3)  445 West Main Street, Clarksburg, WV 26301
 (4)  1717 East Ninth Street, Cleveland, OH 44114
 (5)  1450 Poydras Street, New Orleans, LA 70112
 (6)  5100 East Virginia Beach Boulevard, Norfolk, VA 23502
 (7)  Bank One Center West, Clarksburg, WV 26302
 (8)  4 Derham Parc, Houston, TX 77024
 (9)  12 Kirkland Place, Cambridge, MA 02138
(10)  One Chatham Center, Pittsburgh, PA 15219
(11)  1819 L Street, N.W., Washington, DC 20036
(12)  11921 Freedom Drive, Reston, VA 22090
(13)  157 Backbone Road, Sewickley, PA 15143
(14)  One PPG Place, Suite 2210, Pittsburgh, PA 15222
(15)  1422 Euclid Avenue, Suite 1400, Cleveland, OH 44115
(16)  1000 Six PPG Place, Pittsburgh, PA 15222
(17)  781 Weed Street, New Canaan, CT 06840
(18)  787 Seventh Avenue, New York, NY 10019

                              POSITION SYMBOL KEY
                          ----------------------------

CB        --   Chairman of the Board
P         --   President
SVP       --   Senior Vice President
VP        --   Vice President
S         --   Secretary
T         --   Treasurer
Cn        --   Controller
D         --   Director
CFO       --   Chief Financial Officer
GC        --   General Counsel
CC        --   Chief Counsel
AGC       --   Associate General Counsel
SAVP      --   Senior Assistant Vice President
AVP       --   Assistant Vice President
AS        --   Assistant Secretary
AT        --   Assistant Treasurer
ACn       --   Assistant Controller
AtGC      --   Assistant General Counsel
GM        --   General Manager
r         --   Remuneration
df        --   Directors' fees

Part I. Names, principal business address and positions held as of December 31, 1998
--------------------------------------------------------------------------------

                                                -------------------------------------------------------------------------------
                                                Parent   Service      CNG         Hope       East       Peoples      Virginia
                                                Company  Company  Transmission    Gas      Ohio Gas   Natural Gas  Natural Gas
-------------------------------------------------------------------------------------------------------------------------------
 Adams, R. L.          Pittsburgh, PA      (1)    SVP    SVP-D-r      P-D
 Atkinson, S.L.        Clarksburg, WV      (3)                        S-r
 Bamburg, T. J.        Pittsburgh, PA     (10)
-------------------------------------------------------------------------------------------------------------------------------
 Baril, D. C.          New Orleans, LA     (5)
 Barrack, W. S., Jr.   New Canaan, CT    (17)    D-df
 Bartels, M. G.        Cleveland, OH       (4)                                            VP-S-T-D-r
-------------------------------------------------------------------------------------------------------------------------------
 Borneman, D. W.       Pittsburgh, PA      (1)           SAVP-r
 Boswell, W. P.        Pittsburgh, PA      (2)                                     GC                 VP-GC-S-D-r
 Brakeman, B. F.       Cleveland, OH       (4)                                              VP-D-r
-------------------------------------------------------------------------------------------------------------------------------
 Brown, H. E.          Clarksburg, WV      (3)                    VP-GC-AS-D-r
 Butera, J. E.         Pittsburgh, PA      (1)            AVP-r
 Carter, G. B.         Clarksburg, WV      (3)                       VP-D-r
-------------------------------------------------------------------------------------------------------------------------------
 Causey, J. L.         Norfolk, VA         (6)              D                                                         P-D-r
 Chamberlain, A. R.    Norfolk, VA         (6)                                                                         VP-r
 Chandler, N. F.       Pittsburgh, PA      (1)    AS      AS-r
-------------------------------------------------------------------------------------------------------------------------------
 Chase, D. S.          Reston, VA         (12)
 Connell, D. W.        Pittsburgh, PA      (1)            VP-r
 Connolly, J. W.       Pittsburgh, PA     (13)   D-df
-------------------------------------------------------------------------------------------------------------------------------
 Corbett, F. J.        Norfolk, VA         (6)                                                                        VP-D-r
 Crittenden, J. A.     Pittsburgh, PA      (1)              r
 Dailey, J. C.         Pittsburgh, PA      (2)                                                           AS-r
-------------------------------------------------------------------------------------------------------------------------------
 Davidson, G. A., Jr.  Pittsburgh, PA      (1)   CB-D    CB-D-r
 Deschamps, G. W.      Pittsburgh, PA      (1)            VP-r
 Dodd, T. E.           Pittsburgh, PA     (10)              r
-------------------------------------------------------------------------------------------------------------------------------
 Elliott, R. S.        Clarksburg, WV      (7)                                    AS-r
 Fickenscher, D. A.    Norfolk, VA         (6)                                                                     VP-GC-S-D-r
 Fleming, A. D.        New Orleans, LA     (5)
-------------------------------------------------------------------------------------------------------------------------------
 Flinn, J. A.          Pittsburgh, PA      (2)                                                            D-r
 Fox, W. A.            Pittsburgh, PA      (2)              D                     P-D                    P-D-r
 Fratangelo, R. D.     Pittsburgh, PA      (1)            VP-r
-------------------------------------------------------------------------------------------------------------------------------
 Funk, C. T., Jr.      Pittsburgh, PA      (1)            VP-r
 Galvin, R. E.         Houston, TX         (8)   D-df
 Garbe, T. F.          Pittsburgh, PA      (1)    Cn      Cn-r
-------------------------------------------------------------------------------------------------------------------------------
 Garrett, J. W.        Pittsburgh, PA      (1)            VP-r
 George, S. G.         Pittsburgh, PA      (2)                                   CC-S-D                ASG-AS-r
 Greer, M. D.          Clarksburg, WV      (3)                       VP-D-r
-------------------------------------------------------------------------------------------------------------------------------
 Gregg, P. P.          New Orleans, LA     (5)
 Groves, R. J.         New York, NY      (18)    D-df
 Haas, R. A., Jr.      Pittsburgh, PA      (1)            VP-r
-------------------------------------------------------------------------------------------------------------------------------
 Halbritter, M. A.     Cleveland, OH       (4)                                            VP-GC-D-r
 Hunter, W. R.         Norfolk, VA         (6)                                                                       Cn-T-D-r
 Jacquet, T. J.        New Orleans, LA     (5)
-------------------------------------------------------------------------------------------------------------------------------
 Jeffries, G. A.       Pittsburgh, PA     (10)
 Johns, D. M., Jr.     New Orleans, LA     (5)
-------------------------------------------------------------------------------------------------------------------------------

Address key and position symbol key are located on page 13.

--------------------------------------------------------------------------------

Name of System Companies with Which Connected
----------------------------------------------------------------------------------------------------------------------------------
    CNG       CNG Power  CNG Power  CNG Products       CNG        CNG         CNG        Consolidated    CNG      CNG       CNG
 Producing    Services    Company   and Services  International  Retail  Field Services      LNG       Research   Coal   Financial
----------------------------------------------------------------------------------------------------------------------------------

                                                                                              AS
                                                                  VP-r
----------------------------------------------------------------------------------------------------------------------------------
    AS-r                                                                                                            S


----------------------------------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------------------
                                                                              GC-S


----------------------------------------------------------------------------------------------------------------------------------


                                                                                                          S                  S-D
----------------------------------------------------------------------------------------------------------------------------------
                                                      VP-r


----------------------------------------------------------------------------------------------------------------------------------

                  S          S           S                         S

----------------------------------------------------------------------------------------------------------------------------------


                 VP        VP-GM         VP                        VP
----------------------------------------------------------------------------------------------------------------------------------


    VP-r
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                               D
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
SVP-CFO-D-r                                                                                                       VP-T-D


----------------------------------------------------------------------------------------------------------------------------------


    AS-r
----------------------------------------------------------------------------------------------------------------------------------
                 AS         AS           AS                       AS-r
 VP-GC-S-r                                                                                                       GC-AS-D
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                -----------------------------------------------------------------------------------
                                                Parent     Service        CNG        Hope         East       Peoples     Virginia
                                                Company    Company    Transmission    Gas       Ohio Gas   Natural Gas  Natural Gas
-----------------------------------------------------------------------------------------------------------------------------------
 Jones, B. E.          Washington, DC     (11)              VP-r
 Klink, B. C.          Cleveland, OH       (4)                                                   VP-D-r
 Koeppel, H. K.        Reston, VA         (12)
-----------------------------------------------------------------------------------------------------------------------------------
 Kovach, R. A.         Cleveland, OH       (4)                                                   VP-D-r
 Lego, P. E.           Pittsburgh, PA     (14)   D-df
 Lewis, J.             New Orleans, LA     (5)
-----------------------------------------------------------------------------------------------------------------------------------
 Magnuson, M. G.       Washington, DC     (11)            VP-AtGC-r
 Marks, E. J., III     Pittsburgh, PA      (1)              AS-r           AS
 Mayernick, C. S.      Pittsburgh, PA      (2)                                                                 D-r
-----------------------------------------------------------------------------------------------------------------------------------
 McGreevy, S. R.       Pittsburgh, PA      (1)    VP        VP-r                                                            D
 McKean, T. D.         Reston, VA         (12)
 McKenna, M. A.        Cambridge, MA      (9)    D-df
-----------------------------------------------------------------------------------------------------------------------------------
 McKeown, L. J.        Pittsburgh, PA      (1)     S         S-r                                   AS
 Meyer, D. S.          Pittsburgh, PA      (2)                                                               VP-D-r
 Millet, D. G.         New Orleans, LA     (5)
-----------------------------------------------------------------------------------------------------------------------------------
 Minter, S. A.         Cleveland, OH      (15)   D-df
 Mola, E. C.           Reston, VA         (12)
 Moore, T. L.          Clarksburg, WV      (3)                            D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Newland, T. D.        Cleveland, OH       (4)                D                                  P-D-r
 Nicholas, G. A.       Clarksburg, WV      (7)                                      VP-GM-D-r
 Nichols, C. J.        New Orleans, LA     (5)
-----------------------------------------------------------------------------------------------------------------------------------
 Owens, R. M.          Clarksburg, WV      (7)                                        T-D-r                    T-D
 Reppert, S. L.        Norfolk, VA         (6)                                                                           AS-AT-r
 Riley, H. P.          New Orleans, LA     (5)                D
-----------------------------------------------------------------------------------------------------------------------------------
 Riley, P. E.          Pittsburgh, PA     (10)
 Roberts, C. E.        Clarksburg, WV      (3)                             r
 Rutledge, D. B.       New Orleans, LA     (5)
-----------------------------------------------------------------------------------------------------------------------------------
 Sable, R. M., Jr.     Pittsburgh, PA      (1)             VP-T-r
 Schwartz, E. S.       Pittsburgh, PA      (2)                                                                  r
 Simmons, R. P.        Pittsburgh, PA     (16)   D-df
-----------------------------------------------------------------------------------------------------------------------------------
 Skoog, J. H.          Pittsburgh, PA     (10)
 Staton, J. D.         Clarksburg, WV      (3)                          VP-T-D-r
 Strickland, B. E.     Pittsburgh, PA      (2)                                                                 D-r
-----------------------------------------------------------------------------------------------------------------------------------
 Suttle, N. W., Jr.    Clarksburg, WV      (3)                            AT-r         AT
 Sypolt, G. L.         Clarksburg, WV      (3)                           VP-D-r
 Taaffe, G. A., Jr.    Pittsburgh, PA      (1)    AS      VP-AtGC-r                                GC
-----------------------------------------------------------------------------------------------------------------------------------
 Taylor, R. D.         Pittsburgh, PA      (1)              AVP-r
 Thomson, J. S.        Reston, VA         (12)
 Wahl, W. F., III      Pittsburgh, PA      (1)               r
-----------------------------------------------------------------------------------------------------------------------------------
 Wester, T. E.         Pittsburgh, PA      (2)                                                               VP-D-r
 Westfall, D. M.       Pittsburgh, PA      (1)  SVP-CFO  SVP-CFO-D-r
 Whitlinger, M. M.     Pittsburgh, PA      (1)    AT        AT-r
-----------------------------------------------------------------------------------------------------------------------------------
 Williams, S. E.       Pittsburgh, PA      (1)  SVP-GC    SVP-GC-r
 Wright, R. E.         Pittsburgh, PA      (1)              VP-r
 Yoho, M. L.           Clarksburg, WV      (3)                          SVP-D-r
-----------------------------------------------------------------------------------------------------------------------------------

Address key and position symbol key are located on page 13.

--------------------------------------------------------------------------------

Name of System Companies with Which Connected
-------------------------------------------------------------------------------------------------------------------------
    CNG       CNG Power  CNG Power  CNG Products       CNG        CNG         CNG        Consolidated    CNG       CNG
 Producing    Services    Company   and Services  International  Retail  Field Services      LNG       Research    Coal
------------------------------------------------------------------------------------------------------------------------


                                                      VP-r
------------------------------------------------------------------------------------------------------------------------


  SVP-D-r
------------------------------------------------------------------------------------------------------------------------

                 AS         AS           AS            AS         AS           AS             AS

------------------------------------------------------------------------------------------------------------------------

                                                    VP-Cn-T-r

------------------------------------------------------------------------------------------------------------------------
     AS          AS         AS           AS             S         AS           AS

    AT-r                                                                                                            AT
------------------------------------------------------------------------------------------------------------------------

                                                      VP-r

------------------------------------------------------------------------------------------------------------------------


    AT-r
------------------------------------------------------------------------------------------------------------------------
                                                                                              AT

    P-D-r                                               D
------------------------------------------------------------------------------------------------------------------------
                                                                 VP-r
                                                                              VP-D
     r                                                                                                            AS
------------------------------------------------------------------------------------------------------------------------
                  D          D           D                         D
                                                                                            VP-GM

------------------------------------------------------------------------------------------------------------------------
                                                                 VP-r
                                                                              T-D            VP-T

------------------------------------------------------------------------------------------------------------------------

                                                                              P-D

                                                       GC
------------------------------------------------------------------------------------------------------------------------

                                                      P-D-r
                AT-D       AT-D         AT-D                     AT-D
------------------------------------------------------------------------------------------------------------------------

                                                        D                                                          P-D
                  T          T           T             AT          T                          D           AT
------------------------------------------------------------------------------------------------------------------------
                                                        D                                   GC-S-D       P-D


------------------------------------------------------------------------------------------------------------------------


------------
    CNG
 Financial
------------



------------


------------



------------



------------



------------




------------



------------



------------




------------




------------



------------



------------


     AS
------------

      P
     VP-T
------------



------------

Part II. Banking connections

Information concerning all officers and Directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935 as of December 31, 1998, follows:

                                                                           Position Held    Applicable
    Name of Officer                      Name and Location                 in Financial     Exemption
      or Director                    of Financial Institution               Institution        Rule
------------------------  -----------------------------------------------  -------------   ------------
J. W. Connolly            Mellon Bank Corporation* and                      Director            70
                          Mellon Bank, N.A.                                                    (a)
                          Pittsburgh, Pennsylvania

G. A. Davidson, Jr.       PNC Bank Corp.                                    Director            70
                          Pittsburgh, Pennsylvania                                         (a)(c)(e)(f)

S. A. Minter              KeyCorp                                           Director            70
                          Cleveland, Ohio                                                      (a)

R. P. Simmons             PNC Bank Corp.                                    Director            70
                          Pittsburgh, Pennsylvania                                             (a)
R. E. Wright              Dollar Bank                                       Director            70
                          Pittsburgh, Pennsylvania                                            (c)(f)

---------------
* Bank holding company.

Part III. Compensation and other related information

(a) The compensation of Directors and executive officers of system companies:

Information concerning the compensation of the five highest paid Directors and executive officers of the system (with all subsidiaries treated as divisions) for the year 1998 is included in the Registrant's "1999 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the captions "COMPENSATION OF EXECUTIVE OFFICERS--SUMMARY COMPENSATION TABLE" on page 12, and "NON-EMPLOYEE DIRECTORS' COMPENSATION" on page 19, in such proxy statement is hereby incorporated by reference.

(b) Their interest in the securities of system companies including options or other rights to acquire securities:

Information concerning the interest of Directors and executive officers in the securities of system companies, including options or other rights to acquire securities, is included in the Registrant's "1999 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the following captions in such proxy statement is hereby incorporated by reference: "SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS" on page 11; "OPTION GRANTS IN LAST FISCAL YEAR" on page 13; "TRIANNUAL OPTION GRANTS IN LAST FISCAL YEAR" on page 13; "AGGREGATED NON-QUALIFIED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1998, YEAR-END NON-QUALIFIED STOCK OPTION VALUES" on page 14; and "LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR" on page 14.

ITEM 6.  OFFICERS AND DIRECTORS (Concluded)

(c) Their contracts and transactions with system companies:

Information concerning the contracts and transactions by Directors and executive officers with system companies is included in the Registrant's "1999 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the caption "HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" on page 20 in such proxy statement is hereby incorporated by reference.

(d) Their indebtedness to system companies:

None.

(e) Their participation in bonus and profit-sharing arrangements and other benefits:

Information concerning the participation by Directors and executive officers in other benefits is included in the Registrant's "1999 Notice of Annual Meeting and Proxy Statement" which is filed as Exhibit F.(3) to this Form U5S. Information presented under the captions "LIFE INSURANCE AND RELATED BENEFIT PLANS" on page 20, and "RETIREMENT PROGRAMS" on page 21, in such proxy statement is hereby incorporated by reference.

(f) Their rights to indemnification:

Pursuant to Section 145 of the General Corporation Law of the State of Delaware, in which the Company is incorporated, the Company's by-laws indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company also purchases directors and officers liability insurance with limits of $150 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including Directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Tabulated below for each system company are the expenditures, disbursements, or payments made during the year 1998, directly or indirectly, to or for the account of any citizens group, or public relations counsel. There were no payments made to any political party, candidate for public office or holder of such office, or any committee or agent therefor by the system companies during the year 1998.

                                                                                  Accounts Charged
                                         Name or Number of                          Per Books of
        Name of Company                  Beneficiary(ies)         Purpose        Disbursing Company          Amount
-------------------------------      -------------------------    -------      -----------------------      --------
Parent Company                       Allegheny 2000 Citizens'     Civic        Other income deductions       $75,000
                                       Committee
Parent Company                       One beneficiary              Civic        Other income deductions        $5,000
East Ohio Gas                        Every Child Counts           Civic        Other income deductions       $25,000
                                       Committee (Note 1)
East Ohio Gas                        Four beneficiaries(Note      Civic        Other income deductions        $3,835
                                       1)

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS (Concluded)

------------

Notes:

(1) All beneficiaries are nonprofit and nonpartisan civic organizations tax-exempt under Section 501(c)(4) of the Internal Revenue Code.

(2) The information set forth above with respect to the subsidiary companies of the Parent Company is based upon memoranda submitted to the Parent Company for such purpose by each of its subsidiary companies, which memoranda are in the certified form required by Instruction 2 to ITEM 7. The Parent Company is preserving such memoranda.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between system companies during the year 1998 are as follows:

                                                                                             Date of Contract(s)
 Transaction (Note 1)       Serving Company       Receiving Company     Compensation              (Note 2)
----------------------    -------------------    -------------------    -------------    ---------------------------
Management services       CNG Transmission       Hope Gas                $2,154,011      January 1, 1984
Management services       CNG Transmission       Peoples Natural Gas     $  161,655      June 16, 1989
Management services       CNG Transmission       CNG Producing           $  220,649      December 17, 1981
Management services       CNG Producing          CNG Energy Services     $  115,474      October 1, 1990 (Note 3)
Management services       CNG Energy Services    CNG Power               $  155,693      January 1, 1995
Management services       CNG Energy Services    CNG Power Services      $2,132,733      November 1, 1994
Management services       CNG Energy Services    CNG Retail              $  438,045      February 12, 1997
Management services       Peoples Natural Gas    Hope Gas                $  102,972      August 18, 1995

---------------

Notes:

(1) Contracts for aircraft and management services with aggregate consideration passing between the same companies of less than $100,000 have been omitted.

(2) All contracts were in effect at December 31, 1998, except those involving CNG Energy Services or as otherwise noted.

(3) Of this amount, $73,270 relates to an Information Services and Special Services Agreement dated July 17, 1996.

Part II. Contracts to purchase services or goods between any system company and any affiliate (other than a system company) or any company in which any officer or director of the receiving company is a partner or owns 5 percent or more of any class of equity securities:

None.

Part III. Employment of any person by any system company for the performance on a continuing basis of management, supervisory or financial advisory services:

None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I. Information concerning the interests held by system companies in exempt wholesale generators or foreign utility companies:

1. Information concerning the interests held by system companies in exempt wholesale generators follows.

On November 20, 1998, CNG Power, a wholly owned subsidiary of the Company, sold its 34% limited partnership interest in Lakewood Cogeneration, L.P. (Lakewood Partnership) to Hydra-Co Enterprises, Inc. for $16.5 million. On the same date, CNG Power Services, a wholly owned subsidiary of the Company, sold all of the outstanding capital stock of CNG Lakewood to HCE Lakewood, Inc. for $.5 million. CNG Lakewood, a former wholly owned subsidiary of CNG Power Services, owned a 1% general partnership interest in the Lakewood Partnership. As of December 31, 1998, the Company had no investment remaining in the Lakewood Partnership nor did the Company have any other investments in exempt wholesale generators.

2. Information concerning the interests held by system companies in a foreign utility company (FUCO) follows.

(a) Latin America Fund

CNG International holds a 16.5% limited partnership interest in The Latin America Energy and Electricity Fund I, L.P. (Latin America Fund), a Cayman Islands exempted limited partnership, and an 8.29% general partnership interest in FondElec General Partner, L.P. (FondElec). FondElec holds a 1% general partnership interest in the Latin America Fund. CNG International obtains an indirect ownership interest, equal to its percentage ownership interest in the partnership, in each of the Latin America Fund's investments. Until Mid-1998, the Latin America Fund's business was limited to investing in FUCOs in Latin America. The Latin America Fund had investments in three FUCOs and a foreign pipeline as of December 31, 1998.

The name and business address of the Latin America Fund are as follows:

        The Latin America Energy and Electricity Fund I, L.P.
        Stamford Harbor Park, 333 Ludlow Street, Stamford, CT 06902

(b) At December 31, 1998, CNG International's investment in the Latin America Fund totaled $9,158,000. CNG International's total commitment for investment in the Latin America Fund is $10,000,000. The balance will fund additional investments and operating costs. There have been no transfers of assets from a CNG affiliate to any FUCO in which the Latin America Fund has an interest.

(c) The Latin America Fund is an equity investment fund and as such has a capital structure consisting of equity funds contributed by its partners. Accordingly, there is no meaningful debt to equity ratio for the Latin America Fund. The Latin America Fund had a net loss of $2,847,538 for the year ended December 31, 1998.

(d) There are no service, sales or construction contracts between the Latin America Fund, or any FUCOs in which the Latin America Fund has an interest, and a CNG system company.

3. Information concerning other interests held by system companies in FUCOs follows.

(a) Argentine FUCOs

In December 1997, CNG International acquired ownership interests in two gas utility holding companies, Sodigas Pampeana S.A. and Sodigas Sur S.A., and in an electric utility holding company, Buenos Aires Energy Company (BAECO), from CEI Citicorp Holdings S.A. in Argentina. In March 1998, CNG International purchased additional interests in Sodigas Pampeana, S.A., Sodigas Sur S.A. and BAECO bringing the Company's ownership interests in these entities to 21.55%, 21.55%, and 25%, respectively. The gas utility holding companies have ownership interests in two gas distribution companies, Camuzzi Gas Pampeana S.A. (Camuzzi Pampeana) and Camuzzi Gas del Sur S.A. (Camuzzi del Sur), and BAECO has an ownership interest in an electric distribution company, Empresa Distribuidora de Energia Atlantica S.A. (EDEA). Camuzzi Pampeana, Camuzzi del Sur and EDEA are FUCOs.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)

Camuzzi Pampeana serves approximately 770,000 customers in Buenos Aires province (but not in the city of Buenos Aires itself). Camuzzi del Sur serves approximately 358,000 customers in Argentina to the south of Buenos Aires. Camuzzi Pampeana and Camuzzi del Sur own, in the aggregate, approximately 5,400 miles of natural gas pipelines and 19,000 miles of natural gas distribution mains and networks. Camuzzi Pampeana and Camuzzi del Sur together sell approximately 235 Bcf of natural gas per year.

EDEA serves approximately 400,000 electric customers in the province of Buenos Aires, delivering about 1,800 gigawatt-hours a year. EDEA's electrical distribution network consists of approximately 5,900 miles of high-, medium-, and low-tension power lines with approximately 3,000 supporting substations which transform energy to lower tensions for connection to many of EDEA's customers.

The name and business address of the Argentine FUCOs are as follows:

     Camuzzi Pampeana
     and Camuzzi del Sur:                         Av. Alicia Moreau de Justo 240, 3rd Floor
                                                  (1107) Buenos Aires, Argentina
     EDEA:                                        Av. Pedro Luro 2937, 7th Floor
                                                  (7600) Mar del Plata, Buenos Aires, Argentina

(b) At December 31, 1998, CNG International's investment in the Argentine holding companies was as follows:

Sodigas Pampeana............................................  $ 54,289,000
Sodigas Sur.................................................    35,489,000
BAECO.......................................................    33,004,000
                                                              ------------
Total.......................................................  $122,782,000
                                                              ============

There have been no transfer of assets from a CNG affiliate to any of the FUCOs in which Sodigas Pampeana, Sodigas Sur or BAECO has an interest.

(c) The capital structure and earnings for the Argentine holding companies as of and for the year ended December 31, 1998, are as follows:

                                            Capital Structure
                                            -----------------
                                            Debt       Equity       Earnings (Loss)
                                            ----       ------       ---------------
Sodigas Pampeana..........................  45%         55%           $10,297,866
Sodigas Sur...............................  44%         56%           $14,383,636
BAECO.....................................  73%         27%           $(1,750,950)

(d) There are no service, sales or construction contracts between the Argentine holding companies, or any FUCOs in which they hold an interest, and a CNG system company.

Part II. Relationship of FUCOs to system companies, and financial data:

Organization charts showing the relationship of the FUCOs to other system companies are filed as Exhibit H to this Form U5S. Financial statements of the FUCOs are filed as Exhibit I to this Form U5S.

Part III. Investment in FUCOs:

The Company's aggregate investment in the FUCOs totaled $129,958,000, at December 31, 1998. The ratio of the Registrant's aggregate investment in the FUCOs to the Registrant's aggregate capital investment in its domestic public utility subsidiaries was 9.4% at December 31, 1998.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998

                                     INDEX

                                                               Page
                                                              ------
Report of Independent Accountants...........................      25
CONSOLIDATED NATURAL GAS COMPANY:
  Consolidating Balance Sheet...............................      26
  Consolidating Income Statement............................      30
  Consolidating Statement of Retained Earnings..............      32
  Consolidating Statement of Cash Flows.....................      34
  Consolidating Balance Sheet Supplement....................      36
  Consolidating Income Statement Supplement.................      40
  Consolidating Statement of Retained Earnings Supplement...      42
  Consolidating Statement of Cash Flows Supplement..........      44
CNG TRANSMISSION CORPORATION:
  Consolidating Balance Sheet...............................      46
  Consolidating Income Statement............................      48
  Consolidating Statement of Retained Earnings..............      49
  Consolidating Statement of Cash Flows.....................      50
CNG PRODUCING COMPANY:
  Consolidating Balance Sheet...............................      52
  Consolidating Income Statement............................      54
  Consolidating Statement of Retained Earnings..............      55
  Consolidating Statement of Cash Flows.....................      56
CNG ENERGY SERVICES CORPORATION:
  Consolidating Income Statement............................      58
  Consolidating Statement of Retained Earnings..............      59
  Consolidating Statement of Cash Flows.....................      60
CNG POWER COMPANY (Note 2):
  Consolidating Income Statement............................      62
  Consolidating Statement of Retained Earnings..............      63
  Consolidating Statement of Cash Flows.....................      64
CNG PRODUCTS AND SERVICES, INC. (Note 2):
  Consolidating Income Statement............................      66
  Consolidating Statement of Retained Earnings..............      67
  Consolidating Statement of Cash Flows.....................      68
CNG POWER SERVICES CORPORATION:
  Consolidating Balance Sheet...............................      70
  Consolidating Income Statement............................      72
  Consolidating Statement of Retained Earnings..............      73
  Consolidating Statement of Cash Flows.....................      74
CNG INTERNATIONAL CORPORATION:
  Consolidating Balance Sheet...............................      76
  Consolidating Income Statement............................      78
  Consolidating Statement of Retained Earnings..............      79
  Consolidating Statement of Cash Flows.....................      80
CNG CAYMAN ONE LTD:
  Consolidating Balance Sheet...............................      82
  Consolidating Income Statement............................      84
  Consolidating Statement of Retained Earnings..............      85
  Consolidating Statement of Cash Flows.....................      86

                                                               Page
                                                              ------
CNG CAYMAN TWO LTD:
  Consolidating Statement of Cash Flows.....................      88
CNG CAYMAN THREE LTD:
  Consolidating Balance Sheet...............................      90
  Consolidating Income Statement............................      92
  Consolidating Statement of Retained Earnings..............      93
  Consolidating Statement of Cash Flows.....................      94
CNG POWER COMPANY (Note 3):
  Consolidating Balance Sheet...............................      96
  Consolidating Income Statement............................      98
  Consolidating Statement of Retained Earnings..............      99
  Consolidating Statement of Cash Flows.....................     100
CNG PRODUCTS AND SERVICES, INC. (Note 3):
  Consolidating Balance Sheet...............................     102
  Consolidating Income Statement............................     104
  Consolidating Statement of Retained Earnings..............     105
  Consolidating Statement of Cash Flows.....................     106
Notes to Consolidated Financial Statements..................  Note 1

---------------
Note 1: The Notes to Consolidated Financial Statements appearing on pages 28 to 58 of Exhibit 99 to Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1998, are incorporated herein by reference.

Note 2: For the period January 1 through July 31, 1998.

Note 3: For the period August 1 through December 31, 1998.

EXHIBITS
A list of the exhibits is on page 107.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Consolidated Natural Gas Company

In our opinion, the consolidating financial statements of Consolidated Natural Gas Company listed in the accompanying index on page 23 together with the Notes thereto incorporated by reference to Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 present fairly, in all material respects, the consolidated financial position of Consolidated Natural Gas Company and its subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 26 through 106 is presented for purposes of complying with the requirements of the Public Utility Holding Company Act of 1935 rather than to present financial position, results of operations, and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on pages 26 through 106 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219-9954
February 9, 1999, except for Note 19, which is as of February 22, 1999

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                        CONSOLIDATED
                                      -----------------   Eliminations                              ---------------------
                                             CNG              and         Combined                                CNGT
Assets                                and Subsidiaries    Adjustments*      Total         CNG        CNGSvc    (Page 46)
------                                -----------------   ------------   -----------   ----------   --------   ----------
PROPERTY, PLANT AND EQUIPMENT (Note
  5)
Gas utility and other plant.........     $ 5,091,793      $    (2,228)   $ 5,094,021   $       --   $ 40,975   $2,104,834
Accumulated depreciation and
  amortization......................      (1,999,484)             376     (1,999,860)          --    (13,961)    (906,969)
                                         -----------      -----------    -----------   ----------   --------   ----------
    Net gas utility and other
       plant........................       3,092,309           (1,852)     3,094,161           --     27,014    1,197,865
                                         -----------      -----------    -----------   ----------   --------   ----------
Exploration and production
  properties........................       4,080,672               --      4,080,672           --         --      228,132
Accumulated depreciation and
  amortization......................      (2,734,517)          24,565     (2,759,082)          --         --     (202,987)
                                         -----------      -----------    -----------   ----------   --------   ----------
    Net exploration and production
       properties...................       1,346,155           24,565      1,321,590           --         --       25,145
                                         -----------      -----------    -----------   ----------   --------   ----------
    Net property, plant and
       equipment....................       4,438,464           22,713      4,415,751           --     27,014    1,223,010
                                         -----------      -----------    -----------   ----------   --------   ----------
INVESTMENTS
Stocks of subsidiary companies, at
  equity -- consolidated............              --       (2,506,555)     2,506,555    2,506,555         --           --
Notes of subsidiary companies --
  consolidated......................              --       (1,113,471)     1,113,471    1,113,471         --           --
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total investments............              --       (3,620,026)     3,620,026    3,620,026         --           --
                                         -----------      -----------    -----------   ----------   --------   ----------
CURRENT ASSETS
Cash and temporary cash
  investments.......................         135,453               --        135,453        1,221     82,290        3,952
Accounts receivable
  Customers.........................         363,503               --        363,503        2,154         --       53,198
  Unbilled revenues and other.......         221,833               --        221,833          116      6,640       (2,687)
  Allowance for doubtful accounts...         (23,039)              --        (23,039)        (978)        --          (27)
Receivables from affiliated
  companies -- consolidated.........              --       (1,525,323)     1,525,323      772,163    598,149       41,648
Inventories, at cost
  Gas stored -- current portion
    (Note 9)........................         120,665           (2,062)       122,727           --         --           --
  Materials and supplies (average
    cost method)....................          27,940               --         27,940           --         15       10,842
Unrecovered gas costs (Note 4)......          34,860               --         34,860           --         --       30,516
Deferred income taxes -- current
  (net) (Note 8)....................          21,786           (4,172)        25,958           --         --        2,323
Prepayments and other current
  assets............................         258,899               --        258,899       66,168        193       46,570
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total current assets.........       1,161,900       (1,531,557)     2,693,457      840,844    687,287      186,335
                                         -----------      -----------    -----------   ----------   --------   ----------
REGULATORY AND OTHER ASSETS
Other investments...................         302,307               --        302,307        1,625         --       36,785
Deferred charges and other assets
  (Notes 4, 6, 7, 8, and 16)........         459,229          (98,391)       557,620       38,895     17,795       86,635
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total regulatory and other
         assets.....................         761,536          (98,391)       859,927       40,520     17,795      123,420
                                         -----------      -----------    -----------   ----------   --------   ----------
       Total assets.................     $ 6,361,900      $(5,227,261)   $11,589,161   $4,501,390   $732,096   $1,532,765
                                         ===========      ===========    ===========   ==========   ========   ==========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                        SUBSIDIARIES
  ------------------------------------------------------------------------------------------------------------------------
                                                                                           CNG                   Other
                                                     CNGP        CNGPSC       CNGI        Field       CNG     Subsidiaries
     EOG          PNG         VNG        HGI       (Page 52)    (Page 70)   (Page 76)   Services    Retail     (Page 36)
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
  $1,519,051   $ 672,541   $ 530,866   $188,848   $        --   $     --    $  1,969    $ 21,063    $ 8,011     $  5,863
    (625,678)   (228,816)   (145,539)   (74,155)           --         --        (340)         --     (1,809)      (2,593)
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
     893,373     443,725     385,327    114,693            --         --       1,629      21,063      6,202        3,270
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
          --          --          --         --     3,852,540         --          --          --         --           --
          --          --          --         --    (2,556,095)        --          --          --         --           --
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
          --          --          --         --     1,296,445         --          --          --         --           --
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
     893,373     443,725     385,327    114,693     1,296,445         --       1,629      21,063      6,202        3,270
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
          --          --          --         --            --         --          --          --         --           --
          --          --          --         --            --         --          --          --         --           --
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
          --          --          --         --            --         --          --          --         --           --
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
      16,932       5,780       2,018      4,899         6,872         --      10,447         366        145          531
     184,561      69,234      15,259     18,312         1,947         --          --      11,946      5,065        1,827
      73,441       8,499      14,184     20,227       100,973         --         389         (11)        13           49
      (2,640)     (6,179)       (601)   (10,416)       (1,000)        --          --        (592)      (501)        (105)
       5,946       5,622       1,196      2,645         4,399         --       1,727       9,119     12,976       69,733
      62,528      14,004      21,627      9,690            --         --          --          --     14,878           --
      10,390       2,179         623        689         1,592         --          --          --         54        1,556
          --       4,344          --         --            --         --          --          --         --           --
      17,710          --       2,290      3,594            41         --          --          --         --           --
      99,892      22,247         360      4,131        10,249         --           3       3,743      5,258           85
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
     468,760     125,730      56,956     53,771       125,073         --      12,566      24,571     37,888       73,676
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
       1,025          --          55      2,125            --         --     209,578          --         --       51,114
     204,206     171,213       7,065     20,715         4,693         --          30        (129)     2,599        3,903
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
     205,231     171,213       7,120     22,840         4,693         --     209,608        (129)     2,599       55,017
  ----------   ---------   ---------   --------   -----------   --------    --------    --------    -------     --------
  $1,567,364   $ 740,668   $ 449,403   $191,304   $ 1,426,211   $     --    $223,803    $ 45,505    $46,689     $131,963
  ==========   =========   =========   ========   ===========   ========    ========    ========    =======     ========

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                        CONSOLIDATED
                                      ----------------   Eliminations                              ---------------------
                                            CNG              and         Combined                                CNGT
Stockholders' Equity and Liabilities  and Subsidiaries   Adjustments*      Total         CNG        CNGSvc    (Page 47)
------------------------------------  ----------------   ------------   -----------   ----------   --------   ----------
CAPITALIZATION
Common stockholders' equity (Note
  10)
  Common stock, par value $2.75 per
    share
    Authorized -- 400,000,000 shares
    Issued -- 95,944,551 shares.....     $  263,848      $(1,861,690)   $ 2,125,538   $  263,848   $     10   $  601,000
  Capital in excess of par value....        571,972          (39,887)       611,859      532,007         --        2,254
  Retained earnings, per
    accompanying statement (Note
    12).............................      1,591,543         (594,969)     2,186,512    1,596,821         --      142,141
  Treasury stock, at cost (495,123
    shares).........................        (26,359)              --        (26,359)     (26,359)        --           --
  Unearned compensation.............         (1,396)          (1,396)            --           --         --           --
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total common stockholders'
       equity.......................      2,399,608       (2,497,942)     4,897,550    2,366,317         10      745,395
                                         ----------      -----------    -----------   ----------   --------   ----------
Long-term debt (Note 13)
  Debentures........................      1,379,729               --      1,379,729    1,379,729         --           --
  Notes payable to
    Registrant -- consolidated......             --       (1,113,471)     1,113,471           --      3,672      343,252
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total long-term debt............      1,379,729       (1,113,471)     2,493,200    1,379,729      3,672      343,252
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total capitalization............      3,779,337       (3,611,413)     7,390,750    3,746,046      3,682    1,088,647
                                         ----------      -----------    -----------   ----------   --------   ----------
CURRENT LIABILITIES
Current maturities on long-term
  debt..............................        111,125               --        111,125      107,125         --           --
Commercial paper (Note 14)..........        558,900               --        558,900      558,900         --           --
Accounts payable....................        423,695           (6,126)       429,821        1,751     15,498       54,971
Payables to affiliated companies --
  consolidated......................             --       (1,519,197)     1,519,197        1,261    691,686       56,243
Estimated rate contingencies and
  refunds (Note 4)..................         78,266               --         78,266           --         --       56,946
Amounts payable to customers (Note
  4)................................         48,339               --         48,339           --         --           --
Taxes accrued.......................        122,788                9        122,779          587       (406)      28,208
Deferred income taxes -- current
  (net) (Note 8)....................             --           (4,172)         4,172           --         --           --
Dividends declared..................         46,277               --         46,277       46,277         --           --
Other current liabilities...........        154,947                5        154,942       25,562      5,108       35,262
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total current liabilities.......      1,544,337       (1,529,481)     3,073,818      741,463    711,886      231,630
                                         ----------      -----------    -----------   ----------   --------   ----------
DEFERRED CREDITS
Deferred income taxes (Note 8)......        780,928            8,119        772,809       (8,279)    (2,815)     184,029
Accumulated deferred investment tax
  credits...........................         24,475               --         24,475           --         --          120
Deferred credits and other
  liabilities (Notes 4, 7 and 8)....        232,823          (94,486)       327,309       22,160     19,343       28,339
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total deferred credits..........      1,038,226          (86,367)     1,124,593       13,881     16,528      212,488
                                         ----------      -----------    -----------   ----------   --------   ----------
COMMITMENTS AND CONTINGENCIES (Note
  17)...............................
                                         ----------      -----------    -----------   ----------   --------   ----------
    Total stockholders' equity and
       liabilities..................     $6,361,900      $(5,227,261)   $11,589,161   $4,501,390   $732,096   $1,532,765
                                         ==========      ===========    ===========   ==========   ========   ==========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                      SUBSIDIARIES
  --------------------------------------------------------------------------------------------------------------------
                                                                                       CNG                   Other
                                                   CNGP       CNGPSC       CNGI       Field       CNG     Subsidiaries
     EOG         PNG        VNG        HGI      (Page 53)    (Page 71)   (Page 77)   Services   Retail     (Page 38)
  ----------   --------   --------   --------   ----------   ---------   ---------   --------   -------   ------------
  $  237,968   $183,535   $148,697   $ 40,900   $  326,000   $ 15,520    $215,550    $ 13,670   $ 6,000     $ 72,840
      19,975         --     57,603         --           --         --          --          --        --           20
     193,330     75,776      3,198     12,803      201,664    (18,187)     (9,231)      8,509    (5,888)     (14,424)
          --         --         --         --           --         --          --          --        --           --
          --         --         --         --           --         --          --          --        --           --
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
     451,273    259,311    209,498     53,703      527,664     (2,667)    206,319      22,179       112       58,436
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
          --         --         --         --           --         --          --          --        --           --
     165,700    132,605     79,000     33,204      329,125         --      15,000          --        --       11,913
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
     165,700    132,605     79,000     33,204      329,125         --      15,000          --        --       11,913
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
     616,973    391,916    288,498     86,907      856,789     (2,667)    221,319      22,179       112       70,349
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
          --         --      4,000         --           --         --          --          --        --           --
          --         --         --         --           --         --          --          --        --           --
     109,440     31,159     21,478     15,626      156,415         --         727      13,676     8,279          801
     398,437     77,672     79,224     40,128       75,942         --         734       7,856    37,041       52,973
      16,121      3,122      2,077         --           --         --          --          --        --           --
      42,424         --      5,915         --           --         --          --          --        --           --
      77,523      3,678     (2,190)     6,800        5,510         --         270         991     1,297          511
          --      4,172         --         --           --         --          --          --        --           --
          --         --         --         --           --         --          --          --        --           --
      13,611     24,059     11,397      4,155       30,493      2,667         437         488       873          830
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
     657,556    143,862    121,901     66,709      268,360      2,667       2,168      23,011    47,490       55,115
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
     180,423    134,195      9,542     13,192      257,178         --        (250)         --      (905)       6,499
      10,971      8,245      2,836      2,303           --         --          --          --        --           --
     101,441     62,450     26,626     22,193       43,884         --         566         315        (8)          --
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
     292,835    204,890     39,004     37,688      301,062         --         316         315      (913)       6,499
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
  ----------   --------   --------   --------   ----------   --------    --------    --------   -------     --------
  $1,567,364   $740,668   $449,403   $191,304   $1,426,211   $     --    $223,803    $ 45,505   $46,689     $131,963
  ==========   ========   ========   ========   ==========   ========    ========    ========   =======     ========

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                               CONSOLIDATED
                                             ----------------   Eliminations                           --------------------
                                                   CNG              and         Combined                            CNGT
                                             and Subsidiaries   Adjustments*     Total        CNG       CNGSvc    (Page 48)
                                             ----------------   ------------   ----------   --------   --------   ---------
OPERATING REVENUES
Regulated gas sales........................     $1,373,691       $  (5,395)    $1,379,086   $     --   $     --   $     --
Nonregulated gas sales.....................        494,419         (40,071)       534,490         --         --     32,766
                                                ----------       ---------     ----------   --------   --------   --------
      Total gas sales......................      1,868,110         (45,466)     1,913,576         --         --     32,766
Gas transportation and storage.............        545,933         (97,762)       643,695         --         --    445,316
Other......................................        346,363        (132,462)       478,825         --    126,911     51,373
                                                ----------       ---------     ----------   --------   --------   --------
      Total operating revenues (Note 4)....      2,760,406        (275,690)     3,036,096         --    126,911    529,455
                                                ----------       ---------     ----------   --------   --------   --------
OPERATING EXPENSES
Purchased gas..............................        900,401        (146,625)     1,047,026         --         --     46,559
Liquids, capacity and other products
  purchased................................        145,277              --        145,277         --         --     18,754
Operation expense (Note 6).................        618,010        (129,066)       747,076      9,523    114,991    136,807
Maintenance................................         90,368              --         90,368         --      1,710     28,701
Depreciation and amortization (Note 5).....        329,913             871        329,042         --      4,835     62,665
Taxes, other than income taxes.............        179,299              --        179,299      2,193      3,587     35,011
                                                ----------       ---------     ----------   --------   --------   --------
      Subtotal.............................      2,263,268        (274,820)     2,538,088     11,716    125,123    328,497
                                                ----------       ---------     ----------   --------   --------   --------
      Operating income before income
         taxes.............................        497,138            (870)       498,008    (11,716)     1,788    200,958
Income taxes (Note 8)......................        129,649            (319)       129,968    (12,190)        --     64,728
                                                ----------       ---------     ----------   --------   --------   --------
      Operating income.....................        367,489            (551)       368,040        474      1,788    136,230
                                                ----------       ---------     ----------   --------   --------   --------
OTHER INCOME
Interest revenues..........................          3,165          (4,674)         7,839        725          1        329
Other -- net...............................         31,535              --         31,535     (3,569)       (20)     9,788
Equity in earnings of subsidiary
  companies -- consolidated................             --        (257,186)       257,186    257,186         --         --
Interest revenues from affiliated
  companies -- consolidated................             --        (118,789)       118,789    112,619         15      2,740
                                                ----------       ---------     ----------   --------   --------   --------
      Total other income...................         34,700        (380,649)       415,349    366,961         (4)    12,857
                                                ----------       ---------     ----------   --------   --------   --------
      Income before interest charges.......        402,189        (381,200)       783,389    367,435      1,784    149,087
                                                ----------       ---------     ----------   --------   --------   --------
INTEREST CHARGES
Interest on long-term debt.................        106,307         (93,522)       199,829    106,084        999     26,610
Other interest expense.....................         19,659         (29,940)        49,599     23,554        785        416
Allowance for funds used during
  construction.............................        (11,488)             --        (11,488)        --         --       (778)
                                                ----------       ---------     ----------   --------   --------   --------
      Total interest charges...............        114,478        (123,462)       237,940    129,638      1,784     26,248
                                                ----------       ---------     ----------   --------   --------   --------
INCOME FROM CONTINUING OPERATIONS..........        287,711        (257,738)       545,449    237,797         --    122,839
DISCONTINUED OPERATIONS (NOTE 2)
Loss from discontinued energy marketing
  services operations, net of applicable
  tax benefit..............................        (17,238)            (39)       (17,199)        --         --         --
Loss from disposal of energy marketing
  services operations, including provision
  for operating losses during the phase out
  period, net of applicable tax benefit....        (31,707)             57        (31,764)       969         --         --
                                                ----------       ---------     ----------   --------   --------   --------
NET INCOME.................................     $  238,766       $(257,720)    $  496,486   $238,766   $     --   $122,839
                                                ==========       =========     ==========   ========   ========   ========
Earnings per common share (Note 3)                   BASIC         DILUTED
Income from continuing operations..........          $3.03           $3.00
  Loss from discontinued operations........           (.18)           (.18)
  Loss from disposal of discontinued
    operations.............................           (.33)           (.33)
                                                ----------       ---------
Net Income.................................          $2.52           $2.49
                                                ==========       =========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                    SUBSIDIARIES
  -----------------------------------------------------------------------------------------------------------------
                                                                                                   CNG                   Other
                                                  CNGP        CNGESC      CNGPSC       CNGI       Field       CNG     Subsidiaries
     EOG         PNG        VNG        HGI      (Page 54)   (Page 58)    (Page 72)   (Page 78)   Services   Retail     (Page 40)
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
  $  902,408   $204,725   $179,063   $ 90,193   $     --    $       --   $     --     $    --    $    --    $    --     $ 2,697
          --         --         --         --    359,596        54,810         --          --     52,287     35,031          --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
     902,408    204,725    179,063     90,193    359,596        54,810         --          --     52,287     35,031       2,697
      99,032     87,678      4,345      6,879        436            --         --          --          9         --          --
      17,539     10,403      6,395      3,199    236,223        14,341         --       1,183      2,688      2,789       5,781
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
   1,018,979    302,806    189,803    100,271    596,255        69,151         --       1,183     54,984     37,820       8,478
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
     577,632    117,930     93,405     46,305     39,972        49,538         --          --     44,928     30,757          --
          --         --         --         --    115,397         6,512         --          --        165      2,243       2,206
     179,639     66,809     39,903     24,803    148,119         7,163         --       5,507      3,015      4,701       6,096
      23,235     16,213      5,336      5,795      9,133            33         --          13          4        195          --
      38,582     18,438     12,671      5,373    179,423         1,674         --         176         --      5,082         123
      94,073     19,483      9,577      8,442      5,925           298          1         152        149        487         (79)
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
     913,161    238,873    160,892     90,718    497,969        65,218          1       5,848     48,261     43,465       8,346
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
     105,818     63,933     28,911      9,553     98,286         3,933         (1)     (4,665)     6,723     (5,645)        132
      29,663     19,772      6,992      1,887     17,239         2,803         35      (3,539)     2,735     (2,180)      2,023
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
      76,155     44,161     21,919      7,666     81,047         1,130        (36)     (1,126)     3,988     (3,465)     (1,891)
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
       5,028        284         --        109        737            39          1         331          9         22         224
       2,561      4,034          4         79        127         4,757        148       8,879         --        (14)      4,761
          --         --         --         --         --            --         --          --         --         --          --
          --         --         --          1        381         1,145         21          19         52         --       1,796
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
       7,589      4,318          4        189      1,245         5,941        170       9,229         61          8       6,781
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
      83,744     48,479     21,923      7,855     82,292         7,071        134       8,103      4,049     (3,457)      4,890
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
      17,018     10,765      6,837      2,773     24,724           900         --       2,593         76         --         450
      11,750      1,913      2,782        613      1,522         1,709         --       3,001         54        543         957
      (2,142)      (432)      (210)      (101)    (7,825)           --         --          --         --         --          --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
      26,626     12,246      9,409      3,285     18,421         2,609         --       5,594        130        543       1,407
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
      57,118     36,233     12,514      4,570     63,871         4,462        134       2,509      3,919     (4,000)      3,483
          --         --         --         --         --       (12,885)    (4,314)         --         --         --          --
          --         --         --         --         --       (27,916)    (4,817)         --         --         --          --
  ----------   --------   --------   --------   --------    ----------   --------     -------    -------    -------     -------
  $   57,118   $ 36,233   $ 12,514   $  4,570   $ 63,871    $  (36,339)  $ (8,997)    $ 2,509    $ 3,919    $(4,000)    $ 3,483
  ==========   ========   ========   ========   ========    ==========   ========     =======    =======    =======     =======

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                      CONSOLIDATED
                                    ----------------   Eliminations                             --------------------
                                          CNG              and         Combined                              CNGT
                                    and Subsidiaries   Adjustments*     Total         CNG        CNGSvc    (Page 49)
                                    ----------------   ------------   ----------   ----------   --------   ---------
RETAINED EARNINGS
Balance at December 31, 1997......     $1,539,587       $(547,161)    $2,086,748   $1,543,753   $     --   $ 147,251
Transfer of subsidiaries by CNG
  Energy Services through
  liquidating distribution to
  Parent Company..................             --          (9,624)         9,624           --         --          --
Net income for the year 1998 per
  accompanying income statement...        238,766        (257,720)       496,486      238,766         --     122,839
                                       ----------       ---------     ----------   ----------   --------   ---------
         Total....................      1,778,353        (814,505)     2,592,858    1,782,519         --     270,090
Sale of CNG Energy Services common
  stock by Parent Company and
  assumption of remaining assets
  and liabilities of CNG Energy
  Services by Parent Company......             --         (54,519)        54,519           --         --          --
Dividends declared on common
  stock -- cash (Note 10).........       (185,758)        274,055       (459,813)    (185,758)        --    (127,949)
Pension liability adjustment (Note
  7)..............................             60              --             60           60         --          --
Cumulative translation
  adjustment......................         (1,112)             --         (1,112)          --         --          --
                                       ----------       ---------     ----------   ----------   --------   ---------
Balance at December 31, 1998 (Note
  12).............................     $1,591,543       $(594,969)    $2,186,512   $1,596,821   $     --   $ 142,141
                                       ==========       =========     ==========   ==========   ========   =========

---------------
 * The elimination journal entries pertaining to this consolidating financial statement are prepared in detail form, showing the amounts pertaining to the Registrant and each subsidiary company, and are preserved with the Registrant's copy of this Form U5S.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                          SUBSIDIARIES
  ----------------------------------------------------------------------------------------------------------------------------
                                                                                               CNG                   Other
                                               CNGP       CNGESC      CNGPSC       CNGI       Field       CNG     Subsidiaries
    EOG        PNG        VNG        HGI     (Page 55)   (Page 59)   (Page 73)   (Page 79)   Services   Retail     (Page 42)
  --------   --------   --------   -------   ---------   ---------   ---------   ---------   --------   -------   ------------
  $201,035   $ 74,065   $  4,034   $14,644   $157,793    $(11,480)   $ (9,190)   $(10,628)    $   --    $    --     $(24,529)
        --         --         --        --         --      (6,700)         --          --      4,590     (1,888)      13,622
    57,118     36,233     12,514     4,570     63,871     (36,339)     (8,997)      2,509      3,919     (4,000)       3,483
  --------   --------   --------   -------   --------    --------    --------    --------     ------    -------     --------
   258,153    110,298     16,548    19,214    221,664     (54,519)    (18,187)     (8,119)     8,509     (5,888)      (7,424)
        --         --         --        --         --      54,519          --          --         --         --           --
   (64,823)   (34,522)   (13,350)   (6,411)   (20,000)         --          --          --         --         --       (7,000)
        --         --         --        --         --          --          --          --         --         --           --
        --         --         --        --         --          --          --      (1,112)        --         --           --
  --------   --------   --------   -------   --------    --------    --------    --------     ------    -------     --------
  $193,330   $ 75,776   $  3,198   $12,803   $201,664    $     --    $(18,187)   $ (9,231)    $8,509    $(5,888)    $(14,424)
  ========   ========   ========   =======   ========    ========    ========    ========     ======    =======     ========

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                    CONSOLIDATED
                                                  ----------------   Eliminations                            --------------------
                                                        CNG               and        Combined                             CNGT
                                                  and Subsidiaries   Adjustments*      Total        CNG       CNGSvc    (Page 50)
                                                  ----------------   -------------   ---------   ---------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...............      $ 287,711        $(257,738)    $545,449    $ 237,797   $    --    $ 122,839
Adjustments to reconcile income from continuing
operations to net cash provided by (used in)
operating activities
 Depreciation and amortization..................        329,913              871      329,042           --     4,835       62,665
 Pension cost (credit) -- net...................        (56,496)              --      (56,496)       1,355    (1,157)     (15,801)
 Stock award amortization.......................          7,460               --        7,460        2,719     1,038          634
 Deferred income taxes-net......................         17,901             (319)      18,220         (270)      (30)         151
 Investment tax credit..........................         (2,171)              --       (2,171)          --        --          (22)
 Changes in current assets and current
   liabilities
   Accounts receivable -- net...................          4,244               --        4,244          (42)   (5,840)      (8,008)
   Receivables from affiliated
     companies -- consolidated..................             --          (73,828)      73,828        3,956   (14,703)       1,783
   Inventories..................................         (2,584)              --       (2,584)          --       (15)         864
   Unrecovered gas costs........................         20,202               --       20,202           --        --        6,312
   Accounts payable.............................         92,795          (14,854)     107,649          907   (11,237)      32,706
   Payables to affiliated
     companies -- consolidated..................             --           88,682      (88,682)     (78,455)   21,492      (10,105)
   Estimated rate contingencies and refunds.....         49,154               --       49,154           --        --       50,296
   Amounts payable to customers.................         47,459               --       47,459           --        --           --
   Taxes accrued................................           (614)              --         (614)         640      (107)      (1,440)
   Other-net....................................        (40,282)              --      (40,282)     (19,308)      807        1,997
 Changes in other assets and other
   liabilities..................................         14,716               --       14,716          237     5,607      (13,514)
 Excess of equity in earnings of subsidiary
   companies over their cash dividends
   paid -- consolidated.........................             --          (18,536)      18,536       18,536        --           --
 Other -- net...................................         (2,015)              --       (2,015)       1,663        (8)          --
                                                      ---------        ---------     ---------   ---------   --------   ---------
       Net cash provided by (used in) continuing
         operations.............................        767,393         (275,722)    1,043,115     169,735       682      231,357
Net cash provided by (used in) discontinued
 operations.....................................         44,735               --       44,735       35,445        --           --
                                                      ---------        ---------     ---------   ---------   --------   ---------
       Net cash provided by (used in) operating
         activities.............................        812,128         (275,722)    1,087,850     205,180       682      231,357
                                                      ---------        ---------     ---------   ---------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
 additions......................................       (561,654)              --     (561,654)          --   (10,777)     (56,955)
Proceeds from dispositions of prop., plant and
 equip. -- net..................................         (1,267)              --       (1,267)          --        --       (1,706)
Cost of other investments -- net................       (104,233)              --     (104,233)      (1,125)       --       (3,773)
Intrasystem long-term financing -- net..........             --           (4,882)       4,882        4,882        --           --
Intrasystem money pool investments -- net.......             --           54,468      (54,468)     (71,138)    8,181      (11,273)
Property transfers to (from) affiliates.........             --            1,396       (1,396)          --    (1,377)          --
Cash -- Liquidating distribution/assumption of
 assets
 and liabilities................................             --               --           --        2,774        --           --
                                                      ---------        ---------     ---------   ---------   --------   ---------
     Net cash provided by (used in) continuing
       operations...............................       (667,154)          50,982     (718,136)     (64,607)   (3,973)     (73,707)
Net cash provided by (used in) discontinued
 operations.....................................         35,605              358       35,247       28,664        --           --
                                                      ---------        ---------     ---------   ---------   --------   ---------
     Net cash provided by (used in) investing
       activities...............................       (631,549)          51,340     (682,889)     (35,943)   (3,973)     (73,707)
                                                      ---------        ---------     ---------   ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock -- Registrant..........         11,719               --       11,719       11,719        --           --
Issuance of debentures -- Registrant............        196,888               --      196,888      196,888        --           --
Repayments of long-term debt....................       (327,323)              --     (327,323)    (323,323)       --           --
Commercial paper -- net.........................        318,159               --      318,159      318,159        --           --
Dividends paid -- Registrant....................       (185,858)              --     (185,858)    (185,858)       --           --
Intrasystem long-term financing -- net..........             --            4,882       (4,882)          --    (5,240)     (41,876)
Intrasystem money pool borrowings
 (repayments) -- net............................             --         (142,070)     142,070           --    64,403           --
Dividends paid -- subsidiary
 companies -- consolidated......................             --          275,722     (275,722)          --        --     (118,456)
Purchase of treasury stock......................       (280,863)              --     (280,863)    (280,863)       --           --
Sale of treasury stock..........................        162,763               --      162,763      162,763        --           --
Other -- net....................................         (2,987)              --       (2,987)      (2,987)       --           --
                                                      ---------        ---------     ---------   ---------   --------   ---------
     Net cash provided by (used in) continuing
       operations...............................       (107,502)         138,534     (246,036)    (103,502)   59,163     (160,332)
Net cash provided by (used in) discontinued
 operations.....................................             --           85,848      (85,848)     (66,793)       --           --
                                                      ---------        ---------     ---------   ---------   --------   ---------
     Net cash provided by (used in) financing
       activities...............................       (107,502)         224,382     (331,884)    (170,295)   59,163     (160,332)
                                                      ---------        ---------     ---------   ---------   --------   ---------
     Net increase (decrease) in cash and TCIs...         73,077               --       73,077       (1,058)   55,872       (2,682)
CASH AND TCIS AT JANUARY 1, 1998................         65,035               --       65,035        2,279    26,418        6,634
                                                      ---------        ---------     ---------   ---------   --------   ---------
CASH AND TCIS AT DECEMBER 31, 1998..............      $ 138,112        $      --     $138,112    $   1,221   $82,290    $   3,952
                                                      =========        =========     =========   =========   ========   =========
Continuing operations...........................      $ 135,453        $      --     $135,453    $   1,221   $82,290    $   3,952
Discontinued operations.........................          2,659               --        2,659           --        --           --
                                                      ---------        ---------     ---------   ---------   --------   ---------
     Total cash and TCIs at December 31.........      $ 138,112        $      --     $138,112    $   1,221   $82,290    $   3,952
                                                      =========        =========     =========   =========   ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)..........      $ 121,924        $(124,572)    $246,496    $ 128,094   $ 4,455    $  27,751
 Income taxes (net of refunds)..................      $  92,380        $      --     $ 92,380    $ (27,051)  $    76    $  67,478
Non-cash investing activities
 Transfer of subsidiaries by CNG Energy Services
   through liquidating distribution to Parent
   Company, net of cash.........................      $      --        $      --     $     --    $  61,238   $    --    $      --
Non-cash financing activities
 Issuance of common stock under benefit plans...      $    (240)       $      --     $   (240)   $    (240)  $    --    $      --
 Conversion of 7 1/4% Convertible Subordinated
   Debentures...................................      $  88,467        $      --     $ 88,467    $  88,467   $    --    $      --

---------------

 * The eliminations and adjustments are those required to eliminate transactions among affiliated companies and otherwise give effect to the adjusting and reclassifying entries to the consolidating balance sheets, income statements and statements of retained earnings of the Registrant and its subsidiaries.

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                                                         SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------
                                                                                              CNG                    Other
                                              CNGP       CNGESC      CNGPSC       CNGI       Field       CNG      Subsidiaries
  EOG        PNG        VNG        HGI      (Page 56)   (Page 60)   (Page 74)   (Page 80)   Services    Retail     (Page 44)
--------   --------   --------   --------   ---------   ---------   ---------   ---------   --------   --------   ------------
$ 57,118   $ 36,233   $ 12,514   $  4,570   $ 63,871    $  4,462    $    134    $  2,509    $ 3,919    $ (4,000)    $ 3,483
  38,582     18,438     12,671      5,373    179,423       1,674          --         176         --       5,082         123
 (29,286)   (12,681)     2,904     (3,466)     1,423          --          --         213         --          --          --
     603        231        205         --      1,708          --          --         319         --           3          --
   7,162     (1,098)     5,708     (1,890)    18,954        (861)       (150)        (24)        --        (952)     (8,480)
  (1,358)      (502)      (152)      (137)        --          --          --          --         --          --          --
  33,758     14,409     21,009     (4,115)   (33,958)     (2,290)         --        (343)   (11,607)      1,072         199
  (4,289)    (4,852)    (1,196)     5,786     25,529      (6,367)          3      78,041     (8,523)     (8,945)      7,605
   9,559      5,716     (1,954)    (1,042)       318      (8,503)         (3)         --         --      (6,053)     (1,471)
      --     11,700      2,190         --         --          --          --          --         --          --          --
  19,862     (2,585)    (1,161)    11,879     37,711      (2,130)         --        (577)    13,675       8,117         482
 (18,164)      (714)    (1,131)     1,803       (803)      6,917         475        (342)     5,224      (7,266)     (7,613)
   7,594        624     (8,572)      (788)        --          --          --          --         --          --          --
  41,544         --      5,915         --         --          --          --          --         --          --          --
   2,340     (5,593)    (3,016)     1,545      2,473      (1,148)         55         210        864         760       1,803
 (19,738)    (1,014)       (91)      (414)     4,020         656          --         432     (3,376)     (4,576)        323
   5,230     (1,600)     1,515     (7,830)      (604)     10,060         117      (3,049)       444        (874)     18,977
      --         --         --         --         --          --          --          --         --          --          --
      --     (3,721)        --         --          6          --         (93)         --         --          --         138
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 150,517     52,991     47,358     11,274    300,071       2,470         538      77,565        620     (17,632)     15,569
      --         --         --         --         --      18,484      (9,194)         --         --          --          --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 150,517     52,991     47,358     11,274    300,071      20,954      (8,656)     77,565        620     (17,632)     15,569
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 (81,657)   (24,287)   (30,636)    (9,665)  (345,676)       (735)         --      (1,246)        --         (20)         --
  (3,187)     5,469       (744)      (576)       157          --          --          (8)        --          --        (672)
      --         --         --         --         --      (5,934)         --     (90,552)        --          --      (2,849)
      --         --         --         --         --          --          --          --         --          --          --
      --         --         --         --     34,820         470        (460)     (1,768)     4,260          --     (17,560)
      --     13,207         --         --    (13,207)        (10)         --          (9)        --          --          --
      --         --         --         --         --      (3,989)         --          --        348        (128)        995
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 (84,844)    (5,611)   (31,380)   (10,241)  (323,906)    (10,198)       (460)    (93,583)     4,608        (148)    (20,086)
      --         --         --         --         --         841       5,742          --         --          --          --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 (84,844)    (5,611)   (31,380)   (10,241)  (323,906)     (9,357)      5,282     (93,583)     4,608        (148)    (20,086)
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
      --         --         --         --         --          --          --          --         --          --          --
      --         --         --         --         --          --          --          --         --          --          --
      --         --     (4,000)        --         --          --          --          --         --          --          --
      --         --         --         --         --          --          --          --         --          --          --
      --         --         --         --         --          --          --          --         --          --          --
 (79,590)   (10,512)    18,900     (8,624)    25,000          --          --     105,000     (7,340)         --        (600)
 101,256        790    (13,835)    17,825     23,080       4,850          --     (82,243)     2,478      17,925       5,541
 (76,007)   (38,322)   (15,850)    (7,087)   (20,000)         --          --          --         --          --          --
      --         --         --         --         --          --          --          --         --          --          --
      --         --         --         --         --          --          --          --         --          --          --
      --         --         --         --         --          --          --          --         --          --          --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 (54,341)   (48,044)   (14,785)     2,114     28,080       4,850          --      22,757     (4,862)     17,925       4,941
      --         --         --         --         --     (25,080)      6,025          --         --          --          --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
 (54,341)   (48,044)   (14,785)     2,114     28,080     (20,230)      6,025      22,757     (4,862)     17,925       4,941
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
  11,332       (664)     1,193      3,147      4,245      (8,633)      2,651       6,739        366         145         424
   5,600      6,444        825      1,752      2,627       8,633           8       3,708         --          --         107
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
$ 16,932   $  5,780   $  2,018   $  4,899   $  6,872    $     --    $  2,659    $ 10,447    $   366    $    145     $   531
========   ========   ========   ========   =========   =========   ========    ========    ========   ========     =======
$ 16,932   $  5,780   $  2,018   $  4,899   $  6,872    $     --    $     --    $ 10,447    $   366    $    145     $   531
      --         --         --         --         --          --       2,659          --         --          --          --
--------   --------   --------   --------   ---------   ---------   --------    --------    --------   --------     -------
$ 16,932   $  5,780   $  2,018   $  4,899   $  6,872    $     --    $  2,659    $ 10,447    $   366    $    145     $   531
========   ========   ========   ========   =========   =========   ========    ========    ========   ========     =======
$ 27,232   $ 12,227   $ 10,885   $  3,341   $ 20,224    $  4,448    $    114    $  5,682    $   257    $    470     $ 1,316
$ 25,425   $ 22,059   $  3,442   $  2,439   $ (3,913)   $    948    $ (3,490)   $ (3,735)   $ 1,827    $ (1,725)    $ 8,600
$     --   $     --   $     --   $     --   $     --    $(61,238)   $     --    $     --    $    --    $     --     $    --
$     --   $     --   $     --   $     --   $     --    $     --    $     --    $     --    $    --    $     --     $    --
$     --   $     --   $     --   $     --   $     --    $     --    $     --    $     --    $    --    $     --     $    --

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET SUPPLEMENT
At December 31, 1998
(Thousands of Dollars)

                                                              Other           CNG             CNG
                                                           Subsidiaries      Power      Prod. and Serv.
Assets                                                        Total        (Page 96)      (Page 102)
------                                                     ------------    ---------    ---------------
PROPERTY, PLANT AND EQUIPMENT (Note 5)
Gas utility and other plant..............................    $  5,863       $ 5,863         $   --
Accumulated depreciation and amortization................      (2,593)       (2,593)            --
                                                             --------       -------         ------
          Net gas utility and other plant................       3,270         3,270             --
                                                             --------       -------         ------
Exploration and production properties....................          --            --             --
Accumulated depreciation and amortization................          --            --             --
                                                             --------       -------         ------
          Net exploration and production properties......          --            --             --
                                                             --------       -------         ------
          Net property, plant and equipment..............       3,270         3,270             --
                                                             --------       -------         ------

INVESTMENTS
Stocks of subsidiary companies, at
  equity -- consolidated.................................          --            --             --
Notes of subsidiary companies -- consolidated............          --            --             --
                                                             --------       -------         ------
          Total investments..............................          --            --             --
                                                             --------       -------         ------

CURRENT ASSETS
Cash and temporary cash investments......................         531           123             58
Accounts receivable
  Customers..............................................       1,827         1,081            746
  Unbilled revenues and other............................          49            --             --
  Allowance for doubtful accounts........................        (105)           --           (105)
Receivables from affiliated companies -- consolidated....      69,733        48,153          2,470
Inventories, at cost
  Gas stored -- current portion (Note 9).................          --            --             --
  Materials and supplies (average cost method)...........       1,556         1,556             --
Unrecovered gas costs (Note 4)...........................          --            --             --
Deferred income taxes -- current (net) (Note 8)..........          --            --             --
Prepayments and other current assets.....................          85             2             --
                                                             --------       -------         ------
          Total current assets...........................      73,676        50,915          3,169
                                                             --------       -------         ------

REGULATORY AND OTHER ASSETS
Other investments........................................      51,114         1,030          2,250
Deferred charges and other assets
  (Notes 4, 6, 7, 8 and 16)..............................       3,903            72            (36)
                                                             --------       -------         ------
          Total regulatory and other assets..............      55,017         1,102          2,214
                                                             --------       -------         ------
          Total assets...................................    $131,963       $55,287         $5,383
                                                             ========       =======         ======

---------------

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

      CNG            CNG
     Main            Oil                          CNG           CNG            CNG
     Pass         Gathering         LNG         Research        Coal        Financial
    -------       ---------       -------       --------       ------       ---------
    $    --        $    --        $    --         $ --         $   --         $ --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----

         --             --             --           --             --           --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----

         92             90             51           38             35           44
         --             --             --           --             --           --
         --             --             --           --             49           --
         --             --             --           --             --           --
         --             --         15,610           40          3,460           --
         --             --             --           --             --           --
         --             --             --           --             --           --
         --             --             --           --             --           --
         --             --             --           --             --           --
         --             --              1           --             82           --
    -------        -------        -------         ----         ------         ----
         92             90         15,662           78          3,626           44
    -------        -------        -------         ----         ------         ----

     31,612         16,222             --           --             --           --
         --             --             --           13          3,854           --
    -------        -------        -------         ----         ------         ----
     31,612         16,222             --           13          3,854           --
    -------        -------        -------         ----         ------         ----
    $31,704        $16,312        $15,662         $ 91         $7,480         $ 44
    =======        =======        =======         ====         ======         ====

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING BALANCE SHEET SUPPLEMENT
At December 31, 1998
(Thousands of Dollars)

                                                          Other           CNG             CNG
                                                       Subsidiaries      Power      Prod. and Serv.
Stockholders' Equity and Liabilities                      Total        (Page 97)      (Page 103)
------------------------------------                   ------------    ---------    ---------------
CAPITALIZATION
Common stockholders' equity (Note 10)
  Common stock, par value $2.75 per share
     Authorized -- 400,000,000 shares
     Issued -- 95,944,551 shares...................      $ 72,840       $22,460         $ 3,990
  Capital in excess of par value...................            20            --              --
  Retained earnings, per accompanying statement
  (Note 12)........................................       (14,424)       13,946          (1,546)
  Treasury stock, at cost (495,123 shares).........            --            --              --
  Unearned compensation............................            --            --              --
                                                         --------       -------         -------
          Total common stockholders' equity........        58,436        36,406           2,444
                                                         --------       -------         -------
Long-term debt (Note 13)
  Debentures.......................................            --            --              --
  Notes payable to Registrant -- consolidated......        11,913        11,913              --
                                                         --------       -------         -------
          Total long-term debt.....................        11,913        11,913              --
                                                         --------       -------         -------
          Total capitalization.....................        70,349        48,319           2,444
                                                         --------       -------         -------
CURRENT LIABILITIES
Current maturities on long-term debt...............            --            --              --
Commercial paper (Note 14).........................            --            --              --
Accounts payable...................................           801           536             261
Payables to affiliated companies -- consolidated...        52,973         4,520           2,551
Estimated rate contingencies and refunds (Note
  4)...............................................            --            --              --
Amounts payable to customers (Note 4)..............            --            --              --
Taxes accrued......................................           511         1,386            (565)
Deferred income taxes -- current (net) (Note 8)....            --            --              --
Dividends declared.................................            --            --              --
Other current liabilities..........................           830            (4)            834
                                                         --------       -------         -------
          Total current liabilities................        55,115         6,438           3,081
                                                         --------       -------         -------
DEFERRED CREDITS
Deferred income taxes (Note 8).....................         6,499           530            (142)
Accumulated deferred investment tax credits........            --            --              --
Deferred credits and other liabilities (Notes 4, 7
  and 8)...........................................            --            --              --
                                                         --------       -------         -------
          Total deferred credits...................         6,499           530            (142)
                                                         --------       -------         -------
COMMITMENTS AND CONTINGENCIES (Note 17)............
                                                         --------       -------         -------
          Total stockholders' equity and
            liabilities............................      $131,963       $55,287         $ 5,383
                                                         ========       =======         =======

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

      CNG            CNG
     Main            Oil                          CNG            CNG             CNG
     Pass         Gathering         LNG         Research         Coal         Financial
    -------       ---------       -------       --------       --------       ---------
    $    --        $    --        $ 8,400       $ 15,580       $ 22,360         $ 50
         10             10             --             --             --           --
      2,398          1,737            261        (15,500)       (15,709)         (11)
         --             --             --             --             --           --
         --             --             --             --             --           --
    -------        -------        -------       --------       --------         ----
      2,408          1,747          8,661             80          6,651           39
    -------        -------        -------       --------       --------         ----
         --             --             --             --             --           --
         --             --             --             --             --           --
    -------        -------        -------       --------       --------         ----
         --             --             --             --             --           --
    -------        -------        -------       --------       --------         ----
      2,408          1,747          8,661             80          6,651           39
    -------        -------        -------       --------       --------         ----
         --             --             --             --             --           --
         --             --             --             --             --           --
          1             --             --             --              3           --
     25,918         12,982          7,000             --              2           --
         --             --             --             --             --           --
         --             --             --             --             --           --
       (190)          (410)             1             11            273            5
         --             --             --             --             --           --
         --             --             --             --             --           --
         --             --             --             --             --           --
    -------        -------        -------       --------       --------         ----
     25,729         12,572          7,001             11            278            5
    -------        -------        -------       --------       --------         ----
      3,567          1,993             --             --            551           --
         --             --             --             --             --           --
         --             --             --             --             --           --
    -------        -------        -------       --------       --------         ----
      3,567          1,993             --             --            551           --
    -------        -------        -------       --------       --------         ----
    -------        -------        -------       --------       --------         ----
    $31,704        $16,312        $15,662       $     91       $  7,480         $ 44
    =======        =======        =======       ========       ========         ====

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING INCOME STATEMENT SUPPLEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                                              CNG
                                                                Other           CNG       Products and
                                                             Subsidiaries      Power        Services
                                                                Total        (Page 98)     (Page 104)
                                                             ------------    ---------    ------------
OPERATING REVENUES
Regulated gas sales........................................    $ 2,697        $   --         $   --
Nonregulated gas sales.....................................         --            --             --
                                                               -------        ------         ------
          Total gas sales..................................      2,697            --             --
Gas transportation and storage.............................         --            --             --
Other......................................................      5,781         3,499          2,282
                                                               -------        ------         ------
          Total operating revenues (Note 4)................      8,478         3,499          2,282
                                                               -------        ------         ------
OPERATING EXPENSES
Purchased gas..............................................         --            --             --
Liquids, capacity and other products purchased.............      2,206         2,206             --
Operation expense (Note 6).................................      6,096           517          2,993
Maintenance................................................         --            --             --
Depreciation and amortization (Note 5).....................        123           123             --
Taxes, other than income taxes.............................        (79)           24             (1)
                                                               -------        ------         ------
          Subtotal.........................................      8,346         2,870          2,992
                                                               -------        ------         ------
          Operating income before income taxes.............        132           629           (710)
Income taxes (Note 8)......................................      2,023         1,152           (442)
                                                               -------        ------         ------
          Operating income.................................     (1,891)         (523)          (268)
                                                               -------        ------         ------
OTHER INCOME
Interest revenues..........................................        224            24             --
Other -- net...............................................      4,761         2,565             --
Equity in earnings of subsidiary
  companies -- consolidated................................         --            --             --
Interest revenues from affiliated
  companies -- consolidated................................      1,796           795              2
                                                               -------        ------         ------
          Total other income...............................      6,781         3,384              2
                                                               -------        ------         ------
          Income before interest charges...................      4,890         2,861           (266)
                                                               -------        ------         ------
INTEREST CHARGES
Interest on long-term debt.................................        450           450             --
Other interest expense.....................................        957            35             32
Allowance for funds used during construction...............         --            --             --
                                                               -------        ------         ------
          Total interest charges...........................      1,407           485             32
                                                               -------        ------         ------
INCOME FROM CONTINUING OPERATIONS..........................      3,483         2,376           (298)
DISCONTINUED OPERATIONS (NOTE 2)
Loss from discontinued energy marketing services
  operations, net of applicable tax benefit................         --            --             --
Loss from disposal of energy marketing services operations,
  including provision for operating losses during the phase
  out period, net of applicable tax benefit................         --            --             --
                                                               -------        ------         ------
NET INCOME.................................................    $ 3,483        $2,376         $ (298)
                                                               =======        ======         ======

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

      CNG            CNG
     Main            Oil                          CNG           CNG            CNG
     Pass         Gathering         LNG         Research        Coal        Financial
    -------       ---------       -------       --------       ------       ---------
    $    --        $    --        $ 2,697         $ --         $   --         $ --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --          2,697           --             --           --
         --             --             --           --             --           --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --          2,697           --             --           --
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
         --             --             --           --             --           --
          2             --          2,509           63             12           --
         --             --             --           --             --           --
         --             --             --           --             --           --
         --             --             --           --           (103)           1
    -------        -------        -------         ----         ------         ----
          2             --          2,509           63            (91)           1
    -------        -------        -------         ----         ------         ----
         (2)            --            188          (63)            91           (1)
        205            266            709          (20)           153           --
    -------        -------        -------         ----         ------         ----
       (207)          (266)          (521)         (43)           (62)          (1)
    -------        -------        -------         ----         ------         ----
         --             --             27           --            173           --
      1,127          1,069             --           --             --           --
         --             --             --           --             --           --
         --             --            817            8            174           --
    -------        -------        -------         ----         ------         ----
      1,127          1,069            844            8            347           --
    -------        -------        -------         ----         ------         ----
        920            803            323          (35)           285           (1)
    -------        -------        -------         ----         ------         ----
         --             --             --           --             --           --
        585            303              2           --             --           --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
        585            303              2           --             --           --
    -------        -------        -------         ----         ------         ----
        335            500            321          (35)           285           (1)
         --             --             --           --             --           --
         --             --             --           --             --           --
    -------        -------        -------         ----         ------         ----
    $   335        $   500        $   321         $(35)        $  285         $ (1)
    =======        =======        =======         ====         ======         ====

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS SUPPLEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                                        CNG
                                                          Other           CNG       Products and
                                                       Subsidiaries      Power        Services
                                                          Total        (Page 99)     (Page 105)
                                                       ------------    ---------    ------------
RETAINED EARNINGS
Balance at December 31, 1997.........................    $(24,529)      $    --       $    --
Transfer of subsidiaries by CNG Energy Services
  through
  liquidating distribution to Parent Company.........      13,622        11,570        (1,248)
Net income for the year 1998 per accompanying
  income statement...................................       3,483         2,376          (298)
                                                         --------       -------       -------
          Total......................................      (7,424)       13,946        (1,546)
Sale of CNG Energy Services common stock by Parent
  Company and assumption of remaining assets and
  liabilities of CNG Energy Services by Parent
  Company............................................          --            --            --
Dividends declared on common stock -- cash (Note
  10)................................................      (7,000)           --            --
Pension liability adjustment (Note 7)................          --            --            --
Cumulative translation adjustment....................          --            --            --
                                                         --------       -------       -------
Balance at December 31, 1998 (Note 12)...............    $(14,424)      $13,946       $(1,546)
                                                         ========       =======       =======

---------------
( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

     CNG            CNG
     Main           Oil                          CNG            CNG             CNG
     Pass        Gathering         LNG         Research         Coal         Financial
    ------       ---------       -------       --------       --------       ---------
    $   --        $   --         $ 6,940       $(15,465)      $(15,994)        $(10)
     2,063         1,237              --             --             --           --
       335           500             321            (35)           285           (1)
    ------        ------         -------       --------       --------         ----
     2,398         1,737           7,261        (15,500)       (15,709)         (11)
        --            --              --             --             --           --
        --            --          (7,000)            --             --           --
        --            --              --             --             --           --
        --            --              --             --             --           --
    ------        ------         -------       --------       --------         ----
    $2,398        $1,737         $   261       $(15,500)      $(15,709)        $(11)
    ======        ======         =======       ========       ========         ====

CONSOLIDATED NATURAL GAS COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS SUPPLEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                     CNG
                                        Other          CNG       Products and     CNG        CNG
                                     Subsidiaries     Power        Services      Main        Oil                  CNG       CNG
                                        Total       (Page 100)    (Page 106)     Pass     Gathering     LNG     Research   Coal
                                     ------------   ----------   ------------   -------   ---------   -------   --------   -----
CASH FLOWS FROM OPERATING
 ACTIVITIES
Income from continuing
 operations........................    $  3,483      $  2,376      $  (298)     $   335    $   500    $   321    $ (35)    $285
Adjustments to reconcile income
from continuing operations to net
cash provided by (used in)
operating activities
 Depreciation and amortization.....         123           123           --           --         --         --       --       --
 Pension cost (credit) -- net......          --            --           --           --         --         --       --       --
 Stock award amortization..........          --            --           --           --         --         --       --       --
 Deferred income taxes -- net......      (8,480)       (8,272)        (197)         654        205       (876)      --        6
 Investment tax credit.............          --            --           --           --         --         --       --       --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net......         199          (453)         659           --         --         --       --       (7)
   Receivables from affiliated
     companies -- consolidated.....       7,605           736          533        3,322      1,675      1,338        1       --
   Inventories.....................      (1,471)       (1,471)          --           --         --         --       --       --
   Unrecovered gas costs...........          --            --           --           --         --         --       --       --
   Accounts payable................         482           307          172           --         --         --       --        3
   Payables to affiliated
     companies -- consolidated.....      (7,613)       (1,214)         701       (6,697)      (404)        --       --        1
   Estimated rate contingencies and
     refunds.......................          --            --           --           --         --         --       --       --
   Amounts payable to customers....          --            --           --           --         --         --       --       --
   Taxes accrued...................       1,803         3,283       (1,519)         281       (204)        40       --      (78)
   Other -- net....................         323            88          234           --         (1)        --       (1)       3
 Changes in other assets and other
   liabilities.....................      18,977        16,232         (235)       1,443     (1,069)     2,503       53       50
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends
   paid -- consolidated............          --            --           --           --         --         --       --       --
 Other -- net......................         138           138           --           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net cash provided by (used in)
       continuing operations.......      15,569        11,873           50         (662)       702      3,326       18      263
Net cash provided by (used in)
 discontinued operations...........          --            --           --           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net cash provided by (used in)
       operating activities........      15,569        11,873           50         (662)       702      3,326       18      263
                                       --------      --------      -------      -------    -------    -------    -----     -----
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and other
 property additions................          --            --           --           --         --         --       --       --
Proceeds from dispositions of
 prop., plant and equip. -- net....        (672)         (672)          --           --         --         --       --       --
Cost of other investments -- net...      (2,849)           --           --       (2,849)        --         --       --       --
Intrasystem long-term
 financing -- net..................          --            --           --           --         --         --       --       --
Intrasystem money pool
 investments -- net................     (17,560)      (14,225)          --           --         --     (3,300)     225     (260)
Property transfers to (from)
 affiliates........................          --            --           --           --         --         --       --       --
Cash-Liquidating
 distribution/assumption of assets
 and liabilities...................         995           982           13           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net cash provided by (used in)
       continuing operations.......     (20,086)      (13,915)          13       (2,849)        --     (3,300)     225     (260)
Net cash provided by (used in)
 discontinued operations...........          --            --           --           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net cash provided by (used in)
       investing activities........     (20,086)      (13,915)          13       (2,849)        --     (3,300)     225     (260)
                                       --------      --------      -------      -------    -------    -------    -----     -----
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common
 stock -- Registrant...............          --            --           --           --         --         --       --       --
Issuance of
 debentures -- Registrant..........          --            --           --           --         --         --       --       --
Repayments of long-term debt.......          --            --           --           --         --         --       --       --
Commercial paper -- net............          --            --           --           --         --         --       --       --
Dividends paid -- Registrant.......          --            --           --           --         --         --       --       --
Intrasystem long-term
 financing -- net..................        (600)         (390)          --           --         --         --     (210)      --
Intrasystem money pool borrowings
 (repayments) -- net...............       5,541         2,555           (5)       3,603       (612)        --       --       --
Dividends paid -- subsidiary
 companies -- consolidated.........          --            --           --           --         --         --       --       --
Purchase of treasury stock.........          --            --           --           --         --         --       --       --
Sale of treasury stock.............          --            --           --           --         --         --       --       --
Other -- net.......................          --            --           --           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net cash provided by (used in)
       continuing operations.......       4,941         2,165           (5)       3,603       (612)        --     (210)      --
Net cash provided by (used in)
 discontinued operations...........          --            --           --           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net cash provided by (used in)
       financing activities........       4,941         2,165           (5)       3,603       (612)        --     (210)      --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Net increase (decrease) in
       cash and TCIs...............         424           123           58           92         90         26       33        3
CASH AND TCIS AT JANUARY 1, 1998...         107            --           --           --         --         25        5       32
                                       --------      --------      -------      -------    -------    -------    -----     -----
CASH AND TCIS AT DECEMBER 31,
 1998..............................    $    531      $    123      $    58      $    92    $    90    $    51    $  38     $ 35
                                       ========      ========      =======      =======    =======    =======    =====     =====
Continuing operations..............    $    531      $    123      $    58      $    92    $    90    $    51    $  38     $ 35
Discontinued operations............          --            --           --           --         --         --       --       --
                                       --------      --------      -------      -------    -------    -------    -----     -----
     Total cash and TCIs at
       December 31.................    $    531      $    123      $    58      $    92    $    90    $    51    $  38     $ 35
                                       ========      ========      =======      =======    =======    =======    =====     =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts
   capitalized)....................    $  1,316      $    576      $    31      $   464    $   243    $     2    $  --     $ --
 Income taxes (net of refunds).....    $  8,600      $  6,137      $ 1,290      $  (730)   $   265    $ 1,545    $ (20)    $113
Non-cash investing activities
 Transfer of subsidiaries by CNG
   Energy Services through
   liquidating distribution to
   Parent Company, net of cash.....    $     --      $     --      $    --      $    --    $    --    $    --    $  --     $ --
Non-cash financing activities
 Issuance of common stock under
   benefit plans...................    $     --      $     --      $    --      $    --    $    --    $    --    $  --     $ --
 Conversion of 7 1/4% Convertible
   Subordinated Debentures.........    $     --      $     --      $    --      $    --    $    --    $    --    $  --     $ --


                                        CNG
                                     Financial
                                     ---------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Income from continuing
 operations........................     $(1)
Adjustments to reconcile income
from continuing operations to net
cash provided by (used in)
operating activities
 Depreciation and amortization.....      --
 Pension cost (credit) -- net......      --
 Stock award amortization..........      --
 Deferred income taxes -- net......      --
 Investment tax credit.............      --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net......      --
   Receivables from affiliated
     companies -- consolidated.....      --
   Inventories.....................      --
   Unrecovered gas costs...........      --
   Accounts payable................      --
   Payables to affiliated
     companies -- consolidated.....      --
   Estimated rate contingencies and
     refunds.......................      --
   Amounts payable to customers....      --
   Taxes accrued...................      --
   Other -- net....................      --
 Changes in other assets and other
   liabilities.....................      --
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends
   paid -- consolidated............      --
 Other -- net......................      --
                                        ---
     Net cash provided by (used in)
       continuing operations.......      (1)
Net cash provided by (used in)
 discontinued operations...........      --
                                        ---
     Net cash provided by (used in)
       operating activities........      (1)
                                        ---
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and other
 property additions................      --
Proceeds from dispositions of
 prop., plant and equip. -- net....      --
Cost of other investments -- net...      --
Intrasystem long-term
 financing -- net..................      --
Intrasystem money pool
 investments -- net................      --
Property transfers to (from)
 affiliates........................      --
Cash-Liquidating
 distribution/assumption of assets
 and liabilities...................      --
                                        ---
     Net cash provided by (used in)
       continuing operations.......      --
Net cash provided by (used in)
 discontinued operations...........      --
                                        ---
     Net cash provided by (used in)
       investing activities........      --
                                        ---
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common
 stock -- Registrant...............      --
Issuance of
 debentures -- Registrant..........      --
Repayments of long-term debt.......      --
Commercial paper -- net............      --
Dividends paid -- Registrant.......      --
Intrasystem long-term
 financing -- net..................      --
Intrasystem money pool borrowings
 (repayments) -- net...............      --
Dividends paid -- subsidiary
 companies -- consolidated.........      --
Purchase of treasury stock.........      --
Sale of treasury stock.............      --
Other -- net.......................      --
                                        ---
     Net cash provided by (used in)
       continuing operations.......      --
Net cash provided by (used in)
 discontinued operations...........      --
                                        ---
     Net cash provided by (used in)
       financing activities........      --
                                        ---
     Net increase (decrease) in
       cash and TCIs...............      (1)
CASH AND TCIS AT JANUARY 1, 1998...      45
                                        ---
CASH AND TCIS AT DECEMBER 31,
 1998..............................     $44
                                        ===
Continuing operations..............     $44
Discontinued operations............      --
                                        ---
     Total cash and TCIs at
       December 31.................     $44
                                        ===
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts
   capitalized)....................     $--
 Income taxes (net of refunds).....     $--
Non-cash investing activities
 Transfer of subsidiaries by CNG
   Energy Services through
   liquidating distribution to
   Parent Company, net of cash.....     $--
Non-cash financing activities
 Issuance of common stock under
   benefit plans...................     $--
 Conversion of 7 1/4% Convertible
   Subordinated Debentures.........     $--

---------------

( ) denotes negative amount.

The Notes to Consolidated Financial Statements are an integral part of this statement (see Note on page 24).

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG TRANSMISSION CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                           CNGT      Eliminations
                                           and           and         Combined                   CNG
Assets                                  Subsidiary   Adjustments      Total         CNGT      Iroquois
------                                  ----------   ------------   ----------   ----------   --------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant...........  $2,104,834     $     --     $2,104,834   $2,104,834   $    --
Accumulated depreciation and
  amortization........................    (906,969)          --       (906,969)    (906,969)       --
                                        ----------     --------     ----------   ----------   -------
          Net gas utility and other
            plant.....................   1,197,865           --      1,197,865    1,197,865        --
                                        ----------     --------     ----------   ----------   -------
Exploration and production
  properties..........................     228,132           --        228,132      228,132        --
Accumulated depreciation and
  amortization........................    (202,987)          --       (202,987)    (202,987)       --
                                        ----------     --------     ----------   ----------   -------
          Net exploration and
            production properties.....      25,145           --         25,145       25,145        --
                                        ----------     --------     ----------   ----------   -------
          Net property, plant and
            equipment.................   1,223,010           --      1,223,010    1,223,010        --
                                        ----------     --------     ----------   ----------   -------

INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated..............          --      (38,865)        38,865       38,865        --
Notes of subsidiary
  company -- consolidated.............          --           --             --           --        --
                                        ----------     --------     ----------   ----------   -------
          Total investments...........          --      (38,865)        38,865       38,865        --
                                        ----------     --------     ----------   ----------   -------

CURRENT ASSETS
Cash and temporary cash investments...       3,952           --          3,952        3,902        50
Accounts receivable
  Customers...........................      53,198           --         53,198       53,198        --
  Unbilled revenues and other.........      (2,687)          --         (2,687)      (2,687)       --
  Allowance for doubtful accounts.....         (27)          --            (27)         (27)       --
Receivables from affiliated
  companies -- consolidated...........      41,648           --         41,648       32,452     9,196
Inventories, at cost
  Gas stored -- current portion.......          --           --             --           --        --
  Materials and supplies (average cost
     method)..........................      10,842           --         10,842       10,842        --
Unrecovered gas costs.................      30,516           --         30,516       30,516        --
Deferred income taxes -- current......       2,323           --          2,323        2,323        --
Prepayments and other current
  assets..............................      46,570           --         46,570       46,561         9
                                        ----------     --------     ----------   ----------   -------
          Total current assets........     186,335           --        186,335      177,080     9,255
                                        ----------     --------     ----------   ----------   -------

REGULATORY AND OTHER ASSETS
Other investments.....................      36,785           --         36,785           --    36,785
Deferred charges and other assets.....      86,635           --         86,635       86,635        --
                                        ----------     --------     ----------   ----------   -------
          Total regulatory and other
            assets....................     123,420           --        123,420       86,635    36,785
                                        ----------     --------     ----------   ----------   -------
          Total assets................  $1,532,765     $(38,865)    $1,571,630   $1,525,590   $46,040
                                        ==========     ========     ==========   ==========   =======

---------------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                          CNGT      Eliminations
                                          and            and         Combined                   CNG
Stockholder's Equity and Liabilities   Subsidiary    Adjustments      Total         CNGT      Iroquois
------------------------------------   ----------   -------------   ----------   ----------   --------
CAPITALIZATION
Common stockholder's equity
  Common stock.......................  $  601,000     $(23,940)     $  624,940   $  601,000   $23,940
  Capital in excess of par value.....       2,254           --           2,254        2,254        --
  Retained earnings, per accompanying
     statement.......................     142,141      (14,925)        157,066      142,141    14,925
  Treasury stock, at cost............          --           --              --           --        --
  Unearned compensation..............          --           --              --           --        --
                                       ----------     --------      ----------   ----------   -------
          Total common stockholder's
            equity...................     745,395      (38,865)        784,260      745,395    38,865
                                       ----------     --------      ----------   ----------   -------
Long-term debt
  Debentures.........................          --           --              --           --        --
  Notes payable to Parent Company....     343,252           --         343,252      343,252        --
                                       ----------     --------      ----------   ----------   -------
          Total long-term debt.......     343,252           --         343,252      343,252        --
                                       ----------     --------      ----------   ----------   -------
          Total capitalization.......   1,088,647      (38,865)      1,127,512    1,088,647    38,865
                                       ----------     --------      ----------   ----------   -------
CURRENT LIABILITIES
Current maturities on long-term
  debt...............................          --           --              --           --        --
Commercial paper.....................          --           --              --           --        --
Accounts payable.....................      54,971           --          54,971       54,971        --
Payables to affiliated companies --
  consolidated.......................      56,243           --          56,243       56,243        --
Estimated rate contingencies and
  refunds............................      56,946           --          56,946       56,946        --
Amounts payable to customers.........          --           --              --           --        --
Taxes accrued........................      28,208           --          28,208       27,885       323
Deferred income taxes -- current.....          --           --              --           --        --
Dividends declared...................          --           --              --           --        --
Other current liabilities............      35,262           --          35,262       35,262        --
                                       ----------     --------      ----------   ----------   -------
          Total current
            liabilities..............     231,630           --         231,630      231,307       323
                                       ----------     --------      ----------   ----------   -------
DEFERRED CREDITS
Deferred income taxes................     184,029           --         184,029      177,177     6,852
Accumulated deferred investment tax
  credits............................         120           --             120          120        --
Deferred credits and other
  liabilities........................      28,339           --          28,339       28,339        --
                                       ----------     --------      ----------   ----------   -------
          Total deferred credits.....     212,488           --         212,488      205,636     6,852
                                       ----------     --------      ----------   ----------   -------
COMMITMENTS AND CONTINGENCIES
                                       ----------     --------      ----------   ----------   -------
          Total stockholder's equity
            and liabilities..........  $1,532,765     $(38,865)     $1,571,630   $1,525,590   $46,040
                                       ==========     ========      ==========   ==========   =======

---------------

( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                  CNGT      Eliminations
                                                  and           and        Combined                CNG
                                               Subsidiary   Adjustments     Total       CNGT     Iroquois
                                               ----------   ------------   --------   --------   --------
OPERATING REVENUES
Regulated gas sales..........................   $     --      $    --      $    --    $     --   $    --
Nonregulated gas sales.......................     32,766           --       32,766      32,766        --
                                                --------      -------      --------   --------   -------
         Total gas sales.....................     32,766           --       32,766      32,766        --
Gas transportation and storage...............    445,316           --      445,316     445,316        --
Other........................................     51,373           --       51,373      51,373        --
                                                --------      -------      --------   --------   -------
         Total operating revenues............    529,455           --      529,455     529,455        --
                                                --------      -------      --------   --------   -------
OPERATING EXPENSES
Purchased gas................................     46,559           --       46,559      46,559        --
Liquids, capacity and other products
  purchased..................................     18,754           --       18,754      18,754        --
Operation expense............................    136,807           --      136,807     136,808        (1)
Maintenance..................................     28,701           --       28,701      28,701        --
Depreciation and amortization................     62,665           --       62,665      62,665        --
Taxes, other than income taxes...............     35,011           --       35,011      34,841       170
                                                --------      -------      --------   --------   -------
         Subtotal............................    328,497           --      328,497     328,328       169
                                                --------      -------      --------   --------   -------
         Operating income before income
           taxes.............................    200,958           --      200,958     201,127      (169)
Income taxes.................................     64,728           --       64,728      61,338     3,390
                                                --------      -------      --------   --------   -------
         Operating income....................    136,230           --      136,230     139,789    (3,559)
                                                --------      -------      --------   --------   -------
OTHER INCOME
Interest revenues............................        329           --          329         319        10
Other-net....................................      9,788           --        9,788       1,121     8,667
Equity in earnings of subsidiary
  company -- consolidated....................         --       (5,449)       5,449       5,449        --
Interest revenues from affiliated
  companies -- consolidated..................      2,740           --        2,740       2,409       331
                                                --------      -------      --------   --------   -------
         Total other income..................     12,857       (5,449)      18,306       9,298     9,008
                                                --------      -------      --------   --------   -------
         Income before interest charges......    149,087       (5,449)     154,536     149,087     5,449
                                                --------      -------      --------   --------   -------
INTEREST CHARGES
Interest on long-term debt...................     26,610           --       26,610      26,610        --
Other interest expense.......................        416           --          416         416        --
Allowance for funds used during
  construction...............................       (778)          --         (778)       (778)       --
                                                --------      -------      --------   --------   -------
         Total interest charges..............     26,248           --       26,248      26,248        --
                                                --------      -------      --------   --------   -------
INCOME FROM CONTINUING OPERATIONS............    122,839       (5,449)     128,288     122,839     5,449
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing
  services operations, net of applicable tax
  benefit....................................         --           --           --          --        --
Loss from disposal of energy marketing
  services operations, including provision
  for operating losses during the phase out
  period, net of applicable tax benefit......         --           --           --          --        --
                                                --------      -------      --------   --------   -------
NET INCOME...................................   $122,839      $(5,449)     $128,288   $122,839   $ 5,449
                                                ========      =======      ========   ========   =======

---------------
( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                           CNGT      Eliminations
                                           and           and        Combined                  CNG
                                        Subsidiary   Adjustments      Total       CNGT      Iroquois
                                        ----------   ------------   ---------   ---------   --------
RETAINED EARNINGS
Balance at December 31, 1997..........  $ 147,251      $ (9,476)    $156,727    $ 147,251   $ 9,476
Net income for the year 1998 per
  accompanying income statement.......    122,839        (5,449)     128,288      122,839     5,449
                                        ---------      --------     ---------   ---------   -------
     Total............................    270,090       (14,925)     285,015      270,090    14,925
Dividends declared on common
  stock -- cash.......................   (127,949)           --     (127,949)    (127,949)       --
                                        ---------      --------     ---------   ---------   -------
Balance at December 31, 1998..........  $ 142,141      $(14,925)    $157,066    $ 142,141   $14,925
                                        =========      ========     =========   =========   =======

---------------

( ) denotes negative amount.

CNG TRANSMISSION CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                 CNGT      Eliminations
                                                                 and           and        Combined                  CNG
                                                              Subsidiary   Adjustments      Total       CNGT      Iroquois
                                                              ----------   ------------   ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................  $ 122,839      $(5,449)     $ 128,288   $ 122,839   $ 5,449
Adjustments to reconcile income from continuing operations
to net cash provided by (used in) operating activities
 Depreciation and amortization..............................     62,665           --         62,665      62,665        --
 Pension cost (credit) -- net...............................    (15,801)          --        (15,801)    (15,801)       --
 Stock award amortization...................................        634           --            634         634        --
 Deferred income taxes -- net...............................        151           --            151        (833)      984
 Investment tax credit......................................        (22)          --            (22)        (22)       --
 Changes in current assets and current liabilities
   Accounts receivable -- net...............................     (8,008)          --         (8,008)     (8,008)       --
   Receivables from affiliated companies -- consolidated....      1,783           --          1,783       1,793       (10)
   Inventories..............................................        864           --            864         864        --
   Unrecovered gas costs....................................      6,312           --          6,312       6,312        --
   Accounts payable.........................................     32,706           --         32,706      32,706        --
   Payables to affiliated companies -- consolidated.........    (10,105)          --        (10,105)    (10,105)       --
   Estimated rate contingencies and refunds.................     50,296           --         50,296      50,296        --
   Amounts payable to customers.............................         --           --             --          --        --
   Taxes accrued............................................     (1,440)          --         (1,440)     (1,820)      380
   Other -- net.............................................      1,997           --          1,997       2,006        (9)
 Changes in other assets and other liabilities..............    (13,514)          --        (13,514)    (15,020)    1,506
 Excess of equity in earnings of subsidiary companies over
   their cash dividends
   paid -- consolidated.....................................         --        4,037         (4,037)     (4,037)       --
 Other -- net...............................................         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Net cash provided by (used in) continuing operations...    231,357       (1,412)       232,769     224,469     8,300
Net cash provided by (used in) discontinued operations......         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Net cash provided by (used in) operating activities....    231,357       (1,412)       232,769     224,469     8,300
                                                              ---------      -------      ---------   ---------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............    (56,955)          --        (56,955)    (56,955)       --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................     (1,706)          --         (1,706)     (1,706)       --
Cost of other investments -- net............................     (3,773)          --         (3,773)         --    (3,773)
Intrasystem long-term financing -- net......................         --           --             --          --        --
Intrasystem money pool investments -- net...................    (11,273)          --        (11,273)     (8,185)   (3,088)
Property transfers to (from) affiliates.....................         --           --             --          --        --
Cash -- liquidating distribution/assumption of assets and
 liabilities................................................         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Net cash provided by (used in) continuing operations...    (73,707)          --        (73,707)    (66,846)   (6,861)
Net cash provided by (used in) discontinued operations......         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Net cash provided by (used in) investing activities....    (73,707)          --        (73,707)    (66,846)   (6,861)
                                                              ---------      -------      ---------   ---------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --           --             --          --        --
Issuance of debentures......................................         --           --             --          --        --
Repayments of long-term debt................................         --           --             --          --        --
Commercial paper-net........................................         --           --             --          --        --
Dividends paid..............................................         --           --             --          --        --
Intrasystem long-term financing -- net......................    (41,876)          --        (41,876)    (41,876)       --
Intrasystem money pool borrowings (repayments) -- net.......         --           --             --          --        --
Dividends paid -- subsidiary companies -- consolidated......   (118,456)       1,412       (119,868)   (118,456)   (1,412)
Purchase of treasury stock..................................         --           --             --          --        --
Sale of treasury stock......................................         --           --             --          --        --
Other -- net................................................         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Net cash provided by (used in) continuing operations...   (160,332)       1,412       (161,744)   (160,332)   (1,412)
Net cash provided by (used in) discontinued operations......         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Net cash provided by (used in) financing activities....   (160,332)       1,412       (161,744)   (160,332)   (1,412)
                                                              ---------      -------      ---------   ---------   -------
     Net increase (decrease) in cash and TCIs...............     (2,682)          --         (2,682)     (2,709)       27
CASH AND TCIS AT JANUARY 1, 1998............................      6,634           --          6,634       6,611        23
                                                              ---------      -------      ---------   ---------   -------
CASH AND TCIS AT DECEMBER 31, 1998..........................  $   3,952      $    --      $   3,952   $   3,902   $    50
                                                              =========      =======      =========   =========   =======
Continuing operations.......................................  $   3,952      $    --      $   3,952   $   3,902   $    50
Discontinued operations.....................................         --           --             --          --        --
                                                              ---------      -------      ---------   ---------   -------
     Total cash and TCIs at December 31.....................  $   3,952      $    --      $   3,952   $   3,902   $    50
                                                              =========      =======      =========   =========   =======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................  $  27,751      $    --      $  27,751   $  27,751   $    --
 Income taxes (net of refunds)..............................  $  67,478      $    --      $  67,478   $  65,314   $ 2,164

---------------

( ) denotes negative amount.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG PRODUCING COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                         CNGP       Eliminations
                                          and           and         Combined                     CNG
Assets                                Subsidiary    Adjustments       Total         CNGP       Pipeline
------                                -----------   ------------   -----------   -----------   --------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant.........  $        --     $    --      $        --   $        --   $    --
Accumulated depreciation and
  amortization......................           --          --               --            --        --
                                      -----------     -------      -----------   -----------   -------
          Net gas utility and other
            plant...................           --          --               --            --        --
                                      -----------     -------      -----------   -----------   -------
Exploration and production
  properties........................    3,852,540          --        3,852,540     3,848,012     4,528
Accumulated depreciation and
  amortization......................   (2,556,095)         --       (2,556,095)   (2,552,009)   (4,086)
                                      -----------     -------      -----------   -----------   -------
          Net exploration and
            production properties...    1,296,445          --        1,296,445     1,296,003       442
                                      -----------     -------      -----------   -----------   -------
          Net property, plant and
            equipment...............    1,296,445          --        1,296,445     1,296,003       442
                                      -----------     -------      -----------   -----------   -------
INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated............           --      (1,496)           1,496         1,496        --
Notes of subsidiary company --
  consolidated......................           --          --               --            --        --
                                      -----------     -------      -----------   -----------   -------
          Total investments.........           --      (1,496)           1,496         1,496        --
                                      -----------     -------      -----------   -----------   -------
CURRENT ASSETS
Cash and temporary cash
  investments.......................        6,872          --            6,872         6,833        39
Accounts receivable
  Customers.........................        1,947          --            1,947         1,947        --
  Unbilled revenues and other.......      100,973          --          100,973       100,935        38
  Allowance for doubtful accounts...       (1,000)         --           (1,000)       (1,000)       --
Receivables from affiliated
  companies -- consolidated.........        4,399        (544)           4,943         3,509     1,434
Inventories, at cost
  Gas stored -- current portion.....           --          --               --            --        --
  Materials and supplies (average
     cost method)...................        1,592          --            1,592         1,592        --
Unrecovered gas costs...............           --          --               --            --        --
Deferred income taxes -- current....           41          --               41            41        --
Prepayments and other current
  assets............................       10,249          --           10,249        10,144       105
                                      -----------     -------      -----------   -----------   -------
          Total current assets......      125,073        (544)         125,617       124,001     1,616
                                      -----------     -------      -----------   -----------   -------
REGULATORY AND OTHER ASSETS
Other investments...................           --          --               --            --        --
Deferred charges and other assets...        4,693          --            4,693         4,708       (15)
                                      -----------     -------      -----------   -----------   -------
          Total regulatory and other
            assets..................        4,693          --            4,693         4,708       (15)
                                      -----------     -------      -----------   -----------   -------
          Total assets..............  $ 1,426,211     $(2,040)     $ 1,428,251   $ 1,426,208   $ 2,043
                                      ===========     =======      ===========   ===========   =======

---------------

(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                           CNGP      Eliminations
                                           and           and         Combined                   CNG
Stockholder's Equity and Liabilities    Subsidiary   Adjustments      Total         CNGP      Pipeline
------------------------------------    ----------   ------------   ----------   ----------   --------
CAPITALIZATION
Common stockholder's equity
  Common stock........................  $  326,000     $(1,200)     $  327,200   $  326,000    $1,200
  Capital in excess of par value......          --          --              --           --        --
  Retained earnings, per accompanying
     statement........................     201,664        (296)        201,960      201,664       296
  Treasury stock, at cost.............          --          --              --           --        --
  Unearned compensation...............          --          --              --           --        --
                                        ----------     -------      ----------   ----------    ------
          Total common stockholder's
            equity....................     527,664      (1,496)        529,160      527,664     1,496
                                        ----------     -------      ----------   ----------    ------
Long-term debt
  Debentures..........................          --          --              --           --        --
  Notes payable to Parent Company.....     329,125          --         329,125      329,125        --
                                        ----------     -------      ----------   ----------    ------
          Total long-term debt........     329,125          --         329,125      329,125        --
                                        ----------     -------      ----------   ----------    ------
          Total capitalization........     856,789      (1,496)        858,285      856,789     1,496
                                        ----------     -------      ----------   ----------    ------
CURRENT LIABILITIES
Current maturities on long-term
  debt................................          --          --              --           --        --
Commercial paper......................          --          --              --           --        --
Accounts payable......................     156,415          --         156,415      156,346        69
Payables to affiliated
  companies -- consolidated...........      75,942        (544)         76,486       76,217       269
Estimated rate contingencies and
  refunds.............................          --          --              --           --        --
Amounts payable to customers..........          --          --              --           --        --
Taxes accrued.........................       5,510          --           5,510        5,457        53
Deferred income taxes -- current......          --          --              --           --        --
Dividends declared....................          --          --              --           --        --
Other current liabilities.............      30,493          --          30,493       30,492         1
                                        ----------     -------      ----------   ----------    ------
          Total current liabilities...     268,360        (544)        268,904      268,512       392
                                        ----------     -------      ----------   ----------    ------
DEFERRED CREDITS
Deferred income taxes.................     257,178          --         257,178      257,023       155
Accumulated deferred investment tax
  credits.............................          --          --              --           --        --
Deferred credits and other
  liabilities.........................      43,884          --          43,884       43,884        --
                                        ----------     -------      ----------   ----------    ------
          Total deferred credits......     301,062          --         301,062      300,907       155
                                        ----------     -------      ----------   ----------    ------
COMMITMENTS AND CONTINGENCIES
                                        ----------     -------      ----------   ----------    ------
          Total stockholder's equity
            and liabilities...........  $1,426,211     $(2,040)     $1,428,251   $1,426,208    $2,043
                                        ==========     =======      ==========   ==========    ======

---------------
(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                              CNGP      Eliminations
                                              and           and        Combined                CNG
                                           Subsidiary   Adjustments     Total       CNGP     Pipeline
                                           ----------   ------------   --------   --------   --------
OPERATING REVENUES
Regulated gas sales......................   $     --       $  --       $    --    $     --     $ --
Nonregulated gas sales...................    359,596          --       359,596     359,596       --
                                            --------       -----       --------   --------     ----
          Total gas sales................    359,596          --       359,596     359,596       --
Gas transportation and storage...........        436        (724)        1,160         436      724
Other....................................    236,223          --       236,223     235,795      428
                                            --------       -----       --------   --------     ----
          Total operating revenues.......    596,255        (724)      596,979     595,827    1,152
                                            --------       -----       --------   --------     ----
OPERATING EXPENSES
Purchased gas............................     39,972          --        39,972      39,972       --
Liquids, capacity and other products
  purchased..............................    115,397        (724)      116,121     116,121       --
Operation expense........................    148,119          --       148,119     147,725      394
Maintenance..............................      9,133          --         9,133       9,133       --
Depreciation and amortization............    179,423          --       179,423     179,335       88
Taxes, other than income taxes...........      5,925          --         5,925       5,920        5
                                            --------       -----       --------   --------     ----
          Subtotal.......................    497,969        (724)      498,693     498,206      487
                                            --------       -----       --------   --------     ----
          Operating income before income
            taxes........................     98,286          --        98,286      97,621      665
Income taxes.............................     17,239          --        17,239      16,985      254
                                            --------       -----       --------   --------     ----
          Operating income...............     81,047          --        81,047      80,636      411
                                            --------       -----       --------   --------     ----
OTHER INCOME
Interest revenues........................        737          --           737         735        2
Other -- net.............................        127          --           127         127       --
Equity in earnings of subsidiary
  company -- consolidated................         --        (477)          477         477       --
Interest revenues from affiliated
  companies -- consolidated..............        381          --           381         317       64
                                            --------       -----       --------   --------     ----
          Total other income.............      1,245        (477)        1,722       1,656       66
                                            --------       -----       --------   --------     ----
          Income before interest
            charges......................     82,292        (477)       82,769      82,292      477
                                            --------       -----       --------   --------     ----
INTEREST CHARGES
Interest on long-term debt...............     24,724          --        24,724      24,724       --
Other interest expense...................      1,522          --         1,522       1,522       --
Allowance for funds used during
  construction...........................     (7,825)         --        (7,825)     (7,825)      --
                                            --------       -----       --------   --------     ----
          Total interest charges.........     18,421          --        18,421      18,421       --
                                            --------       -----       --------   --------     ----
INCOME FROM CONTINUING OPERATIONS........     63,871        (477)       64,348      63,871      477
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing
  services operations, net of applicable
  tax benefit............................         --          --            --          --       --
Loss from disposal of energy marketing
  services operations, including
  provision for operating losses during
  the phase out period, net of applicable
  tax benefit............................         --          --            --          --       --
                                            --------       -----       --------   --------     ----
NET INCOME...............................   $ 63,871       $(477)      $64,348    $ 63,871     $477
                                            ========       =====       ========   ========     ====

---------------

(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                            CNGP      Eliminations
                                            and           and        Combined                CNG
                                         Subsidiary   Adjustments     Total       CNGP     Pipeline
                                         ----------   ------------   --------   --------   --------
RETAINED EARNINGS
Balance at December 31, 1997...........   $157,793       $(288)      $158,081   $157,793    $ 288
Net income for the year 1998 per
  accompanying income statement........     63,871        (477)       64,348      63,871      477
                                          --------       -----       --------   --------    -----
          Total........................    221,664        (765)      222,429     221,664      765
Dividends declared on common
  stock -- cash........................    (20,000)        469       (20,469)    (20,000)    (469)
                                          --------       -----       --------   --------    -----
Balance at December 31, 1998...........   $201,664       $(296)      $201,960   $201,664    $ 296
                                          ========       =====       ========   ========    =====

---------------
(  ) denotes negative amount.

CNG PRODUCING COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                 CNGP      Eliminations
                                                                 and           and        Combined                  CNG
                                                              Subsidiary   Adjustments      Total       CNGP      Pipeline
                                                              ----------   ------------   ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................  $  63,871      $  (477)     $ 64,348    $  63,871    $ 477
Adjustments to reconcile income from continuing operations
 to net cash provided by (used in) operating activities
 Depreciation and amortization..............................    179,423           --       179,423      179,335       88
 Pension cost (credit) -- net...............................      1,423           --         1,423        1,423       --
 Stock award amortization...................................      1,708           --         1,708        1,708       --
 Deferred income taxes -- net...............................     18,954           --        18,954       18,990      (36)
 Investment tax credit......................................         --           --            --           --       --
 Changes in current assets and current liabilities
   Accounts receivable -- net...............................    (33,958)          --       (33,958)     (33,960)       2
   Receivables from affiliated companies -- consolidated....     25,529          365        25,164       25,209      (45)
   Inventories..............................................        318           --           318          318       --
   Unrecovered gas costs....................................         --           --            --           --       --
   Accounts payable.........................................     37,711           --        37,711       37,667       44
   Payables to affiliated companies -- consolidated.........       (803)        (365)         (438)        (511)      73
   Estimated rate contingencies and refunds.................         --           --            --           --       --
   Amounts payable to customers.............................         --           --            --           --       --
   Taxes accrued............................................      2,473           --         2,473        2,453       20
   Other -- net.............................................      4,020           --         4,020        4,108      (88)
 Changes in other assets and other liabilities..............       (604)          --          (604)        (617)      13
 Excess of equity in earnings of subsidiary companies over
   their cash dividends paid -- consolidated................         --           72           (72)         (72)      --
 Other -- net...............................................          6           --             6            6       --
                                                              ---------      -------      ---------   ---------    -----
     Net cash provided by (used in) continuing operations...    300,071         (405)      300,476      299,928      548
Net cash provided by (used in) discontinued operations......         --           --            --           --       --
                                                              ---------      -------      ---------   ---------    -----
     Net cash provided by (used in) operating activities....    300,071         (405)      300,476      299,928      548
                                                              ---------      -------      ---------   ---------    -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............   (345,676)          --      (345,676)    (345,676)      --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................        157           --           157          157       --
Cost of other investments -- net............................         --           --            --           --       --
Intrasystem long-term financing -- net......................         --           --            --           --       --
Intrasystem money pool investments -- net...................     34,820           --        34,820       34,970     (150)
Property transfers to (from) affiliates.....................    (13,207)          --       (13,207)     (13,207)      --
Cash -- Liquidating distribution/assumption of assets and
 liabilities................................................         --           --            --           --       --
                                                              ---------      -------      ---------   ---------    -----
     Net cash provided by (used in) continuing operations...   (323,906)          --      (323,906)    (323,756)    (150)
Net cash provided by (used in) discontinued operations......         --           --            --           --       --
                                                              ---------      -------      ---------   ---------    -----
     Net cash provided by (used in) investing activities....   (323,906)          --      (323,906)    (323,756)    (150)
                                                              ---------      -------      ---------   ---------    -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --           --            --           --       --
Issuance of debentures......................................         --           --            --           --       --
Repayments of long-term debt................................         --           --            --           --       --
Commercial paper -- net.....................................         --           --            --           --       --
Dividends paid..............................................         --           --            --           --       --
Intrasystem long-term financing -- net......................     25,000           --        25,000       25,000       --
Intrasystem money pool borrowings (repayments) -- net.......     23,080           --        23,080       23,080       --
Dividends paid -- subsidiary companies -- consolidated......    (20,000)         405       (20,405)     (20,000)    (405)
Purchase of treasury stock..................................         --           --            --           --       --
Sale of treasury stock......................................         --           --            --           --       --
Other -- net................................................         --           --            --           --       --
                                                              ---------      -------      ---------   ---------    -----
     Net cash provided by (used in) continuing operations...     28,080          405        27,675       28,080     (405)
Net cash provided by (used in) discontinued operations......         --           --            --           --       --
                                                              ---------      -------      ---------   ---------    -----
     Net cash provided by (used in) financing activities....     28,080          405        27,675       28,080     (405)
                                                              ---------      -------      ---------   ---------    -----
     Net increase (decrease) in cash and TCIs...............      4,245           --         4,245        4,252       (7)
CASH AND TCIS AT JANUARY 1, 1998............................      2,627           --         2,627        2,581       46
                                                              ---------      -------      ---------   ---------    -----
CASH AND TCIS AT DECEMBER 31, 1998..........................  $   6,872      $    --      $  6,872    $   6,833    $  39
                                                              =========      =======      =========   =========    =====
Continuing operations.......................................  $   6,872      $    --      $  6,872    $   6,833    $  39
Discontinued operations.....................................         --           --            --           --       --
                                                              ---------      -------      ---------   ---------    -----
       Total cash and TCIs at December 31...................  $   6,872      $    --      $  6,872    $   6,833    $  39
                                                              =========      =======      =========   =========    =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................  $  20,224      $    --      $ 20,224    $  20,224    $  --
 Income taxes (net of refunds)..............................  $  (3,913)     $    --      $ (3,913)   $  (4,183)   $ 270

---------------

( ) denotes negative amount.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                                                                                          CNG
                                         CNGESC      Eliminations                            CNG      Products and
                                          and            and        Combined                Power       Services       CNG
                                      Subsidiaries   Adjustments     Total      CNGESC    (Page 62)    (Page 66)     Storage
                                      ------------   ------------   --------   --------   ---------   ------------   -------
OPERATING REVENUES
Regulated gas sales.................    $     --       $    --      $    --    $    --     $   --        $   --      $   --
Nonregulated gas sales..............      54,810            --       54,810         --         --            --          --
                                        --------       -------      --------   --------    ------        ------      ------
        Total gas sales.............      54,810            --       54,810         --         --            --          --
Gas transportation and storage......          --            --           --         --         --            --          --
Other...............................      14,341            --       14,341         --      5,719         3,123       2,146
                                        --------       -------      --------   --------    ------        ------      ------
        Total operating revenues....      69,151            --       69,151         --      5,719         3,123       2,146
                                        --------       -------      --------   --------    ------        ------      ------
OPERATING EXPENSES
Purchased gas.......................      49,538            --       49,538         --         --            --          --
Liquids, capacity and other products
  purchased.........................       6,512            --        6,512         --      3,702            --          --
Operation expense...................       7,163            --        7,163         --        849         3,149          12
Maintenance.........................          33            --           33         --         --            --          --
Depreciation and amortization.......       1,674            --        1,674         --        193            --          --
Taxes, other than income taxes......         298            --          298         --        106            29          78
                                        --------       -------      --------   --------    ------        ------      ------
        Subtotal....................      65,218            --       65,218         --      4,850         3,178          90
                                        --------       -------      --------   --------    ------        ------      ------
        Operating income before
          income taxes..............       3,933            --        3,933         --        869           (55)      2,056
Income taxes........................       2,803            --        2,803         --      1,209          (100)        793
                                        --------       -------      --------   --------    ------        ------      ------
        Operating income............       1,130            --        1,130         --       (340)           45       1,263
                                        --------       -------      --------   --------    ------        ------      ------
OTHER INCOME
Interest revenues...................          39            --           39         --         32            --           4
Other -- net........................       4,757            --        4,757         --      2,039            --          --
Equity in earnings of subsidiary
  companies -- consolidated.........          --        (4,462)       4,462      4,462         --            --          --
Interest revenues from affiliated
  companies -- consolidated.........       1,145            --        1,145         --        986            --         117
                                        --------       -------      --------   --------    ------        ------      ------
        Total other income..........       5,941        (4,462)      10,403      4,462      3,057            --         121
                                        --------       -------      --------   --------    ------        ------      ------
        Income before interest
          charges...................       7,071        (4,462)      11,533      4,462      2,717            45       1,384
                                        --------       -------      --------   --------    ------        ------      ------
INTEREST CHARGES
Interest on long-term debt..........         900            --          900         --        634            --         266
Other interest expense..............       1,709            --        1,709         --         69           218          --
Allowance for funds used during
  construction......................          --            --           --         --         --            --          --
                                        --------       -------      --------   --------    ------        ------      ------
        Total interest charges......       2,609            --        2,609         --        703           218         266
                                        --------       -------      --------   --------    ------        ------      ------
INCOME FROM CONTINUING OPERATIONS...       4,462        (4,462)       8,924      4,462      2,014          (173)      1,118
DISCONTINUED OPERATIONS
Loss from discontinued energy
  marketing services operations, net
  of applicable tax benefit.........     (12,885)           --      (12,885)   (12,885)        --            --          --
Loss from disposal of energy
  marketing services operations,
  including provision for operating
  losses during the phase out
  period, net of applicable tax
  benefit...........................     (27,916)           --      (27,916)   (27,916)        --            --          --
                                        --------       -------      --------   --------    ------        ------      ------
NET INCOME..........................    $(36,339)      $(4,462)     $(31,877)  $(36,339)   $2,014        $ (173)     $1,118
                                        ========       =======      ========   ========    ======        ======      ======


                                       CNG        CNG
                                       Main       Oil        CNG
                                       Pass    Gathering   Retail
                                      ------   ---------   -------
OPERATING REVENUES
Regulated gas sales.................  $   --    $   --     $    --
Nonregulated gas sales..............      --        --      54,810
                                      ------    ------     -------
        Total gas sales.............      --        --      54,810
Gas transportation and storage......      --        --          --
Other...............................      --        --       3,353
                                      ------    ------     -------
        Total operating revenues....      --        --      58,163
                                      ------    ------     -------
OPERATING EXPENSES
Purchased gas.......................      --        --      49,538
Liquids, capacity and other products
  purchased.........................      --        --       2,810
Operation expense...................       2         2       3,149
Maintenance.........................      --        --          33
Depreciation and amortization.......      --        --       1,481
Taxes, other than income taxes......      --        --          85
                                      ------    ------     -------
        Subtotal....................       2         2      57,096
                                      ------    ------     -------
        Operating income before
          income taxes..............      (2)       (2)      1,067
Income taxes........................     193       378         330
                                      ------    ------     -------
        Operating income............    (195)     (380)        737
                                      ------    ------     -------
OTHER INCOME
Interest revenues...................      --        --           3
Other -- net........................   1,208     1,510          --
Equity in earnings of subsidiary
  companies -- consolidated.........      --        --          --
Interest revenues from affiliated
  companies -- consolidated.........      --        --          42
                                      ------    ------     -------
        Total other income..........   1,208     1,510          45
                                      ------    ------     -------
        Income before interest
          charges...................   1,013     1,130         782
                                      ------    ------     -------
INTEREST CHARGES
Interest on long-term debt..........      --        --          --
Other interest expense..............     680       428         314
Allowance for funds used during
  construction......................      --        --          --
                                      ------    ------     -------
        Total interest charges......     680       428         314
                                      ------    ------     -------
INCOME FROM CONTINUING OPERATIONS...     333       702         468
DISCONTINUED OPERATIONS
Loss from discontinued energy
  marketing services operations, net
  of applicable tax benefit.........      --        --          --
Loss from disposal of energy
  marketing services operations,
  including provision for operating
  losses during the phase out
  period, net of applicable tax
  benefit...........................      --        --          --
                                      ------    ------     -------
NET INCOME..........................  $  333    $  702     $   468
                                      ======    ======     =======

---------------
(  ) denotes negative amount.

* During April 1998, management approved a plan to discontinue the Company's wholesale trading and marketing of natural gas and electricity, including integrated energy management. The results of operations of these activities are classified as "Discontinued Operations" in the Consolidating Income Statement. Cash flows in connection with operating and investing activities for discontinued operations are reported separately in the Consolidating Statement of Cash Flows. On July 31, 1998, the Parent Company sold all of the common stock of CNG Energy Services. Prior to the sale, CNG Energy Services transferred all of the common stock of its subsidiaries to the Parent Company through a liquidating distribution. Subsequent to the distribution, each of the subsidiaries became a direct subsidiary of the Parent Company.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                                                                                               CNG
                                              CNGESC      Eliminations                            CNG      Products and
                                               and            and        Combined                Power       Services       CNG
                                           Subsidiaries   Adjustments     Total      CNGESC    (Page 63)    (Page 67)     Storage
                                           ------------   ------------   --------   --------   ---------   ------------   -------
RETAINED EARNINGS
Balance at December 31, 1997.............    $(11,480)      $(5,162)     $(6,318)   $(18,180)  $  9,556      $(1,075)     $ 3,472
Net income for the period January 1
  through July 31, 1998 per accompanying
  income statement.......................     (36,339)       (4,462)     (31,877)   (36,339)      2,014         (173)       1,118
                                             --------       -------      --------   --------   --------      -------      -------
        Total............................     (47,819)       (9,624)     (38,195)   (54,519)     11,570       (1,248)       4,590
Transfer of subsidiaries by CNG Energy
  Services through liquidating
  distribution to Parent Company.........      (6,700)        9,624      (16,324)        --     (11,570)       1,248       (4,590)
Sale of CNG Energy Services common stock
  by Parent Company and assumption of
  remaining assets and liabilities of CNG
  Energy Services by Parent Company......      54,519            --       54,519     54,519          --           --           --
Dividends declared on common
  stock -- cash..........................          --            --           --         --          --           --           --
                                             --------       -------      --------   --------   --------      -------      -------
Balance at July 31, 1998.................    $     --       $    --      $    --    $    --    $     --      $    --      $    --
                                             ========       =======      ========   ========   ========      =======      =======


                                             CNG        CNG
                                            Main        Oil        CNG
                                            Pass     Gathering   Retail
                                           -------   ---------   -------
RETAINED EARNINGS
Balance at December 31, 1997.............  $ 1,730    $   535    $(2,356)
Net income for the period January 1
  through July 31, 1998 per accompanying
  income statement.......................      333        702        468
                                           -------    -------    -------
        Total............................    2,063      1,237     (1,888)
Transfer of subsidiaries by CNG Energy
  Services through liquidating
  distribution to Parent Company.........   (2,063)    (1,237)     1,888
Sale of CNG Energy Services common stock
  by Parent Company and assumption of
  remaining assets and liabilities of CNG
  Energy Services by Parent Company......       --         --         --
Dividends declared on common
  stock -- cash..........................       --         --         --
                                           -------    -------    -------
Balance at July 31, 1998.................  $    --    $    --    $    --
                                           =======    =======    =======

---------------

(  ) denotes negative amount.

* See note on page 58.

CNG ENERGY SERVICES CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                                                                                         CNG
                                        CNGESC      Eliminations                            CNG      Products and
                                         and            and        Combined                Power       Services       CNG
                                     Subsidiaries   Adjustments     Total      CNGESC    (Page 64)    (Page 68)     Storage
                                     ------------   ------------   --------   --------   ---------   ------------   -------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Income from continuing
 operations........................    $  4,462       $ (4,462)    $ 8,924    $ 4,462     $ 2,014      $  (173)     $ 1,118
Adjustments to reconcile income
 from continuing operations to net
 cash provided by (used in)
 operating activities
 Depreciation and amortization.....       1,674             --       1,674         --         193           --           --
 Pension cost (credit) -- net......          --             --          --         --          --           --           --
 Stock award amortization..........          --             --          --         --          --           --           --
 Deferred income taxes -- net......        (861)            --        (861)        --      (2,811)          --           --
 Investment tax credit.............          --             --          --         --          --           --           --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net......      (2,290)            --      (2,290)        --         476         (985)         264
   Receivables from affiliated
     cos. -- consolidated..........      (6,367)       (35,009)     28,642         --        (540)      11,398           (4)
   Inventories.....................      (8,503)            --      (8,503)        --         377           --           --
   Unrecovered gas costs...........          --             --          --         --          --           --           --
   Accounts payable................      (2,130)            --      (2,130)        --        (249)      (1,891)           1
   Payables to affiliated
     cos. -- consolidated..........       6,917         35,009     (28,092)        --       1,421       (4,303)          39
   Estimated rate contingencies and
     refunds.......................          --             --          --         --          --           --           --
   Amounts payable to customers....          --             --          --         --          --           --           --
   Taxes accrued...................      (1,148)            --      (1,148)        --      (2,049)       1,508           99
   Other -- net....................         656             --         656         --          14          601          122
 Changes in other assets and other
   liabilities.....................      10,060             --      10,060         --      10,701          271           --
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends
   paid -- consolidated............          --          4,462      (4,462)    (4,462)         --           --           --
 Other -- net......................          --             --          --         --          --           --           --
                                       --------       --------     --------   --------    -------      -------      -------
     Net cash provided by (used in)
       continuing operations.......       2,470             --       2,470         --       9,547        6,426        1,639
Net cash provided by (used in)
 discontinued operations...........      18,484             --      18,484     18,484          --           --           --
                                       --------       --------     --------   --------    -------      -------      -------
     Net cash provided by (used in)
       operating activities........      20,954             --      20,954     18,484       9,547        6,426        1,639
                                       --------       --------     --------   --------    -------      -------      -------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and other
 property additions................        (735)            --        (735)        --          --           --           --
Proceeds from dispositions of
 prop., plant and equip. -- net....          --             --          --         --          --           --           --
Cost of other investments -- net...      (5,934)            --      (5,934)        --          --           --           --
Intrasystem long-term
 financing -- net..................          --             --          --         --          --           --           --
Intrasystem money pool
 investments -- net................         470             --         470         --      (8,600)          --       (1,300)
Property transfers to (from)
 affiliates........................         (10)            --         (10)        --          --           65           --
Cash -- Liquidating
 distribution/assumption of assets
 and liabilities...................      (3,989)            --      (3,989)    (2,774)       (982)         (13)        (348)
                                       --------       --------     --------   --------    -------      -------      -------
     Net cash provided by (used in)
       continuing operations.......     (10,198)            --     (10,198)    (2,774)     (9,582)          52       (1,648)
Net cash provided by (used in)
 discontinued operations...........         841             --         841        841          --           --           --
                                       --------       --------     --------   --------    -------      -------      -------
     Net cash provided by (used in)
       investing activities........      (9,357)            --      (9,357)    (1,933)     (9,582)          52       (1,648)
                                       --------       --------     --------   --------    -------      -------      -------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common stock...........          --             --          --         --          --           --           --
Issuance of debentures.............          --             --          --         --          --           --           --
Repayments of long-term debt.......          --             --          --         --          --           --           --
Commercial paper -- net............          --             --          --         --          --           --           --
Dividends paid.....................          --             --          --         --          --           --           --
Intrasystem long-term
 financing -- net..................          --             --          --         --          --           --           --
Intrasystem money pool borrowings
 (repayments) -- net...............       4,850             --       4,850         --          --       (6,530)          --
Dividends paid -- subsidiary
 companies -- consolidated.........          --             --          --         --          --           --           --
Purchase of treasury stock.........          --             --          --         --          --           --           --
Sale of treasury stock.............          --             --          --         --          --           --           --
Other -- net.......................          --             --          --         --          --           --           --
                                       --------       --------     --------   --------    -------      -------      -------
     Net cash provided by (used in)
       continuing operations.......       4,850             --       4,850         --          --       (6,530)          --
Net cash provided by (used in)
 discontinued operations...........     (25,080)            --     (25,080)   (25,080)         --           --           --
                                       --------       --------     --------   --------    -------      -------      -------
     Net cash provided by (used in)
       financing activities........     (20,230)            --     (20,230)   (25,080)         --       (6,530)          --
                                       --------       --------     --------   --------    -------      -------      -------
     Net increase (decrease) in
       cash and TCIs...............      (8,633)            --      (8,633)    (8,529)        (35)         (52)          (9)
CASH AND TCIS AT JANUARY 1, 1998...       8,633             --       8,633      8,529          35           52            9
                                       --------       --------     --------   --------    -------      -------      -------
CASH AND TCIS AT JULY 31, 1998.....    $     --       $     --     $    --    $    --     $    --      $    --      $    --
                                       ========       ========     ========   ========    =======      =======      =======
Continuing operations..............    $     --       $     --     $    --    $    --     $    --      $    --      $    --
Discontinued operations............          --             --          --         --          --           --           --
                                       --------       --------     --------   --------    -------      -------      -------
     Total cash and TCIs at July
       31..........................    $     --       $     --     $    --    $    --     $    --      $    --      $    --
                                       ========       ========     ========   ========    =======      =======      =======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for Interest (net of
 amounts capitalized)..............    $  4,448       $     --     $ 4,448    $ 1,839     $   703      $   218      $   266
 Income taxes (net of refunds).....    $    948       $     --     $   948    $(3,863)    $ 6,092      $(1,608)     $   622
Non-cash investing activities
 Transfer of subsidiaries by CNG
   Energy Services through
   liquidating distribution to
   Parent Company, net of cash.....    $(61,238)      $     --     $(61,238)  $(61,238)   $    --      $    --      $    --


                                       CNG        CNG
                                      Main        Oil        CNG
                                      Pass     Gathering    Retail
                                     -------   ---------   --------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Income from continuing
 operations........................  $   333    $   702    $    468
Adjustments to reconcile income
 from continuing operations to net
 cash provided by (used in)
 operating activities
 Depreciation and amortization.....       --         --       1,481
 Pension cost (credit) -- net......       --         --          --
 Stock award amortization..........       --         --          --
 Deferred income taxes -- net......    1,014        574         362
 Investment tax credit.............       --         --          --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net......       --         --      (2,045)
   Receivables from affiliated
     cos. -- consolidated..........     (271)     2,316      15,743
   Inventories.....................       --         --      (8,880)
   Unrecovered gas costs...........       --         --          --
   Accounts payable................       --         --           9
   Payables to affiliated
     cos. -- consolidated..........    5,190     (2,838)    (27,601)
   Estimated rate contingencies and
     refunds.......................       --         --          --
   Amounts payable to customers....       --         --          --
   Taxes accrued...................     (296)        74        (484)
   Other -- net....................        1          2         (84)
 Changes in other assets and other
   liabilities.....................      (37)      (830)        (45)
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends
   paid -- consolidated............       --         --          --
 Other -- net......................       --         --          --
                                     -------    -------    --------
     Net cash provided by (used in)
       continuing operations.......    5,934         --     (21,076)
Net cash provided by (used in)
 discontinued operations...........       --         --          --
                                     -------    -------    --------
     Net cash provided by (used in)
       operating activities........    5,934         --     (21,076)
                                     -------    -------    --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
Plant construction and other
 property additions................       --         --        (735)
Proceeds from dispositions of
 prop., plant and equip. -- net....       --         --          --
Cost of other investments -- net...   (5,934)        --          --
Intrasystem long-term
 financing -- net..................       --         --          --
Intrasystem money pool
 investments -- net................       --         --      10,370
Property transfers to (from)
 affiliates........................       --         --         (75)
Cash -- Liquidating
 distribution/assumption of assets
 and liabilities...................       --         --         128
                                     -------    -------    --------
     Net cash provided by (used in)
       continuing operations.......   (5,934)        --       9,688
Net cash provided by (used in)
 discontinued operations...........       --         --          --
                                     -------    -------    --------
     Net cash provided by (used in)
       investing activities........   (5,934)        --       9,688
                                     -------    -------    --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Issuance of common stock...........       --         --          --
Issuance of debentures.............       --         --          --
Repayments of long-term debt.......       --         --          --
Commercial paper -- net............       --         --          --
Dividends paid.....................       --         --          --
Intrasystem long-term
 financing -- net..................       --         --          --
Intrasystem money pool borrowings
 (repayments) -- net...............       --         --      11,380
Dividends paid -- subsidiary
 companies -- consolidated.........       --         --          --
Purchase of treasury stock.........       --         --          --
Sale of treasury stock.............       --         --          --
Other -- net.......................       --         --          --
                                     -------    -------    --------
     Net cash provided by (used in)
       continuing operations.......       --         --      11,380
Net cash provided by (used in)
 discontinued operations...........       --         --          --
                                     -------    -------    --------
     Net cash provided by (used in)
       financing activities........       --         --      11,380
                                     -------    -------    --------
     Net increase (decrease) in
       cash and TCIs...............       --         --          (8)
CASH AND TCIS AT JANUARY 1, 1998...       --         --           8
                                     -------    -------    --------
CASH AND TCIS AT JULY 31, 1998.....  $    --    $    --    $     --
                                     =======    =======    ========
Continuing operations..............  $    --    $    --    $     --
Discontinued operations............       --         --          --
                                     -------    -------    --------
     Total cash and TCIs at July
       31..........................  $    --    $    --    $     --
                                     =======    =======    ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for Interest (net of
 amounts capitalized)..............  $   680    $   428    $    314
 Income taxes (net of refunds).....  $  (525)   $  (270)   $    500
Non-cash investing activities
 Transfer of subsidiaries by CNG
   Energy Services through
   liquidating distribution to
   Parent Company, net of cash.....  $    --    $    --    $     --

---------------

( ) denotes negative amount.

* See note on page 58.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG POWER COMPANY

CONSOLIDATING INCOME STATEMENT
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                       CNG Power     Eliminations                                   CNG
                                          and            and        Combined    CNG     Granite     Bear
                                      Subsidiaries   Adjustments     Total     Power     Road     Mountain   CNGMCS
                                      ------------   ------------   --------   ------   -------   --------   ------
OPERATING REVENUES
Regulated gas sales.................     $   --          $ --        $   --    $   --     $--       $--       $ --
Nonregulated gas sales..............         --            --            --        --      --        --         --
                                         ------          ----        ------    ------     ---       ---       ----
         Total gas sales............         --            --            --        --      --        --         --
Gas transportation and storage......         --            --            --        --      --        --         --
Other...............................      5,719            --         5,719     5,719      --        --         --
                                         ------          ----        ------    ------     ---       ---       ----
         Total operating revenues...      5,719            --         5,719     5,719      --        --         --
                                         ------          ----        ------    ------     ---       ---       ----
OPERATING EXPENSES
Purchased gas.......................         --            --            --        --      --        --         --
Liquids, capacity and other products
  purchased.........................      3,702            --         3,702     3,702      --        --         --
Operation expense...................        849            --           849       837      --        --         12
Maintenance.........................         --            --            --        --      --        --         --
Depreciation and amortization.......        193            --           193       193      --        --         --
Taxes, other than income taxes......        106            --           106        93      --         1         12
                                         ------          ----        ------    ------     ---       ---       ----
         Subtotal...................      4,850            --         4,850     4,825      --         1         24
                                         ------          ----        ------    ------     ---       ---       ----
         Operating income before
           income taxes.............        869            --           869       894      --        (1)       (24)
Income taxes........................      1,209            --         1,209     1,186      --         2         21
                                         ------          ----        ------    ------     ---       ---       ----
         Operating income...........       (340)           --          (340)     (292)     --        (3)       (45)
                                         ------          ----        ------    ------     ---       ---       ----
OTHER INCOME
Interest revenues...................         32            --            32        32      --        --         --
Other -- net........................      2,039            --         2,039     1,939      --         9         91
Equity in earnings of subsidiary
  companies -- consolidated.........         --           (45)           45        45      --        --         --
Interest revenues from affiliated
  companies -- consolidated.........        986            --           986       973      --        --         13
                                         ------          ----        ------    ------     ---       ---       ----
         Total other income.........      3,057           (45)        3,102     2,989      --         9        104
                                         ------          ----        ------    ------     ---       ---       ----
         Income before interest
           charges..................      2,717           (45)        2,762     2,697      --         6         59
                                         ------          ----        ------    ------     ---       ---       ----
INTEREST CHARGES
Interest on long-term debt..........        634            --           634       634      --        --         --
Other interest expense..............         69            --            69        49      --        --         20
Allowance for funds used during
  construction......................         --            --            --        --      --        --         --
                                         ------          ----        ------    ------     ---       ---       ----
         Total interest charges.....        703            --           703       683      --        --         20
                                         ------          ----        ------    ------     ---       ---       ----
INCOME FROM CONTINUING OPERATIONS...      2,014           (45)        2,059     2,014      --         6         39
DISCONTINUED OPERATIONS
Loss from discontinued energy
  marketing services operations, net
  of applicable tax benefit.........         --            --            --        --      --        --         --
Loss from disposal of energy
  marketing services operations,
  including provision for operating
  losses during the phase out
  period, net of applicable tax
  benefit...........................         --            --            --        --      --        --         --
                                         ------          ----        ------    ------     ---       ---       ----
NET INCOME..........................     $2,014          $(45)       $2,059    $2,014     $--       $ 6       $ 39
                                         ======          ====        ======    ======     ===       ===       ====

---------------
(  ) denotes negative amount.

* See note on page 58.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                           CNG Power     Eliminations                                     CNG
                                              and            and        Combined     CNG      Granite     Bear
                                          Subsidiaries   Adjustments     Total      Power      Road     Mountain   CNGMCS
                                          ------------   ------------   --------   --------   -------   --------   ------
RETAINED EARNINGS
Balance at December 31, 1997............    $  9,556        $(707)      $10,263    $  9,556     $--       $  6     $ 701
Net income for the period January 1
  through July 31, 1998 per accompanying
  income statement......................       2,014          (45)        2,059       2,014      --          6        39
                                            --------        -----       --------   --------     ---       ----     -----
         Total..........................      11,570         (752)       12,322      11,570      --         12       740
Transfer of subsidiaries by CNG
  Energy Services through liquidating
    distribution to Parent Company......     (11,570)         752       (12,322)    (11,570)     --        (12)     (740)
Dividends declared on common
  stock -- cash.........................          --           --            --          --      --         --        --
                                            --------        -----       --------   --------     ---       ----     -----
Balance at July 31, 1998................    $     --        $  --       $    --    $     --     $--       $ --     $  --
                                            ========        =====       ========   ========     ===       ====     =====

---------------
(  ) denotes negative amount.

* See note on page 58.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                                    CNG Power     Eliminations                                    CNG
                                                       and            and        Combined     CNG     Granite     Bear
                                                   Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
                                                   ------------   ------------   --------   -------   -------   --------   ------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations................    $ 2,014        $   (45)     $ 2,059    $ 2,014     $--       $  6     $  39
Adjustments to reconcile income from continuing
 operations to net cash provided by (used in)
 operating activities
 Depreciation and amortization...................        193             --          193        193      --         --        --
 Pension cost (credit) -- net....................         --             --           --         --      --         --        --
 Stock award amortization........................         --             --           --         --      --         --        --
 Deferred income taxes -- net....................     (2,811)            --       (2,811)    (2,774)     --        (37)       --
 Investment tax credit...........................         --             --           --         --      --         --        --
 Changes in current assets and current
   liabilities
   Accounts receivable -- net....................        476             --          476        476      --         --        --
   Receivables from affiliated
     companies -- consolidated...................       (540)       (10,495)       9,955     10,248      --        (72)     (221)
   Inventories...................................        377             --          377        377      --         --        --
   Unrecovered gas costs.........................         --             --           --         --      --         --        --
   Accounts payable..............................       (249)            --         (249)      (244)     --         --        (5)
   Payables to affiliated
     companies -- consolidated...................      1,421         10,495       (9,074)    (8,918)     --        (32)     (124)
   Estimated rate contingencies and refunds......         --             --           --         --      --         --        --
   Amounts payable to customers..................         --             --           --         --      --         --        --
   Taxes accrued.................................     (2,049)            --       (2,049)    (1,955)     --         14      (108)
   Other -- net..................................         14             --           14         13      --         (1)        2
 Changes in other assets and other liabilities...     10,701             --       10,701     10,171      --        122       408
 Excess of equity in earnings of subsidiary
   companies over their cash dividends
   paid -- consolidated..........................         --             45          (45)       (45)     --         --        --
 Other -- net....................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
     Net cash provided by (used in) continuing
       operations................................      9,547             --        9,547      9,556      --         --        (9)
Net cash provided by (used in) discontinued
 operations......................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
     Net cash provided by (used in) operating
       activities................................      9,547             --        9,547      9,556      --         --        (9)
                                                     -------        -------      -------    -------     ---       ----     -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
 additions.......................................         --             --           --         --      --         --        --
Proceeds from dispositions of prop., plant and
 equip. -- net...................................         --             --           --         --      --         --        --
Cost of other investments -- net.................         --             --           --         --      --         --        --
Intrasystem long-term financing -- net...........         --             --           --         --      --         --        --
Intrasystem money pool investments -- net........     (8,600)            --       (8,600)    (8,600)     --         --        --
Property transfers to (from) affiliates..........         --             --           --         --      --         --        --
Cash -- Liquidating distribution/assumption of
 assets and liabilities..........................       (982)            --         (982)      (979)     --         --        (3)
                                                     -------        -------      -------    -------     ---       ----     -----
     Net cash provided by (used in) continuing
       operations................................     (9,582)            --       (9,582)    (9,579)     --         --        (3)
Net cash provided by (used in) discontinued
 operations......................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
     Net cash provided by (used in) investing
       activities................................     (9,582)            --       (9,582)    (9,579)     --         --        (3)
                                                     -------        -------      -------    -------     ---       ----     -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock.........................         --             --           --         --      --         --        --
Issuance of debentures...........................         --             --           --         --      --         --        --
Repayments of long-term debt.....................         --             --           --         --      --         --        --
Commercial paper -- net..........................         --             --           --         --      --         --        --
Dividends paid...................................         --             --           --         --      --         --        --
Intrasystem long-term financing -- net...........         --             --           --         --      --         --        --
Intrasystem money pool borrowings
 (repayments) -- net.............................         --             --           --         --      --         --        --
Dividends paid -- subsidiary
 companies -- consolidated.......................         --             --           --         --      --         --        --
Purchase of treasury stock.......................         --             --           --         --      --         --        --
Sale of treasury stock...........................         --             --           --         --      --         --        --
Other -- net.....................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
     Net cash provided by (used in) continuing
       operations................................         --             --           --         --      --         --        --
Net cash provided by (used in) discontinued
 operations......................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
     Net cash provided by (used in) financing
       activities................................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
     Net increase (decrease) in cash and TCIs....        (35)            --          (35)       (23)     --         --       (12)
CASH AND TCIS AT JANUARY 1, 1998.................         35             --           35         23      --         --        12
                                                     -------        -------      -------    -------     ---       ----     -----
CASH AND TCIS AT JULY 31, 1998...................    $    --        $    --      $    --    $    --     $--       $ --     $  --
                                                     =======        =======      =======    =======     ===       ====     =====
Continuing operations............................    $    --        $    --      $    --    $    --     $--       $ --     $  --
Discontinued operations..........................         --             --           --         --      --         --        --
                                                     -------        -------      -------    -------     ---       ----     -----
   Total cash and TCIs at July 31................    $    --        $    --      $    --    $    --     $--       $ --     $  --
                                                     =======        =======      =======    =======     ===       ====     =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)...........    $   703        $    --      $   703    $   703     $--       $ --     $  --
 Income taxes (net of refunds)...................    $ 6,092        $    --      $ 6,092    $ 5,937     $--       $ 25     $ 130

---------------

( ) denotes negative amount.

* See note on page 58.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING INCOME STATEMENT
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                               CNG
                                           Products and
                                             Services     Eliminations                  CNG
                                               and            and        Combined   Products and       CNG
                                            Subsidiary    Adjustments     Total       Services     Technologies
                                           ------------   ------------   --------   ------------   ------------
OPERATING REVENUES
Regulated gas sales......................     $   --          $--         $   --       $   --          $--
Nonregulated gas sales...................         --           --             --           --           --
                                              ------          ---         ------       ------          ---
         Total gas sales.................         --           --             --           --           --
Gas transportation and storage...........         --           --             --           --           --
Other....................................      3,123           --          3,123        3,123           --
                                              ------          ---         ------       ------          ---
         Total operating revenues........      3,123           --          3,123        3,123           --
                                              ------          ---         ------       ------          ---
OPERATING EXPENSES
Purchased gas............................         --           --             --           --           --
Liquids, capacity and other products
  purchased..............................         --           --             --           --           --
Operation expense........................      3,149           --          3,149        3,149           --
Maintenance..............................         --           --             --           --           --
Depreciation and amortization............         --           --             --           --           --
Taxes, other than income taxes...........         29           --             29           23            6
                                              ------          ---         ------       ------          ---
         Subtotal........................      3,178           --          3,178        3,172            6
                                              ------          ---         ------       ------          ---
         Operating income before income
           taxes.........................        (55)          --            (55)         (49)          (6)
Income taxes.............................       (100)          --           (100)        (102)           2
                                              ------          ---         ------       ------          ---
         Operating income................         45           --             45           53           (8)
                                              ------          ---         ------       ------          ---
OTHER INCOME
Interest revenues........................         --           --             --           --           --
Other -- net.............................         --           --             --           --           --
Equity in earnings of subsidiary
  company -- consolidated................         --            8             (8)          (8)          --
Interest revenues from affiliated
  companies -- consolidated..............         --           --             --           --           --
                                              ------          ---         ------       ------          ---
         Total other income..............         --            8             (8)          (8)          --
                                              ------          ---         ------       ------          ---
         Income before interest
           charges.......................         45            8             37           45           (8)
                                              ------          ---         ------       ------          ---
INTEREST CHARGES
Interest on long-term debt...............         --           --             --           --           --
Other interest expense...................        218           --            218          218           --
Allowance for funds used during
  construction...........................         --           --             --           --           --
                                              ------          ---         ------       ------          ---
         Total interest charges..........        218           --            218          218           --
                                              ------          ---         ------       ------          ---
INCOME FROM CONTINUING OPERATIONS........       (173)           8           (181)        (173)          (8)
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing
  services operations, net of applicable
  tax benefit............................         --           --             --           --           --
Loss from disposal of energy marketing
  services operations, including
  provision for operating losses during
  the phase out period, net of applicable
  tax benefit............................         --           --             --           --           --
                                              ------          ---         ------       ------          ---
NET INCOME...............................     $ (173)         $ 8         $ (181)      $ (173)         $(8)
                                              ======          ===         ======       ======          ===

---------------
(  ) denotes negative amount.

* See note on page 58.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                         CNG
                                     Products and
                                       Services     Eliminations                  CNG
                                         and            and        Combined   Products and       CNG
                                      Subsidiary    Adjustments     Total       Services     Technologies
                                     ------------   ------------   --------   ------------   ------------
RETAINED EARNINGS
Balance at December 31, 1997.......    $(1,075)        $ 137       $(1,212)     $(1,075)        $(137)
Net income for the period January 1
  through July 31, 1998 per
  accompanying income statement....       (173)            8          (181)        (173)           (8)
                                       -------         -----       -------      -------         -----
          Total....................     (1,248)          145        (1,393)      (1,248)         (145)
Transfer of subsidiaries by CNG
  Energy Services through
  liquidating distribution to
  Parent Company...................      1,248          (145)        1,393        1,248           145
Dividends declared on common
  stock -- cash....................         --            --            --           --            --
                                       -------         -----       -------      -------         -----
Balance at July 31, 1998...........    $    --         $  --       $    --      $    --         $  --
                                       =======         =====       =======      =======         =====

---------------
(  ) denotes negative amount.

* See note on page 58.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period January 1 Through July 31, 1998*
(Thousands of Dollars)

                                                                 CNG
                                                             Products and
                                                               Services     Eliminations                  CNG
                                                                 and            and        Combined   Products and       CNG
                                                              Subsidiary    Adjustments     Total       Services     Technologies
                                                             ------------   ------------   --------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations..........................    $  (173)         $  8       $  (181)     $  (173)         $ (8)
Adjustments to reconcile income from continuing operations
 to net cash provided by (used in) operating activities
 Depreciation and amortization.............................         --            --            --           --            --
 Pension cost (credit) -- net..............................         --            --            --           --            --
 Stock award amortization..................................         --            --            --           --            --
 Deferred income taxes -- net..............................         --            --            --          (25)           25
 Investment tax credit.....................................         --            --            --           --            --
 Changes in current assets and current liabilities
   Accounts receivable -- net..............................       (985)           --          (985)        (985)           --
   Receivables from affiliated companies -- consolidated...     11,398            34        11,364       11,392           (28)
   Inventories.............................................         --            --            --           --            --
   Unrecovered gas costs...................................         --            --            --           --            --
   Accounts payable........................................     (1,891)           --        (1,891)      (1,891)           --
   Payables to affiliated companies -- consolidated........     (4,303)          (34)       (4,269)      (4,283)           14
   Estimated rate contingencies and refunds................         --            --            --           --            --
   Amounts payable to customers............................         --            --            --           --            --
   Taxes accrued...........................................      1,508            --         1,508        1,512            (4)
   Other -- net............................................        601            --           601          601            --
 Changes in other assets and other liabilities.............        271            --           271          270             1
 Excess of equity in earnings of subsidiary companies over
   their cash dividends paid -- consolidated...............         --            (8)            8            8            --
 Other -- net..............................................         --            --            --           --            --
                                                               -------          ----       -------      -------          ----
     Net cash provided by (used in) continuing
       operations..........................................      6,426            --         6,426        6,426            --
Net cash provided by (used in) discontinued operations.....         --            --            --           --            --
                                                               -------          ----       -------      -------          ----
     Net cash provided by (used in) operating activities...      6,426            --         6,426        6,426            --
                                                               -------          ----       -------      -------          ----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions............         --            --            --           --            --
Proceeds from dispositions of prop., plant and
 equip. -- net.............................................         --            --            --           --            --
Cost of other investments -- net...........................         --            --            --           --            --
Intrasystem long-term financing -- net.....................         --            --            --           --            --
Intrasystem money pool investments -- net..................         --            --            --           --            --
Property transfers to (from) affiliates....................         65            --            65           65            --
Cash -- Liquidating distribution/assumption of assets and
 liabilities...............................................        (13)           --           (13)         (13)           --
                                                               -------          ----       -------      -------          ----
     Net cash provided by (used in) continuing
       operations..........................................         52            --            52           52            --
Net cash provided by (used in) discontinued operations.....         --            --            --           --            --
                                                               -------          ----       -------      -------          ----
     Net cash provided by (used in) investing activities...         52            --            52           52            --
                                                               -------          ----       -------      -------          ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock...................................         --            --            --           --            --
Issuance of debentures.....................................         --            --            --           --            --
Repayments of long-term debt...............................         --            --            --           --            --
Commercial paper -- net....................................         --            --            --           --            --
Dividends paid.............................................         --            --            --           --            --
Intrasystem long-term financing -- net.....................         --            --            --           --            --
Intrasystem money pool borrowings (repayments) -- net......     (6,530)           --        (6,530)      (6,530)           --
Dividends paid -- subsidiary companies -- consolidated.....         --            --            --           --            --
Purchase of treasury stock.................................         --            --            --           --            --
Sale of treasury stock.....................................         --            --            --           --            --
Other -- net...............................................         --            --            --           --            --
                                                               -------          ----       -------      -------          ----
     Net cash provided by (used in) continuing
       operations..........................................     (6,530)           --        (6,530)      (6,530)           --
Net cash provided by (used in) discontinued operations.....         --            --            --           --            --
                                                               -------          ----       -------      -------          ----
     Net cash provided by (used in) financing activities...     (6,530)           --        (6,530)      (6,530)           --
                                                               -------          ----       -------      -------          ----
     Net increase (decrease) in cash and TCIs..............        (52)           --           (52)         (52)           --
CASH AND TCIS AT JANUARY 1, 1998...........................         52            --            52           52            --
                                                               -------          ----       -------      -------          ----
CASH AND TCIS AT JULY 31, 1998.............................    $    --          $ --       $    --      $    --          $ --
                                                               =======          ====       =======      =======          ====
Continuing operations......................................    $    --          $ --       $    --      $    --          $ --
Discontinued operations....................................         --            --            --           --            --
                                                               -------          ----       -------      -------          ----
     Total cash and TCIs at July 31........................    $    --          $ --       $    --      $    --          $ --
                                                               =======          ====       =======      =======          ====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized).....................    $   218          $ --       $   218      $   218          $ --
 Income taxes (net of refunds).............................    $(1,608)         $ --       $(1,608)     $(1,696)         $ 88

---------------

( ) denotes negative amount.

* See note on page 58.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG POWER SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1998*
(Thousands of Dollars)

                                                       CNGPSC     Eliminations
                                                        and           and        Combined              CNG
                                                     Subsidiary   Adjustments     Total     CNGPSC   Lakewood
                                                     ----------   ------------   --------   ------   --------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant........................     $ --          $ --         $ --      $ --      $ --
Accumulated depreciation and amortization..........       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Net gas utility and other plant...........       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
Exploration and production properties..............       --            --           --        --        --
Accumulated depreciation and amortization..........       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Net exploration and production
           properties..............................       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Net property, plant and equipment.........       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated...........................       --            --           --        --        --
Notes of subsidiary company -- consolidated........       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Total investments.........................       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
CURRENT ASSETS
Cash and temporary cash investments................       --            --           --        --        --
Accounts receivable
  Customers........................................       --            --           --        --        --
  Unbilled revenues and other......................       --            --           --        --        --
  Allowance for doubtful accounts..................       --            --           --        --        --
Receivables from affiliated companies --
  consolidated.....................................       --            --           --        --        --
Inventories, at cost
  Gas stored -- current portion....................       --            --           --        --        --
  Materials and supplies (average cost method).....       --            --           --        --        --
Unrecovered gas costs..............................       --            --           --        --        --
Deferred income taxes -- current...................       --            --           --        --        --
Prepayments and other current assets...............       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Total current assets......................       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
REGULATORY AND OTHER ASSETS
Other investments..................................       --            --           --        --        --
Deferred charges and other assets..................       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Total regulatory and other assets.........       --            --           --        --        --
                                                        ----          ----         ----      ----      ----
         Total assets..............................     $ --          $ --         $ --      $ --      $ --
                                                        ====          ====         ====      ====      ====

---------------
(  ) denotes negative amount.

* During April 1998, management approved a plan to discontinue the Company's wholesale trading and marketing of natural gas and electricity, including integrated energy management. The results of operations of these activities are classified as "Discontinued Operations" in the Consolidating Income Statement. The remaining net liabilities associated with discontinued operations at December 31, 1998 are classified on one line item, Other current liabilities, in the Consolidating Balance Sheet. Cash flows in connection with operating and investing activities for discontinued operations are reported separately in the Consolidating Statement of Cash Flows.

  Reference is also made to page 21 regarding the sale of the capital stock of CNG Lakewood in 1998.

CNG POWER SERVICES CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                                CNGPSC     Eliminations
                                                 and           and        Combined                CNG
                                              Subsidiary   Adjustments     Total      CNGPSC    Lakewood
                                              ----------   ------------   --------   --------   --------
STOCKHOLDER'S EQUITY AND LIABILITIES
CAPITALIZATION
Common stockholder's equity
  Common stock..............................   $15,520         $ --       $ 15,520   $ 15,520     $ --
  Capital in excess of par value............        --           --             --         --       --
  Retained earnings, per accompanying
     statement..............................   (18,187)          --        (18,187)   (18,187)      --
  Treasury stock, at cost...................        --           --             --         --       --
  Unearned compensation.....................        --           --             --         --       --
                                               -------         ----       --------   --------     ----
          Total common stockholder's
            equity..........................    (2,667)          --         (2,667)    (2,667)      --
                                               -------         ----       --------   --------     ----
Long-term debt
  Debentures................................        --           --             --         --       --
  Notes payable to Parent Company...........        --           --             --         --       --
                                               -------         ----       --------   --------     ----
          Total long-term debt..............        --           --             --         --       --
                                               -------         ----       --------   --------     ----
          Total capitalization..............    (2,667)          --         (2,667)    (2,667)      --
                                               -------         ----       --------   --------     ----
CURRENT LIABILITIES
Current maturities on long-term debt........        --           --             --         --       --
Commercial paper............................        --           --             --         --       --
Accounts payable............................        --           --             --         --       --
Payables to affiliated
  companies -- consolidated.................        --           --             --         --       --
Estimated rate contingencies and refunds....        --           --             --         --       --
Amounts payable to customers................        --           --             --         --       --
Taxes accrued...............................        --           --             --         --       --
Deferred income taxes -- current............        --           --             --         --       --
Dividends declared..........................        --           --             --         --       --
Other current liabilities...................     2,667           --          2,667      2,667       --
                                               -------         ----       --------   --------     ----
          Total current liabilities.........     2,667           --          2,667      2,667       --
                                               -------         ----       --------   --------     ----
DEFERRED CREDITS
Deferred income taxes.......................        --           --             --         --       --
Accumulated deferred investment tax
  credits...................................        --           --             --         --       --
Deferred credits and other liabilities......        --           --             --         --       --
                                               -------         ----       --------   --------     ----
          Total deferred credits............        --           --             --         --       --
                                               -------         ----       --------   --------     ----
COMMITMENTS AND CONTINGENCIES
                                               -------         ----       --------   --------     ----
          Total stockholder's equity and
            liabilities.....................   $    --         $ --       $     --   $     --     $ --
                                               =======         ====       ========   ========     ====

---------------
(  ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998*
(Thousands of Dollars)

                                                 CNGPSC     Eliminations
                                                  and           and        Combined               CNG
                                               Subsidiary   Adjustments     Total     CNGPSC    Lakewood
                                               ----------   ------------   --------   -------   --------
OPERATING REVENUES
Regulated gas sales..........................   $    --         $ --       $    --    $   --      $--
Nonregulated gas sales.......................        --           --            --        --       --
                                                -------         ----       -------    -------     ---
          Total gas sales....................        --           --            --        --       --
Gas transportation and storage...............        --           --            --        --       --
Other........................................        --           --            --        --       --
                                                -------         ----       -------    -------     ---
          Total operating revenues...........        --           --            --        --       --
                                                -------         ----       -------    -------     ---
OPERATING EXPENSES
Purchased gas................................        --           --            --        --       --
Liquids, capacity and other products
  purchased..................................        --           --            --        --       --
Operation expense............................        --           --            --        --       --
Maintenance..................................        --           --            --        --       --
Depreciation and amortization................        --           --            --        --       --
Taxes, other than income taxes...............         1           --             1        --        1
                                                -------         ----       -------    -------     ---
          Subtotal...........................         1           --             1        --        1
                                                -------         ----       -------    -------     ---
          Operating income before income
            taxes............................        (1)          --            (1)       --       (1)
Income taxes.................................        35           --            35        30        5
                                                -------         ----       -------    -------     ---
          Operating income...................       (36)          --           (36)      (30)      (6)
                                                -------         ----       -------    -------     ---
OTHER INCOME
Interest revenues............................         1           --             1        --        1
Other -- net.................................       148           --           148        93       55
Equity in earnings of subsidiary company --
  consolidated...............................        --          (71)           71        71       --
Interest revenues from affiliated
  companies -- consolidated..................        21           --            21        --       21
                                                -------         ----       -------    -------     ---
          Total other income.................       170          (71)          241       164       77
                                                -------         ----       -------    -------     ---
          Income before interest charges.....       134          (71)          205       134       71
                                                -------         ----       -------    -------     ---
INTEREST CHARGES
Interest on long-term debt...................        --           --            --        --       --
Other interest expense.......................        --           --            --        --       --
Allowance for funds used during
  construction...............................        --           --            --        --       --
                                                -------         ----       -------    -------     ---
          Total interest charges.............        --           --            --        --       --
                                                -------         ----       -------    -------     ---
INCOME FROM CONTINUING OPERATIONS............       134          (71)          205       134       71
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing
  services operations, net of applicable tax
  benefit....................................    (4,314)          --        (4,314)   (4,314)      --
Loss from disposal of energy marketing
  services operations, including provision
  for operating losses during the phase out
  period, net of applicable tax benefit......    (4,817)          --        (4,817)   (4,817)      --
                                                -------         ----       -------    -------     ---
NET INCOME...................................   $(8,997)        $(71)      $(8,926)   $(8,997)    $71
                                                =======         ====       =======    =======     ===

---------------
(  ) denotes negative amount.
* See note on page 70.

CNG POWER SERVICES CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                CNGPSC     Eliminations
                                                 and           and        Combined                CNG
                                              Subsidiary   Adjustments     Total      CNGPSC    Lakewood
                                              ----------   ------------   --------   --------   --------
RETAINED EARNINGS
Balance at December 31, 1997................   $ (9,190)       $ (9)      $ (9,181)  $ (8,762)   $(419)
Net income for the year 1998 per
  accompanying income statement.............     (8,997)        (71)        (8,926)    (8,997)      71
                                               --------        ----       --------   --------    -----
          Total.............................    (18,187)        (80)       (18,107)   (17,759)    (348)
Sale of CNG Lakewood common stock by CNG
  Power Services and assumption of remaining
  assets and liabilities of CNG Lakewood by
  CNG Power Services........................         --          80            (80)      (428)     348
Dividends declared on common
  stock -- cash.............................         --          --             --         --       --
                                               --------        ----       --------   --------    -----
Balance at December 31, 1998................   $(18,187)       $ --       $(18,187)  $(18,187)   $  --
                                               ========        ====       ========   ========    =====

---------------
(  ) denotes negative amount.

CNG POWER SERVICES CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998*
(Thousands of Dollars)

                                                                CNGPSC     Eliminations
                                                                 and           and        Combined                CNG
                                                              Subsidiary   Adjustments     Total      CNGPSC    Lakewood
                                                              ----------   ------------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................   $    134       $ (71)      $   205    $   134     $  71
Adjustments to reconcile income from continuing operations
 to net cash provided by (used in) operating activities
 Depreciation and amortization..............................         --          --            --         --        --
 Pension cost (credit) -- net...............................         --          --            --         --        --
 Stock award amortization...................................         --          --            --         --        --
 Deferred income taxes -- net...............................       (150)         --          (150)        --      (150)
 Investment tax credit......................................         --          --            --         --        --
 Changes in current assets and current liabilities
   Accounts receivable -- net...............................         --          --            --         --        --
   Receivables from affiliated companies -- consolidated....          3          --             3         --         3
   Inventories..............................................         (3)         --            (3)        --        (3)
   Unrecovered gas costs....................................         --          --            --         --        --
   Accounts payable.........................................         --          --            --         --        --
   Payables to affiliated companies -- consolidated.........        475          --           475         --       475
   Estimated rate contingencies and refunds.................         --          --            --         --        --
   Amounts payable to customers.............................         --          --            --         --        --
   Taxes accrued............................................         55          --            55         --        55
   Other -- net.............................................         --          --            --         --        --
 Changes in other assets and other liabilities..............        117          --           117         94        23
 Excess of equity in earnings of subsidiary companies over
   their cash dividends paid -- consolidated................         --          71           (71)       (71)       --
 Other -- net...............................................        (93)         --           (93)       (93)       --
                                                               --------       -----       --------   --------    -----
     Net cash provided by (used in) continuing operations...        538          --           538         64       474
Net cash provided by (used in) discontinued operations......     (9,194)         --        (9,194)    (9,194)       --
                                                               --------       -----       --------   --------    -----
     Net cash provided by (used in) operating activities....     (8,656)         --        (8,656)    (9,130)      474
                                                               --------       -----       --------   --------    -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............         --          --            --         --        --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................         --          --            --         --        --
Cost of other investments -- net............................         --          --            --         --        --
Intrasystem long-term financing -- net......................         --          --            --         --        --
Intrasystem money pool investments -- net...................       (460)         --          (460)        --      (460)
Property transfers to (from) affiliates.....................         --          --            --         --        --
Cash -- Liquidating distribution/assumption of assets and
 liabilities................................................         --          22           (22)        --       (22)
                                                               --------       -----       --------   --------    -----
     Net cash provided by (used in) continuing operations...       (460)         22          (482)        --      (482)
Net cash provided by (used in) discontinued operations......      5,742         (22)        5,764      5,764        --
                                                               --------       -----       --------   --------    -----
     Net cash provided by (used in) investing activities....      5,282          --         5,282      5,764      (482)
                                                               --------       -----       --------   --------    -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --          --            --         --        --
Issuance of debentures......................................         --          --            --         --        --
Repayments of long-term debt................................         --          --            --         --        --
Commercial paper -- net.....................................         --          --            --         --        --
Dividends paid..............................................         --          --            --         --        --
Intrasystem long-term financing -- net......................         --          --            --         --        --
Intrasystem money pool borrowings (repayments) -- net.......         --          --            --         --        --
Dividends paid -- subsidiary companies -- consolidated......         --          --            --         --        --
Purchase of treasury stock..................................         --          --            --         --        --
Sale of treasury stock......................................         --          --            --         --        --
Other -- net................................................         --          --            --         --        --
                                                               --------       -----       --------   --------    -----
     Net cash provided by (used in) continuing operations...         --          --            --         --        --
Net cash provided by (used in) discontinued operations......      6,025          --         6,025      6,025        --
                                                               --------       -----       --------   --------    -----
     Net cash provided by (used in) financing activities....      6,025          --         6,025      6,025        --
                                                               --------       -----       --------   --------    -----
     Net increase (decrease) in cash and TCIs...............      2,651          --         2,651      2,659        (8)
CASH AND TCIS AT JANUARY 1, 1998............................          8          --             8         --         8
                                                               --------       -----       --------   --------    -----
CASH AND TCIS AT DECEMBER 31, 1998..........................   $  2,659       $  --       $ 2,659    $ 2,659     $  --
                                                               ========       =====       ========   ========    =====
Continuing operations.......................................   $     --       $  --       $    --    $    --     $  --
Discontinued operations.....................................      2,659          --         2,659      2,659        --
                                                               --------       -----       --------   --------    -----
     Total cash and TCIs at December 31.....................   $  2,659       $  --       $ 2,659    $ 2,659     $  --
                                                               ========       =====       ========   ========    =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................   $    114       $  --       $   114    $   114     $  --
 Income taxes (net of refunds)..............................   $ (3,490)      $  --       $(3,490)   $(3,626)    $ 136
Non-cash investing activities
 Assumption of remaining assets and liabilities of CNG
   Lakewood, net of cash....................................   $     --       $  --       $    --    $   150     $(150)

---------------

( ) denotes negative amount.

* See note on page 70.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG INTERNATIONAL CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                                                                       CNG                   CNG
                                   CNGI       Eliminations                           Cayman       CNG      Cayman
                                   and             and        Combined                 One      Cayman      Three
                               Subsidiaries    Adjustments     Total       CNGI     (Page 82)     Two     (Page 90)
                               ------------   -------------   --------   --------   ---------   -------   ---------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other
  plant......................    $  1,969       $      --     $  1,969   $  1,969   $     --    $    --    $    --
Accumulated depreciation and
  amortization...............        (340)             --         (340)      (340)        --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
    Net gas utility and other
       plant.................       1,629              --        1,629      1,629         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
Exploration and production
  properties.................          --              --           --         --         --         --         --
Accumulated depreciation and
  amortization...............          --              --           --         --         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
    Net exploration and
       production
       properties............          --              --           --         --         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
    Net property, plant and
       equipment.............       1,629              --        1,629      1,629         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
INVESTMENTS
Stocks of subsidiary
  companies, at
  equity -- consolidated.....          --        (136,484)     136,484    136,484         --         --         --
Notes of subsidiary
  companies --
  consolidated...............          --              --           --         --         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
    Total investments........          --        (136,484)     136,484    136,484         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
CURRENT ASSETS
Cash and temporary cash
  investments................      10,447              --       10,447         29      3,887         --      6,531
Accounts receivable
  Customers..................          --              --           --         --         --         --         --
  Unbilled revenues and
    other....................         389              --          389        184         --         --        205
  Allowance for doubtful
    accounts.................          --              --           --         --         --         --         --
Receivables from affiliated
 companies -- consolidated...       1,727             (59)       1,786      1,786         --         --         --
Inventories, at cost
  Gas stored -- current
    portion..................          --              --           --         --         --         --         --
  Materials and supplies
    (average cost method)....          --              --           --         --         --         --         --
Unrecovered gas costs........          --              --           --         --         --         --         --
Deferred income taxes --
  current....................          --              --           --         --         --         --         --
Prepayments and other current
  assets.....................           3              --            3          3         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
    Total current assets.....      12,566             (59)      12,625      2,002      3,887         --      6,736
                                 --------       ---------     --------   --------   --------    -------    -------
REGULATORY AND OTHER ASSETS
Other investments............     209,578              --      209,578     88,729     31,071         --     89,778
Deferred charges and other
  assets.....................          30              --           30         30         --         --         --
                                 --------       ---------     --------   --------   --------    -------    -------
    Total regulatory and
       other assets..........     209,608              --      209,608     88,759     31,071         --     89,778
                                 --------       ---------     --------   --------   --------    -------    -------
    Total assets.............    $223,803       $(136,543)    $360,346   $228,874   $ 34,958    $    --    $96,514
                                 ========       =========     ========   ========   ========    =======    =======

---------------
(  ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                                                                            CNG                   CNG
                                        CNGI       Eliminations                           Cayman       CNG      Cayman
                                        and             and        Combined                 One      Cayman      Three
                                    Subsidiaries    Adjustments     Total       CNGI     (Page 83)     Two     (Page 91)
                                    ------------   -------------   --------   --------   ---------   -------   ---------
STOCKHOLDER'S EQUITY AND
------------------------
  LIABILITIES
  -----------
CAPITALIZATION
Common stockholder's equity
  Common stock....................    $215,550       $      --     $215,550   $215,550    $    --    $    --    $    --
  Capital in excess of par
    value.........................          --        (129,679)     129,679         --     38,731         --     90,948
  Retained earnings, per
    accompanying statement........      (9,231)         (6,805)      (2,426)    (3,953)    (3,806)        --      5,333
  Treasury stock, at cost.........          --              --           --         --         --         --         --
  Unearned compensation...........          --              --           --         --         --         --         --
                                      --------       ---------     --------   --------    -------    -------    -------
    Total common stockholder's
       equity.....................     206,319        (136,484)     342,803    211,597     34,925         --     96,281
                                      --------       ---------     --------   --------    -------    -------    -------
Long-term debt
  Debentures......................          --              --           --         --         --         --         --
  Notes payable to Parent
    Company.......................      15,000              --       15,000     15,000         --         --         --
                                      --------       ---------     --------   --------    -------    -------    -------
    Total long-term debt..........      15,000              --       15,000     15,000         --         --         --
                                      --------       ---------     --------   --------    -------    -------    -------
    Total capitalization..........     221,319        (136,484)     357,803    226,597     34,925         --     96,281
                                      --------       ---------     --------   --------    -------    -------    -------
CURRENT LIABILITIES
Current maturities on long-term
  debt............................          --              --           --         --         --         --         --
Commercial paper..................          --              --           --         --         --         --         --
Accounts payable..................         727              --          727        519         --         --        208
Payables to affiliated
  companies -- consolidated.......         734             (59)         793        735         33         --         25
Estimated rate contingencies and
  refunds.........................          --              --           --         --         --         --         --
Amounts payable to customers......          --              --           --         --         --         --         --
Taxes accrued.....................         270              --          270        270         --         --         --
Deferred income
  taxes -- current................          --              --           --         --         --         --         --
Dividends declared................          --              --           --         --         --         --         --
Other current liabilities.........         437              --          437        437         --         --         --
                                      --------       ---------     --------   --------    -------    -------    -------
    Total current liabilities.....       2,168             (59)       2,227      1,961         33         --        233
                                      --------       ---------     --------   --------    -------    -------    -------
DEFERRED CREDITS
Deferred income taxes.............        (250)             --         (250)      (250)        --         --         --
Accumulated deferred investment
  tax credits.....................          --              --           --         --         --         --         --
Deferred credits and other
  liabilities.....................         566              --          566        566         --         --         --
                                      --------       ---------     --------   --------    -------    -------    -------
    Total deferred credits........         316              --          316        316         --         --         --
                                      --------       ---------     --------   --------    -------    -------    -------
COMMITMENTS AND CONTINGENCIES
                                      --------       ---------     --------   --------    -------    -------    -------
    Total stockholder's equity and
       liabilities................    $223,803       $(136,543)    $360,346   $228,874    $34,958    $    --    $96,514
                                      ========       =========     ========   ========    =======    =======    =======

---------------
(  ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                                              CNG                  CNG
                                           CNGI       Eliminations                          Cayman      CNG      Cayman
                                           and             and        Combined                One      Cayman     Three
                                       Subsidiaries    Adjustments     Total      CNGI     (Page 84)    Two     (Page 92)
                                       ------------   -------------   --------   -------   ---------   ------   ---------
OPERATING REVENUES
Regulated gas sales..................    $    --         $    --      $    --    $    --    $   --      $ --     $   --
Nonregulated gas sales...............         --              --           --         --        --        --         --
                                         -------         -------      -------    -------    ------      ----     ------
    Total gas sales..................         --              --           --         --        --        --         --
Gas transportation and storage.......         --              --           --         --        --        --         --
Other................................      1,183              --        1,183        343        --        --        840
                                         -------         -------      -------    -------    ------      ----     ------
    Total operating revenues.........      1,183              --        1,183        343        --        --        840
                                         -------         -------      -------    -------    ------      ----     ------
OPERATING EXPENSES
Purchased gas........................         --              --           --         --        --        --         --
Liquids, capacity and other products
  purchased..........................         --              --           --         --        --        --         --
Operation expense....................      5,507              --        5,507      5,201         4        --        302
Maintenance..........................         13              --           13         13        --        --         --
Depreciation and amortization........        176              --          176        176        --        --         --
Taxes, other than income taxes.......        152              --          152        144        --        --          8
                                         -------         -------      -------    -------    ------      ----     ------
    Subtotal.........................      5,848              --        5,848      5,534         4        --        310
                                         -------         -------      -------    -------    ------      ----     ------
    Operating income before income
      taxes..........................     (4,665)             --       (4,665)    (5,191)       (4)       --        530
Income taxes.........................     (3,539)             --       (3,539)    (3,539)       --        --         --
                                         -------         -------      -------    -------    ------      ----     ------
    Operating income.................     (1,126)             --       (1,126)    (1,652)       (4)       --        530
                                         -------         -------      -------    -------    ------      ----     ------
OTHER INCOME
Interest revenues....................        331              --          331         81       150        --        100
Other -- net.........................      8,879              --        8,879      2,824     1,352        --      4,703
Equity in earnings of subsidiary
  companies -- consolidated..........         --          (6,831)       6,831      6,831        --        --         --
Interest revenues from affiliated
  companies -- consolidated..........         19              --           19         19        --        --         --
                                         -------         -------      -------    -------    ------      ----     ------
    Total other income...............      9,229          (6,831)      16,060      9,755     1,502        --      4,803
                                         -------         -------      -------    -------    ------      ----     ------
    Income before interest charges...      8,103          (6,831)      14,934      8,103     1,498        --      5,333
                                         -------         -------      -------    -------    ------      ----     ------
INTEREST CHARGES
Interest on long-term debt...........      2,593              --        2,593      2,593        --        --         --
Other interest expense...............      3,001              --        3,001      3,001        --        --         --
Allowance for funds used during
  construction.......................         --              --           --         --        --        --         --
                                         -------         -------      -------    -------    ------      ----     ------
    Total interest charges...........      5,594              --        5,594      5,594        --        --         --
                                         -------         -------      -------    -------    ------      ----     ------
INCOME FROM CONTINUING OPERATIONS....      2,509          (6,831)       9,340      2,509     1,498        --      5,333
DISCONTINUED OPERATIONS
Loss from discontinued energy
  marketing services operations, net
  of applicable tax benefit..........         --              --           --         --        --        --         --
Loss from disposal of energy
  marketing services operations,
  including provision for operating
  losses during the phase out period,
  net of applicable tax benefit......         --              --           --         --        --        --         --
                                         -------         -------      -------    -------    ------      ----     ------
NET INCOME...........................    $ 2,509         $(6,831)     $ 9,340    $ 2,509    $1,498      $ --     $5,333
                                         =======         =======      =======    =======    ======      ====     ======

---------------

(  ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                                         CNG                  CNG
                                      CNGI       Eliminations                          Cayman      CNG      Cayman
                                      and             and        Combined                One      Cayman     Three
                                  Subsidiaries    Adjustments     Total      CNGI     (Page 85)    Two     (Page 93)
                                  ------------   -------------   --------   -------   ---------   ------   ---------
RETAINED EARNINGS
Balance at December 31, 1997....    $(10,628)       $    26      $(10,654)  $(6,462)   $(4,192)    $--      $   --
Net income for the year 1998 per
  accompanying income
  statement.....................       2,509         (6,831)       9,340      2,509      1,498      --       5,333
                                    --------        -------      --------   -------    -------      --      ------
    Total.......................      (8,119)        (6,805)      (1,314)    (3,953)    (2,694)     --       5,333
Dividends declared on common
  stock -- cash.................          --             --           --         --         --      --          --
Cumulative translation
  adjustment....................      (1,112)            --       (1,112)        --     (1,112)     --          --
                                    --------        -------      --------   -------    -------      --      ------
Balance at December 31, 1998....    $ (9,231)       $(6,805)     $(2,426)   $(3,953)   $(3,806)    $--      $5,333
                                    ========        =======      ========   =======    =======     ===      ======

---------------
(  ) denotes negative amount.

CNG INTERNATIONAL CORPORATION

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                                                CNG          CNG          CNG
                                                                                               Cayman       Cayman       Cayman
                                          CNGI       Eliminations                               One          Two         Three
                                          and             and        Combined                   and          and          and
                                      Subsidiaries    Adjustments      Total       CNGI      Subsidiary   Subsidiary   Subsidiary
                                      ------------   -------------   ---------   ---------   ----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...   $   2,509       $  (6,831)    $  9,340    $   2,509    $ 1,498     $      --     $  5,333
Adjustments to reconcile income from
 continuing operations to net cash
 provided by (used in) operating
 activities
 Depreciation and amortization......         176              --          176          176         --            --           --
 Pension cost (credit) -- net.......         213              --          213          213         --            --           --
 Stock award amortization...........         319              --          319          319         --            --           --
 Deferred income taxes -- net.......         (24)             --          (24)         (24)        --            --           --
 Investment tax credit..............          --              --           --           --         --            --           --
 Changes in current assets and
   current liabilities
   Accounts receivable -- net.......        (343)             --         (343)        (152)        14            --         (205)
   Receivables from affiliated
     cos. -- consolidated...........      78,041              27       78,014       78,013         --             1           --
   Inventories......................          --              --           --           --         --            --           --
   Unrecovered gas costs............          --              --           --           --         --            --           --
   Accounts payable.................        (577)             --         (577)        (785)        --            --          208
   Payables to affiliated
     cos. -- consolidated...........        (342)            (27)        (315)        (340)         1            (1)          25
   Estimated rate contingencies and
     refunds........................          --              --           --           --         --            --           --
   Amounts payable to customers.....          --              --           --           --         --            --           --
   Taxes accrued....................         210              --          210          210         --            --           --
   Other -- net.....................         432              --          432          432         --            --           --
 Changes in other assets and other
   liabilities......................      (3,049)             --       (3,049)      (2,204)    (1,322)           --          477
 Excess of equity in earnings of
   subsidiary companies over their
   cash dividends paid --
   consolidated.....................          --           6,831       (6,831)      (6,831)        --            --           --
 Other -- net.......................          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net cash provided by (used in)
       continuing operations........      77,565              --       77,565       71,536        191            --        5,838
Net cash provided by (used in)
 discontinued operations............          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net cash provided by (used in)
       operating activities.........      77,565              --       77,565       71,536        191            --        5,838
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other
 property additions.................      (1,246)             --       (1,246)      (1,246)        --            --           --
Proceeds from dispositions of prop.,
 plant and equip. -- net............          (8)             --           (8)          (8)        --            --           --
Cost of other investments -- net....     (90,552)             --      (90,552)     142,808         --      (143,105)     (90,255)
Intrasystem long-term
 financing -- net...................          --         234,053     (234,053)    (234,053)        --            --           --
Intrasystem money pool
 investments -- net.................      (1,768)             --       (1,768)      (1,768)        --            --           --
Property transfers to (from)
 affiliates.........................          (9)             --           (9)          (9)        --            --           --
Cash -- Liquidating
 distribution/assumption of assets
 and liabilities....................          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net cash provided by (used in)
       continuing operations........     (93,583)        234,053     (327,636)     (94,276)        --      (143,105)     (90,255)
Net cash provided by (used in)
 discontinued operations............          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net cash provided by (used in)
       investing activities.........     (93,583)        234,053     (327,636)     (94,276)        --      (143,105)     (90,255)
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock............          --              --           --           --         --            --           --
Issuance of debentures..............          --              --           --           --         --            --           --
Repayments of long-term debt........          --              --           --           --         --            --           --
Commercial paper -- net.............          --              --           --           --         --            --           --
Dividends paid......................          --              --           --           --         --            --           --
Intrasystem long-term
 financing -- net...................     105,000        (234,053)     339,053      105,000         --       143,105       90,948
Intrasystem money pool borrowings
 (repayments) -- net................     (82,243)             --      (82,243)     (82,243)        --            --           --
Dividends paid -- subsidiary
 cos. -- consolidated...............          --              --           --           --         --            --           --
Purchase of treasury stock..........          --              --           --           --         --            --           --
Sale of treasury stock..............          --              --           --           --         --
Other -- net........................          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net cash provided by (used in)
       continuing operations........      22,757        (234,053)     256,810       22,757         --       143,105       90,948
Net cash provided by (used in)
 discontinued operations............          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net cash provided by (used in)
       financing activities.........      22,757        (234,053)     256,810       22,757         --       143,105       90,948
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Net increase (decrease) in cash
       and TCIs.....................       6,739              --        6,739           17        191            --        6,531
CASH AND TCIS AT JANUARY 1, 1998....       3,708              --        3,708           12      3,696            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
CASH AND TCIS AT DECEMBER 31,
 1998...............................   $  10,447       $      --     $ 10,447    $      29    $ 3,887     $      --     $  6,531
                                       =========       =========     =========   =========    =======     =========     ========
Continuing operations...............   $  10,447       $      --     $ 10,447    $      29    $ 3,887     $      --     $  6,531
Discontinued operations.............          --              --           --           --         --            --           --
                                       ---------       ---------     ---------   ---------    -------     ---------     --------
     Total cash and TCIs at December
       31...........................   $  10,447       $      --     $ 10,447    $      29    $ 3,887     $      --     $  6,531
                                       =========       =========     =========   =========    =======     =========     ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts
   capitalized).....................   $   5,682       $      --     $  5,682    $   5,682    $    --     $      --     $     --
 Income taxes (net of refunds)......   $  (3,735)      $      --     $ (3,735)   $  (3,735)   $    --     $      --     $     --
Non-cash investing activities
 Transfer of interest in CNGI
   Australia from CNG Cayman Two to
   CNG Cayman One...................   $      --       $      --     $     --    $      --    $   387     $    (387)    $     --
 Transfer of CNG Cayman Two to DBNGP
   Finance..........................   $(143,227)      $      --     $(143,227)  $(143,227)   $    --     $      --     $     --
 Receive interest in DBNGP
   Finance..........................   $ 143,227       $      --     $143,227    $ 143,227    $    --     $      --     $     --
 Capital contribution from CNG
   International to CNG Cayman
   Two..............................   $      --       $      --     $     --    $    (122)   $    --     $     122     $     --

---------------

( ) denotes negative amount.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG CAYMAN ONE LTD.

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                             CNG
                                          Cayman One    Eliminations                CNG       CNGI
                                             and            and        Combined   Cayman    Australia
Assets                                    Subsidiary    Adjustments     Total       One     Pty Ltd.
------                                   ------------   ------------   --------   -------   ---------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant............    $    --        $     --     $    --    $   --     $    --
Accumulated depreciation and
  amortization.........................         --              --          --        --          --
                                           -------        --------     -------    -------    -------
          Net gas utility and other
            plant......................         --              --          --        --          --
                                           -------        --------     -------    -------    -------
Exploration and production
  properties...........................         --              --          --        --          --
Accumulated depreciation and
  amortization.........................         --              --          --        --          --
                                           -------        --------     -------    -------    -------
          Net exploration and
            production properties......         --              --          --        --          --
                                           -------        --------     -------    -------    -------
          Net property, plant and
            equipment..................         --              --          --        --          --
                                           -------        --------     -------    -------    -------
INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated...............         --         (40,203)     40,203    40,203          --
Notes of subsidiary
  company -- consolidated..............         --              --          --        --          --
                                           -------        --------     -------    -------    -------
          Total investments............         --         (40,203)     40,203    40,203          --
                                           -------        --------     -------    -------    -------
CURRENT ASSETS
Cash and temporary cash investments....      3,887              --       3,887        --       3,887
Accounts receivable
  Customers............................         --              --          --        --          --
  Unbilled revenues and other..........         --              --          --        --          --
  Allowance for doubtful accounts......         --              --          --        --          --
Receivables from affiliated
  companies -- consolidated............         --             (33)         33        33          --
Inventories, at cost
  Gas stored -- current portion........         --              --          --        --          --
  Materials and supplies (average cost
     method)...........................         --              --          --        --          --
Unrecovered gas costs..................         --              --          --        --          --
Deferred income taxes -- current.......         --              --          --        --          --
Prepayments and other current assets...         --              --          --        --          --
                                           -------        --------     -------    -------    -------
          Total current assets.........      3,887             (33)      3,920        33       3,887
                                           -------        --------     -------    -------    -------
REGULATORY AND OTHER ASSETS
Other investments......................     31,071              --      31,071        --      31,071
Deferred charges and other assets......         --              --          --        --          --
                                           -------        --------     -------    -------    -------
          Total regulatory and other
            assets.....................     31,071              --      31,071        --      31,071
                                           -------        --------     -------    -------    -------
          Total assets.................    $34,958        $(40,236)    $75,194    $40,236    $34,958
                                           =======        ========     =======    =======    =======

---------------
( ) denotes negative amount.

CNG CAYMAN ONE LTD.

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                           CNG
                                        Cayman One   Eliminations                CNG       CNGI
                                           and           and        Combined   Cayman    Australia
 Stockholder's Equity and Liabilities   Subsidiary   Adjustments     Total       One     Pty Ltd.
 ------------------------------------   ----------   ------------   --------   -------   ---------
CAPITALIZATION
Common stockholder's equity
  Common stock........................   $    --       $     --     $    --    $   --     $    --
  Capital in excess of par value......    38,731        (38,731)     77,462    38,731      38,731
  Retained earnings, per accompanying
     statement........................    (3,806)        (1,472)     (2,334)    1,472      (3,806)
  Treasury stock, at cost.............        --             --          --        --          --
  Unearned compensation...............        --             --          --        --          --
                                         -------       --------     -------    -------    -------
          Total common stockholder's
            equity....................    34,925        (40,203)     75,128    40,203      34,925
                                         -------       --------     -------    -------    -------
Long-term debt
  Debentures..........................        --             --          --        --          --
  Notes payable to Parent Company.....        --             --          --        --          --
                                         -------       --------     -------    -------    -------
          Total long-term debt........        --             --          --        --          --
                                         -------       --------     -------    -------    -------
          Total capitalization........    34,925        (40,203)     75,128    40,203      34,925
                                         -------       --------     -------    -------    -------
CURRENT LIABILITIES
Current maturities on long-term
  debt................................        --             --          --        --          --
Commercial paper......................        --             --          --        --          --
Accounts payable......................        --             --          --        --          --
Payables to affiliated companies --
  consolidated........................        33            (33)         66        33          33
Estimated rate contingencies and
  refunds.............................        --             --          --        --          --
Amounts payable to customers..........        --             --          --        --          --
Taxes accrued.........................        --             --          --        --          --
Deferred income taxes -- current......        --             --          --        --          --
Dividends declared....................        --             --          --        --          --
Other current liabilities.............        --             --          --        --          --
                                         -------       --------     -------    -------    -------
          Total current liabilities...        33            (33)         66        33          33
                                         -------       --------     -------    -------    -------
DEFERRED CREDITS
Deferred income taxes.................        --             --          --        --          --
Accumulated deferred investment tax
  credits.............................        --             --          --        --          --
Deferred credits and other
  liabilities.........................        --             --          --        --          --
                                         -------       --------     -------    -------    -------
          Total deferred credits......        --             --          --        --          --
                                         -------       --------     -------    -------    -------
COMMITMENTS AND CONTINGENCIES
                                         -------       --------     -------    -------    -------
          Total stockholder's equity
            and liabilities...........   $34,958       $(40,236)    $75,194    $40,236    $34,958
                                         =======       ========     =======    =======    =======

---------------
( ) denotes negative amount.

CNG CAYMAN ONE LTD.

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                      CNG
                                                   Cayman One   Eliminations                CNG       CNGI
                                                      and           and        Combined   Cayman    Australia
                                                   Subsidiary   Adjustments     Total       One     Pty Ltd.
                                                   ----------   ------------   --------   -------   ---------
OPERATING REVENUES
Regulated gas sales..............................   $    --       $     --     $    --    $   --     $    --
Nonregulated gas sales...........................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
         Total gas sales.........................        --             --          --        --          --
Gas transportation and storage...................        --             --          --        --          --
Other............................................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
         Total operating revenues................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
OPERATING EXPENSES
Purchased gas....................................        --             --          --        --          --
Liquids, capacity and other products purchased...        --             --          --        --          --
Operation expense................................         4             --           4        --           4
Maintenance......................................        --             --          --        --          --
Depreciation and amortization....................        --             --          --        --          --
Taxes, other than income taxes...................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
         Subtotal................................         4             --           4        --           4
                                                    -------       --------     -------    -------    -------
         Operating income before income taxes....        (4)            --          (4)       --          (4)
Income taxes.....................................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
         Operating income........................        (4)            --          (4)       --          (4)
                                                    -------       --------     -------    -------    -------
OTHER INCOME
Interest revenues................................       150             --         150        --         150
Other -- net.....................................     1,352             --       1,352        --       1,352
Equity in earnings of subsidiary
  company -- consolidated........................        --         (1,498)      1,498     1,498          --
Interest revenues from affiliated companies --
  consolidated...................................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
         Total other income......................     1,502         (1,498)      3,000     1,498       1,502
                                                    -------       --------     -------    -------    -------
         Income before interest charges..........     1,498         (1,498)      2,996     1,498       1,498
                                                    -------       --------     -------    -------    -------
INTEREST CHARGES
Interest on long-term debt.......................        --             --          --        --          --
Other interest expense...........................        --             --          --        --          --
Allowance for funds used during construction.....        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
         Total interest charges..................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
INCOME FROM CONTINUING OPERATIONS................     1,498         (1,498)      2,996     1,498       1,498
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing services
  operations, net of applicable tax benefit......        --             --          --        --          --
Loss from disposal of energy marketing services
  operations, including provision for operating
  losses during the phase out period, net of
  applicable tax benefit.........................        --             --          --        --          --
                                                    -------       --------     -------    -------    -------
NET INCOME.......................................   $ 1,498       $ (1,498)    $ 2,996    $1,498     $ 1,498
                                                    =======       ========     =======    =======    =======

---------------
( ) denotes negative amount.

CNG CAYMAN ONE LTD.

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                           CNG
                                        Cayman One   Eliminations                CNG       CNGI
                                           and           and        Combined   Cayman    Australia
                                        Subsidiary   Adjustments     Total       One     Pty Ltd.
                                        ----------   ------------   --------   -------   ---------
RETAINED EARNINGS
Balance at December 31, 1997..........   $(4,192)      $     26     $(4,218)   $  (26)    $(4,192)
Net income for the year 1998 per
  accompanying income statement.......     1,498         (1,498)      2,996     1,498       1,498
                                         -------       --------     -------    -------    -------
          Total.......................    (2,694)        (1,472)     (1,222)    1,472      (2,694)
Dividends declared on common
  stock -- cash.......................        --             --          --        --          --
Cumulative translation adjustment.....    (1,112)            --      (1,112)       --      (1,112)
                                         -------       --------     -------    -------    -------
Balance at December 31, 1998..........   $(3,806)      $ (1,472)    $(2,334)   $1,472     $(3,806)
                                         =======       ========     =======    =======    =======

---------------
( ) denotes negative amount.

CNG CAYMAN ONE LTD.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                  CNG
                                                              Cayman One    Eliminations                 CNG         CNGI
                                                                  and           and        Combined     Cayman     Australia
                                                              Subsidiary    Adjustments     Total        One       Pty Ltd.
                                                              -----------   ------------   --------   ----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................    $ 1,498       $ (1,498)    $ 2,996     $ 1,498      $ 1,498
Adjustments to reconcile income from continuing operations
 to net cash provided by (used in) operating activities
 Depreciation and amortization..............................         --             --          --          --           --
 Pension cost (credit) -- net...............................         --             --          --          --           --
 Stock award amortization...................................         --             --          --          --           --
 Deferred income taxes -- net...............................         --             --          --          --           --
 Investment tax credit......................................         --             --          --          --           --
 Changes in current assets and current liabilities
   Accounts receivable -- net...............................         14             --          14          --           14
   Receivables from affiliated companies -- consolidated....         --              2          (2)         (2)          --
   Inventories..............................................         --             --          --          --           --
   Unrecovered gas costs....................................         --             --          --          --           --
   Accounts payable.........................................         --             --          --          --           --
   Payables to affiliated companies -- consolidated.........          1             (2)          3           2            1
   Estimated rate contingencies and refunds.................         --             --          --          --           --
   Amounts payable to customers.............................         --             --          --          --           --
   Taxes accrued............................................         --             --          --          --           --
   Other -- net.............................................         --             --          --          --           --
 Changes in other assets and other liabilities..............     (1,322)            --      (1,322)         --       (1,322)
 Excess of equity in earnings of subsidiary companies over
   their cash dividends paid -- consolidated................         --          1,498      (1,498)     (1,498)          --
 Other -- net...............................................         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net cash provided by (used in) continuing operations...        191             --         191          --          191
Net cash provided by (used in) discontinued operations......         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net cash provided by (used in) operating activities....        191             --         191          --          191
                                                                -------       --------     -------     -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............         --             --          --          --           --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................         --             --          --          --           --
Cost of other investments -- net............................         --             --          --          --           --
Intrasystem long-term financing -- net......................         --             --          --          --           --
Intrasystem money pool investments -- net...................         --             --          --          --           --
Property transfers to (from) affiliates.....................         --             --          --          --           --
Cash-Liquidating distribution/assumption of assets and
 liabilities................................................         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net cash provided by (used in) continuing operations...         --             --          --          --           --
Net cash provided by (used in) discontinued operations......         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net cash provided by (used in) investing activities....         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --             --          --          --           --
Issuance of debentures......................................         --             --          --          --           --
Repayments of long-term debt................................         --             --          --          --           --
Commercial paper -- net.....................................         --             --          --          --           --
Dividends paid..............................................         --             --          --          --           --
Intrasystem long-term financing -- net......................         --             --          --          --           --
Intrasystem money pool borrowings (repayments) -- net.......         --             --          --          --           --
Dividends paid -- subsidiary companies -- consolidated......         --             --          --          --           --
Purchase of treasury stock..................................         --             --          --          --           --
Sale of treasury stock......................................         --             --          --          --           --
Other -- net................................................         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net cash provided by (used in) continuing operations...         --             --          --          --           --
Net cash provided by (used in) discontinued operations......         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net cash provided by (used in) financing activities....         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Net increase (decrease) in cash and TCIs...............        191             --         191          --          191
CASH AND TCIS AT JANUARY 1, 1998............................      3,696             --       3,696          --        3,696
                                                                -------       --------     -------     -------      -------
CASH AND TCIS AT DECEMBER 31, 1998..........................    $ 3,887       $     --     $ 3,887     $    --      $ 3,887
                                                                =======       ========     =======     =======      =======
Continuing operations.......................................    $ 3,887       $     --     $ 3,887     $    --      $ 3,887
Discontinued operations.....................................         --             --          --          --           --
                                                                -------       --------     -------     -------      -------
     Total cash and TCIs at December 31.....................    $ 3,887       $     --     $ 3,887     $    --      $ 3,887
                                                                =======       ========     =======     =======      =======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................    $    --       $     --     $    --     $    --      $    --
 Income taxes (net of refunds)..............................    $    --       $     --     $    --     $    --      $    --
Non-cash investing activities
 Transfer of interest in CNGI Australia from CNG Cayman Two
   to CNG Cayman One........................................    $   387       $     --     $   387     $   387      $    --

---------------

( ) denotes negative amount.

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                                       87

CNG CAYMAN TWO LTD.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                 CNG                                                 CNG
                                                                Cayman     Eliminations                  CNG       Laubuan
                                                               Two and         and        Combined     Cayman        One
                                                              Subsidiary   Adjustments      Total        Two       Limited
                                                              ----------   ------------   ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................  $      --     $      --     $     --    $      --   $      --
Adjustments to reconcile income from continuing operations
 to net cash provided by (used in) operating activities
 Depreciation and amortization..............................         --            --           --           --          --
 Pension cost (credit) -- net...............................         --            --           --           --          --
 Stock award amortization...................................         --            --           --           --          --
 Deferred income taxes -- net...............................         --            --           --           --          --
 Investment tax credit......................................         --            --           --           --          --
 Changes in current assets and current liabilities
   Accounts receivable -- net...............................         --            --           --           --          --
   Receivables from affiliated companies -- consolidated....          1            --            1            1          --
   Inventories..............................................         --            --           --           --          --
   Unrecovered gas costs....................................         --            --           --           --          --
   Accounts payable.........................................         --            --           --           --          --
   Payables to affiliated companies -- consolidated.........         (1)           --           (1)          (1)         --
   Estimated rate contingencies and refunds.................         --            --           --           --          --
   Amounts payable to customers.............................         --            --           --           --          --
   Taxes accrued............................................         --            --           --           --          --
   Other -- net.............................................         --            --           --           --          --
 Changes in other assets and other liabilities..............         --            --           --           --          --
 Excess of equity in earnings of subsidiary companies over
   their cash dividends paid -- consolidated................         --            --           --           --          --
 Other -- net...............................................         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Net cash provided by (used in) continuing operations...         --            --           --           --          --
Net cash provided by (used in) discontinued operations......         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Net cash provided by (used in) operating activities....         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............         --            --           --           --          --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................         --            --           --           --          --
Cost of other investments -- net............................   (143,105)           --     (143,105)          --    (143,105)
Intrasystem long-term financing -- net......................         --       143,105     (143,105)    (143,105)         --
Intrasystem money pool investments -- net...................         --            --           --           --          --
Property transfers to (from) affiliates.....................         --            --           --           --          --
Cash -- Liquidating distribution/assumption of assets and
 liabilities................................................         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Net cash provided by (used in) continuing operations...   (143,105)      143,105     (286,210)    (143,105)   (143,105)
Net cash provided by (used in) discontinued operations......         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Net cash provided by (used in) investing activities....   (143,105)      143,105     (286,210)    (143,105)   (143,105)
                                                              ---------     ---------     ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --            --           --           --          --
Issuance of debentures......................................         --            --           --           --          --
Repayments of long-term debt................................         --            --           --           --          --
Commercial paper -- net.....................................         --            --           --           --          --
Dividends paid..............................................         --            --           --           --          --
Intrasystem long-term financing -- net......................    143,105      (143,105)     286,210      143,105     143,105
Intrasystem money pool borrowings (repayments) -- net.......         --            --           --           --          --
Dividends paid -- subsidiary companies -- consolidated......         --            --           --           --          --
Purchase of treasury stock..................................         --            --           --           --          --
Sale of treasury stock......................................         --            --           --           --          --
Other -- net................................................         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Net cash provided by (used in) continuing operations...    143,105      (143,105)     286,210      143,105     143,105
Net cash provided by (used in) discontinued operations......         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Net cash provided by (used in) financing activities....    143,105      (143,105)     286,210      143,105     143,105
                                                              ---------     ---------     ---------   ---------   ---------
     Net increase (decrease) in cash and TCIs...............         --            --           --           --          --
CASH AND TCIS AT JANUARY 1, 1998............................         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
CASH AND TCIS AT DECEMBER 31, 1998..........................  $      --     $      --     $     --    $      --   $      --
                                                              =========     =========     =========   =========   =========
Continuing operations.......................................  $      --     $      --     $     --    $      --   $      --
Discontinued operations.....................................         --            --           --           --          --
                                                              ---------     ---------     ---------   ---------   ---------
     Total cash and TCIs at December 31.....................  $      --     $      --     $     --    $      --   $      --
                                                              =========     =========     =========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................  $      --     $      --     $     --    $      --   $      --
 Income taxes (net of refunds)..............................  $      --     $      --     $     --    $      --   $      --
Non-cash investing activities
 Transfer of interest in CNGI Australia from CNG Cayman Two
   to CNG Cayman One........................................  $    (387)    $      --     $   (387)   $    (387)  $      --
 Capital contribution from CNG International to CNG Cayman
   Two......................................................  $     122     $    (122)    $    244    $     122   $     122

---------------

( ) denotes negative amount.

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                                       89

CNG CAYMAN THREE LTD.

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                               CNG
                                           Cayman Three   Eliminations                CNG        CNG
                                               and            and        Combined   Cayman    Argentina
Assets                                      Subsidiary    Adjustments     Total      Three      S.A.
------                                     ------------   ------------   --------   -------   ---------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant..............    $    --        $     --     $    --    $   --     $    --
Accumulated depreciation and
  amortization...........................         --              --          --        --          --
                                             -------        --------     -------    -------    -------
         Net gas utility and other
           plant.........................         --              --          --        --          --
                                             -------        --------     -------    -------    -------
Exploration and production properties....         --              --          --        --          --
Accumulated depreciation and
  amortization...........................         --              --          --        --          --
                                             -------        --------     -------    -------    -------
         Net exploration and production
           properties....................         --              --          --        --          --
                                             -------        --------     -------    -------    -------
         Net property, plant and
           equipment.....................         --              --          --        --          --
                                             -------        --------     -------    -------    -------
INVESTMENTS
Stock of subsidiary company, at equity --
  consolidated...........................         --            (568)        568       568          --
Notes of subsidiary
  company -- consolidated................         --              --          --        --          --
                                             -------        --------     -------    -------    -------
         Total investments...............         --            (568)        568       568          --
                                             -------        --------     -------    -------    -------
CURRENT ASSETS
Cash and temporary cash investments......      6,531              --       6,531     5,767         764
Accounts receivable
  Customers..............................         --              --          --        --          --
  Unbilled revenues and other............        205              --         205       205          --
  Allowance for doubtful accounts........         --              --          --        --          --
Receivables from affiliated companies --
  consolidated...........................         --             (12)         12        --          12
Inventories, at cost
  Gas stored -- current portion..........         --              --          --        --          --
  Materials and supplies (average cost
    method)..............................         --              --          --        --          --
Unrecovered gas costs....................         --              --          --        --          --
Deferred income taxes -- current.........         --              --          --        --          --
Prepayments and other current assets.....         --              --          --        --          --
                                             -------        --------     -------    -------    -------
         Total current assets............      6,736             (12)      6,748     5,972         776
                                             -------        --------     -------    -------    -------
REGULATORY AND OTHER ASSETS
Other investments........................     89,778              --      89,778    89,778          --
Deferred charges and other assets........         --              --          --        --          --
                                             -------        --------     -------    -------    -------
         Total regulatory and other
           assets........................     89,778              --      89,778    89,778          --
                                             -------        --------     -------    -------    -------
         Total assets....................    $96,514        $   (580)    $97,094    $96,318    $   776
                                             =======        ========     =======    =======    =======

---------------
( ) denotes negative amount.

CNG CAYMAN THREE LTD.

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                          CNG
                                      Cayman Three   Eliminations                CNG        CNG
                                          and            and        Combined   Cayman    Argentina
Stockholder's Equity and Liabilities   Subsidiary    Adjustments     Total      Three      S.A.
------------------------------------  ------------   ------------   --------   -------   ---------
CAPITALIZATION
Common stockholder's equity
  Common stock......................    $    --        $    (12)    $    12    $   --     $    12
  Capital in excess of par value....     90,948              --      90,948    90,948          --
  Retained earnings, per
     accompanying statement.........      5,333            (556)      5,889     5,333         556
  Treasury stock, at cost...........         --              --          --        --          --
  Unearned compensation.............         --              --          --        --          --
                                        -------        --------     -------    -------    -------
          Total common stockholder's
            equity..................     96,281            (568)     96,849    96,281         568
                                        -------        --------     -------    -------    -------
Long-term debt Debentures...........         --              --          --        --          --
  Notes payable to Parent Company...         --              --          --        --          --
                                        -------        --------     -------    -------    -------
          Total long-term debt......         --              --          --        --          --
                                        -------        --------     -------    -------    -------
          Total capitalization......     96,281            (568)     96,849    96,281         568
                                        -------        --------     -------    -------    -------
CURRENT LIABILITIES
Current maturities on long-term
  debt..............................         --              --          --        --          --
Commercial paper....................         --              --          --        --          --
Accounts payable....................        208              --         208        --         208
Payables to affiliated companies --
  consolidated......................         25             (12)         37        37          --
Estimated rate contingencies and
  refunds...........................         --              --          --        --          --
Amounts payable to customers........         --              --          --        --          --
Taxes accrued.......................         --              --          --        --          --
Deferred income taxes -- current....         --              --          --        --          --
Dividends declared..................         --              --          --        --          --
Other current liabilities...........         --              --          --        --          --
                                        -------        --------     -------    -------    -------
          Total current
            liabilities.............        233             (12)        245        37         208
                                        -------        --------     -------    -------    -------
DEFERRED CREDITS
Deferred income taxes...............         --              --          --        --          --
Accumulated deferred investment tax
  credits...........................         --              --          --        --          --
Deferred credits and other
  liabilities.......................         --              --          --        --          --
                                        -------        --------     -------    -------    -------
          Total deferred credits....         --              --          --        --          --
                                        -------        --------     -------    -------    -------
COMMITMENTS AND CONTINGENCIES
                                        -------        --------     -------    -------    -------
          Total stockholder's equity
            and liabilities.........    $96,514        $   (580)    $97,094    $96,318    $   776
                                        =======        ========     =======    =======    =======

---------------
( ) denotes negative amount.

CNG CAYMAN THREE LTD.

CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                       CNG
                                                      Cayman     Eliminations               CNG        CNG
                                                    Three and        and        Combined   Cayman   Argentina
                                                    Subsidiary   Adjustments     Total     Three      S.A.
                                                    ----------   ------------   --------   ------   ---------
OPERATING REVENUES
Regulated gas sales...............................    $   --        $  --        $   --    $  --      $ --
Nonregulated gas sales............................        --           --            --       --        --
                                                      ------        -----        ------    ------     ----
         Total gas sales..........................        --           --            --       --        --
Gas transportation and storage....................        --           --            --       --        --
Other.............................................       840           --           840       --       840
                                                      ------        -----        ------    ------     ----
         Total operating revenues.................       840           --           840       --       840
                                                      ------        -----        ------    ------     ----
OPERATING EXPENSES
Purchased gas.....................................        --           --            --       --        --
Liquids, capacity and other products purchased....        --           --            --       --        --
Operation expense.................................       302           --           302       26       276
Maintenance.......................................        --           --            --       --        --
Depreciation and amortization.....................        --           --            --       --        --
Taxes, other than income taxes....................         8           --             8       --         8
                                                      ------        -----        ------    ------     ----
         Subtotal.................................       310           --           310       26       284
                                                      ------        -----        ------    ------     ----
         Operating income before income taxes.....       530           --           530      (26)      556
Income taxes......................................        --           --            --       --        --
                                                      ------        -----        ------    ------     ----
         Operating income.........................       530           --           530      (26)      556
                                                      ------        -----        ------    ------     ----
OTHER INCOME
Interest revenues.................................       100           --           100      100        --
Other-net.........................................     4,703           --         4,703    4,703        --
Equity in earnings of subsidiary
  company -- consolidated.........................        --         (556)          556      556        --
Interest revenues from affiliated
  companies -- consolidated.......................        --           --            --       --        --
                                                      ------        -----        ------    ------     ----
         Total other income.......................     4,803         (556)        5,359    5,359        --
                                                      ------        -----        ------    ------     ----
         Income before interest charges...........     5,333         (556)        5,889    5,333       556
                                                      ------        -----        ------    ------     ----
INTEREST CHARGES
Interest on long-term debt........................        --           --            --       --        --
Other interest expense............................        --           --            --       --        --
Allowance for funds used during construction......        --           --            --       --        --
                                                      ------        -----        ------    ------     ----
         Total interest charges...................        --           --            --       --        --
                                                      ------        -----        ------    ------     ----
INCOME FROM CONTINUING OPERATIONS.................     5,333         (556)        5,889    5,333       556
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing services
  operations, net of applicable tax benefit.......        --           --            --       --        --
Loss from disposal of energy marketing services
  operations, including provision for operating
  losses during the phase out period, net of
  applicable tax benefit..........................        --           --            --       --        --
                                                      ------        -----        ------    ------     ----
NET INCOME........................................    $5,333        $(556)       $5,889    $5,333     $556
                                                      ======        =====        ======    ======     ====

---------------
( ) denotes negative amount.

CNG CAYMAN THREE LTD.

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                               CNG
                                              Cayman     Eliminations               CNG        CNG
                                            Three and        and        Combined   Cayman   Argentina
                                            Subsidiary   Adjustments     Total     Three      S.A.
                                            ----------   ------------   --------   ------   ---------
RETAINED EARNINGS
Balance at December 31, 1997..............    $   --        $  --        $   --    $  --      $ --
Net income for the year 1998 per
  accompanying income statement...........     5,333         (556)        5,889    5,333       556
                                              ------        -----        ------    ------     ----
          Total...........................     5,333         (556)        5,889    5,333       556
Dividends declared on common
  stock -- cash...........................        --           --            --       --        --
Cumulative translation adjustment.........        --           --            --       --        --
                                              ------        -----        ------    ------     ----
Balance at December 31, 1998..............    $5,333        $(556)       $5,889    $5,333     $556
                                              ======        =====        ======    ======     ====

---------------
( ) denotes negative amount.

CNG CAYMAN THREE LTD.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1998
(Thousands of Dollars)

                                                                 CNG
                                                                Cayman     Eliminations                CNG         CNG
                                                              Three and        and        Combined    Cayman    Argentina
                                                              Subsidiary   Adjustments     Total      Three        S.A.
                                                              ----------   ------------   --------   --------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................   $  5,333       $(556)      $ 5,889    $  5,333      $556
Adjustments to reconcile income from continuing operations
 to net cash provided by (used in) operating activities
 Depreciation and amortization..............................         --          --            --          --        --
 Pension cost (credit) -- net...............................         --          --            --          --        --
 Stock award amortization...................................         --          --            --          --        --
 Deferred income taxes-net..................................         --          --            --          --        --
 Investment tax credit......................................         --          --            --          --        --
 Changes in current assets and current liabilities
   Accounts receivable-net..................................       (205)         --          (205)       (205)       --
   Receivables from affiliated companies -- consolidated....         --          12           (12)         --       (12)
   Inventories..............................................         --          --            --          --        --
   Unrecovered gas costs....................................         --          --            --          --        --
   Accounts payable.........................................        208          --           208          --       208
   Payables to affiliated companies -- consolidated.........         25         (12)           37          37        --
   Estimated rate contingencies and refunds.................         --          --            --          --        --
   Amounts payable to customers.............................         --          --            --          --        --
   Taxes accrued............................................         --          --            --          --        --
   Other-net................................................         --          --            --          --        --
 Changes in other assets and other liabilities..............        477          --           477         477        --
 Excess of equity in earnings of subsidiary companies over
   their cash dividends paid -- consolidated................         --         556          (556)       (556)       --
 Other -- net...............................................         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Net cash provided by (used in) continuing operations...      5,838          --         5,838       5,086       752
Net cash provided by (used in) discontinued operations......         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Net cash provided by (used in) operating activities....      5,838          --         5,838       5,086       752
                                                               --------       -----       --------   --------      ----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............         --          --            --          --        --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................         --          --            --          --        --
Cost of other investments -- net............................    (90,255)         --       (90,255)    (90,255)       --
Intrasystem long-term financing -- net......................         --          12           (12)        (12)       --
Intrasystem money pool investments -- net...................         --          --            --          --        --
Property transfers to (from) affiliates.....................         --          --            --          --        --
Cash -- Liquidating distribution/assumption of assets and
 liabilities................................................         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Net cash provided by (used in) continuing operations...    (90,255)         12       (90,267)    (90,267)       --
Net cash provided by (used in) discontinued operations......         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Net cash provided by (used in) investing activities....    (90,255)         12       (90,267)    (90,267)       --
                                                               --------       -----       --------   --------      ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --          --            --          --        --
Issuance of debentures......................................         --          --            --          --        --
Repayments of long-term debt................................         --          --            --          --        --
Commercial paper-net........................................         --          --            --          --        --
Dividends paid..............................................         --          --            --          --        --
Intrasystem long-term financing -- net......................     90,948         (12)       90,960      90,948        12
Intrasystem money pool borrowings (repayments) -- net.......         --          --            --          --        --
Dividends paid -- subsidiary companies -- consolidated......         --          --            --          --        --
Purchase of treasury stock..................................         --          --            --          --        --
Sale of treasury stock......................................         --          --            --          --        --
Other -- net................................................         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Net cash provided by (used in) continuing operations...     90,948         (12)       90,960      90,948        12
Net cash provided by (used in) discontinued operations......         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Net cash provided by (used in) financing activities....     90,948         (12)       90,960      90,948        12
                                                               --------       -----       --------   --------      ----
     Net increase (decrease) in cash and TCIs...............      6,531          --         6,531       5,767       764
CASH AND TCIS AT JANUARY 1, 1998............................         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
CASH AND TCIS AT DECEMBER 31, 1998..........................   $  6,531       $  --       $ 6,531    $  5,767      $764
                                                               ========       =====       ========   ========      ====
Continuing operations.......................................   $  6,531       $  --       $ 6,531    $  5,767      $764
Discontinued operations.....................................         --          --            --          --        --
                                                               --------       -----       --------   --------      ----
     Total cash and TCIs at December 31.....................   $  6,531       $  --       $ 6,531    $  5,767      $764
                                                               ========       =====       ========   ========      ====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................   $     --       $  --       $    --    $     --      $ --
 Income taxes (net of refunds)..............................   $     --       $  --       $    --    $     --      $ --

---------------
( ) denotes negative amount.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG POWER COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                             CNG Power     Eliminations                                    CNG
                                                and            and        Combined     CNG     Granite     Bear
Assets                                      Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
------                                      ------------   ------------   --------   -------   -------   --------   ------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant...............    $  5,863       $    --      $ 5,863    $ 5,863     $--       $ --     $   --
Accumulated depreciation and
  amortization............................      (2,593)           --       (2,593)    (2,593)     --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
         Net gas utility and other
           plant..........................       3,270            --        3,270      3,270      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
Exploration and production properties.....          --            --           --         --      --         --         --
Accumulated depreciation and
  amortization............................          --            --           --         --      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
         Net exploration and production
           properties.....................          --            --           --         --      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
         Net property, plant and
           equipment......................       3,270            --        3,270      3,270      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------

INVESTMENTS
Stocks of subsidiary companies, at
  equity -- consolidated..................          --        (1,030)       1,030      1,030      --         --         --
Notes of subsidiary
  companies -- consolidated...............          --            --           --         --      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
         Total investments................          --        (1,030)       1,030      1,030      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------

CURRENT ASSETS
Cash and temporary cash investments.......         123            --          123        109      --         --         14
Accounts receivable
  Customers...............................       1,081            --        1,081      1,081      --         --         --
  Unbilled revenues and other.............          --            --           --         --      --         --         --
  Allowance for doubtful accounts.........          --            --           --         --      --         --         --
Receivables from affiliated
  companies -- consolidated...............      48,153          (225)      48,378     48,009      --        131        238
Inventories, at cost
  Gas stored -- current portion...........          --            --           --         --      --         --         --
  Materials and supplies (average cost
    method)...............................       1,556            --        1,556      1,556      --         --         --
Unrecovered gas costs.....................          --            --           --         --      --         --         --
Deferred income taxes -- current..........          --            --           --         --      --         --         --
Prepayments and other current assets......           2            --            2          2      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
         Total current assets.............      50,915          (225)      51,140     50,757      --        131        252
                                              --------       -------      -------    -------     ---       ----     ------

REGULATORY AND OTHER ASSETS
Other investments.........................       1,030            --        1,030         --       1         --      1,029
Deferred charges and other assets.........          72            --           72         72      --         --         --
                                              --------       -------      -------    -------     ---       ----     ------
         Total regulatory and other
           assets.........................       1,102            --        1,102         72       1         --      1,029
                                              --------       -------      -------    -------     ---       ----     ------
         Total assets.....................    $ 55,287       $(1,255)     $56,542    $55,129     $ 1       $131     $1,281
                                              ========       =======      =======    =======     ===       ====     ======

---------------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                                CNG Power     Eliminations                                    CNG
                                                   and            and        Combined     CNG     Granite     Bear
Stockholder's Equity and Liabilities           Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
------------------------------------           ------------   ------------   --------   -------   -------   --------   ------
CAPITALIZATION
Common stockholder's equity
  Common stock...............................    $22,460        $  (111)     $22,571    $22,460     $ 1       $ 10     $  100
  Capital in excess of par value.............         --             --           --         --      --         --         --
  Retained earnings, per accompanying
    statement................................     13,946           (919)      14,865     13,946      --         12        907
  Treasury stock, at cost....................         --             --           --         --      --         --         --
  Unearned compensation......................         --             --           --         --      --         --         --
                                                 -------        -------      -------    -------     ---       ----     ------
         Total common stockholder's equity...     36,406         (1,030)      37,436     36,406       1         22      1,007
                                                 -------        -------      -------    -------     ---       ----     ------
Long-term debt
  Debentures.................................         --             --           --         --      --         --         --
  Notes payable to Parent Company............     11,913             --       11,913     11,913      --         --         --
                                                 -------        -------      -------    -------     ---       ----     ------
         Total long-term debt................     11,913             --       11,913     11,913      --         --         --
                                                 -------        -------      -------    -------     ---       ----     ------
         Total capitalization................     48,319         (1,030)      49,349     48,319       1         22      1,007
                                                 -------        -------      -------    -------     ---       ----     ------
CURRENT LIABILITIES
Current maturities on long-term debt.........         --             --           --         --      --         --         --
Commercial paper.............................         --             --           --         --      --         --         --
Accounts payable.............................        536             --          536        541      --         --         (5)
Payables to affiliated
  companies -- consolidated..................      4,520           (225)       4,745      4,649      --         96         --
Estimated rate contingencies and refunds.....         --             --           --         --      --         --         --
Amounts payable to customers.................         --             --           --         --      --         --         --
Taxes accrued................................      1,386             --        1,386      1,094      --         14        278
Deferred income taxes -- current.............         --             --           --         --      --         --         --
Dividends declared...........................         --             --           --         --      --         --         --
Other current liabilities....................         (4)            --           (4)        (3)     --         (1)        --
                                                 -------        -------      -------    -------     ---       ----     ------
         Total current liabilities...........      6,438           (225)       6,663      6,281      --        109        273
                                                 -------        -------      -------    -------     ---       ----     ------
DEFERRED CREDITS
Deferred income taxes........................        530             --          530        529      --         --          1
Accumulated deferred investment tax
  credits....................................         --             --           --         --      --         --         --
Deferred credits and other liabilities.......         --             --           --         --      --         --         --
                                                 -------        -------      -------    -------     ---       ----     ------
         Total deferred credits..............        530             --          530        529      --         --          1
                                                 -------        -------      -------    -------     ---       ----     ------

COMMITMENTS AND CONTINGENCIES
                                                 -------        -------      -------    -------     ---       ----     ------
         Total stockholder's equity and
           liabilities.......................    $55,287        $(1,255)     $56,542    $55,129     $ 1       $131     $1,281
                                                 =======        =======      =======    =======     ===       ====     ======

---------------
( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING INCOME STATEMENT
For the Period August 1 Through December 31, 1998
(Thousands of Dollars)

                                        CNG Power     Eliminations                                   CNG
                                           and            and        Combined    CNG     Granite     Bear
                                       Subsidiaries   Adjustments     Total     Power     Road     Mountain   CNGMCS
                                       ------------   ------------   --------   ------   -------   --------   ------
OPERATING REVENUES
Regulated gas sales..................     $   --         $  --        $   --    $   --     $--       $ --     $  --
Nonregulated gas sales...............         --            --            --        --      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
         Total gas sales.............         --            --            --        --      --         --        --
Gas transportation and storage.......         --            --            --        --      --         --        --
Other................................      3,499            --         3,499     3,499      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
         Total operating revenues....      3,499            --         3,499     3,499      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
OPERATING EXPENSES
Purchased gas........................         --            --            --        --      --         --        --
Liquids, capacity and other products
  purchased..........................      2,206            --         2,206     2,206      --         --        --
Operation expense....................        517            --           517       492      --         --        25
Maintenance..........................         --            --            --        --      --         --        --
Depreciation and amortization........        123            --           123       123      --         --        --
Taxes, other than income taxes.......         24            --            24        24      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
         Subtotal....................      2,870            --         2,870     2,845      --         --        25
                                          ------         -----        ------    ------     ---       ----     -----
         Operating income before
           income taxes..............        629            --           629       654      --         --       (25)
Income taxes.........................      1,152            --         1,152     1,031      --         --       121
                                          ------         -----        ------    ------     ---       ----     -----
         Operating income............       (523)           --          (523)     (377)     --         --      (146)
                                          ------         -----        ------    ------     ---       ----     -----
OTHER INCOME
Interest revenues....................         24            --            24        24      --         --        --
Other -- net.........................      2,565            --         2,565     2,265      --         --       300
Equity in earnings of subsidiary
  companies -- consolidated..........         --          (167)          167       167      --         --        --
Interest revenues from affiliated
  companies -- consolidated..........        795            --           795       782      --         --        13
                                          ------         -----        ------    ------     ---       ----     -----
         Total other income..........      3,384          (167)        3,551     3,238      --         --       313
                                          ------         -----        ------    ------     ---       ----     -----
         Income before interest
           charges...................      2,861          (167)        3,028     2,861      --         --       167
                                          ------         -----        ------    ------     ---       ----     -----
INTEREST CHARGES
Interest on long-term debt...........        450            --           450       450      --         --        --
Other interest expense...............         35            --            35        35      --         --        --
Allowance for funds used during
  construction.......................         --            --            --        --      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
  Total interest charges.............        485            --           485       485      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
INCOME FROM CONTINUING OPERATIONS....      2,376          (167)        2,543     2,376      --         --       167
DISCONTINUED OPERATIONS
Loss from discontinued energy
  marketing services operations, net
  of applicable tax benefit..........         --            --            --        --      --         --        --
Loss from disposal of energy
  marketing services operations,
  including provision for operating
  losses during the phase out period,
  net of applicable tax benefit......         --            --            --        --      --         --        --
                                          ------         -----        ------    ------     ---       ----     -----
NET INCOME...........................     $2,376         $(167)       $2,543    $2,376     $--       $ --     $ 167
                                          ======         =====        ======    ======     ===       ====     =====

---------------

( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Period August 1 Through December 31, 1998
(Thousands of Dollars)

                                            CNG Power     Eliminations                                    CNG
                                               and            and        Combined     CNG     Granite     Bear
                                           Subsidiaries   Adjustments     Total      Power     Road     Mountain   CNGMCS
                                           ------------   ------------   --------   -------   -------   --------   ------
RETAINED EARNINGS
Balance at December 31, 1997.............    $    --         $  --       $    --    $    --     $--       $--       $ --
Transfer of subsidiaries by CNG Energy
  Services through liquidating
  distribution to Parent Company.........     11,570          (752)       12,322     11,570      --        12        740
Net income for the period August 1
  through December 31, 1998 per
  accompanying income statement..........      2,376          (167)        2,543      2,376      --        --        167
                                             -------         -----       -------    -------     ---       ---       ----
         Total...........................     13,946          (919)       14,865     13,946      --        12        907
Dividends declared on common
  stock -- cash..........................         --            --            --         --      --        --         --
                                             -------         -----       -------    -------     ---       ---       ----
Balance at December 31, 1998.............    $13,946         $(919)      $14,865    $13,946     $--       $12       $907
                                             =======         =====       =======    =======     ===       ===       ====

---------------

( ) denotes negative amount.

CNG POWER COMPANY

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period August 1 Through December 31, 1998
(Thousands of Dollars)

                                                      CNG
                                                     Power       Eliminations                                     CNG
                                                      and            and        Combined     CNG      Granite     Bear
                                                  Subsidiaries   Adjustments     Total      Power      Road     Mountain   CNGMCS
                                                  ------------   ------------   --------   --------   -------   --------   ------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...............    $  2,376       $   (167)    $ 2,543    $  2,376    $ --       $ --     $ 167
Adjustments to reconcile income from continuing
operations to net cash provided by (used in)
operating activities
 Depreciation and amortization..................         123             --         123         123      --         --        --
 Pension cost (credit) -- net...................          --             --          --          --      --         --        --
 Stock award amortization.......................          --             --          --          --      --         --        --
 Deferred income taxes -- net...................      (8,272)            --      (8,272)     (8,266)     --         --        (6)
 Investment tax credit..........................          --             --          --          --      --         --        --
 Changes in current assets and current
   liabilities
   Accounts receivable -- net...................        (453)            --        (453)       (453)     --         --        --
   Receivables from affiliated
     companies -- consolidated..................         736           (432)      1,168         833      --         --       335
   Inventories..................................      (1,471)            --      (1,471)     (1,471)     --         --        --
   Unrecovered gas costs........................          --             --          --          --      --         --        --
   Accounts payable.............................         307             --         307         307      --         --        --
   Payables to affiliated
     companies -- consolidated..................      (1,214)           432      (1,646)     (1,204)     --          5      (447)
   Estimated rate contingencies and refunds.....          --             --          --          --      --         --        --
   Amounts payable to customers.................          --             --          --          --      --         --        --
   Taxes accrued................................       3,283             --       3,283       3,026      --         (5)      262
   Other -- net.................................          88             --          88          88      --         --        --
 Changes in other assets and other
   liabilities..................................      16,232             --      16,232      16,532      --         --      (300)
 Excess of equity in earnings of subsidiary
   companies over their cash dividends paid --
   consolidated.................................          --            167        (167)       (167)     --         --        --
 Other -- net...................................         138             --         138         138      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Net cash provided by (used in) continuing
       operations...............................      11,873             --      11,873      11,862      --         --        11
Net cash provided by (used in) discontinued
 operations.....................................          --             --          --          --      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Net cash provided by (used in) operating
       activities...............................      11,873             --      11,873      11,862      --         --        11
                                                    --------       --------     --------   --------    ----       ----     -----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property
 additions......................................          --             --          --          --      --         --        --
Proceeds from dispositions of prop., plant and
 equip. -- net..................................        (672)            --        (672)       (672)     --         --        --
Cost of other investments -- net................          --             --          --          --      --         --        --
Intrasystem long-term financing -- net..........          --             --          --          --      --         --        --
Intrasystem money pool investments -- net.......     (14,225)            --     (14,225)    (14,225)     --         --        --
Property transfers to (from) affiliates.........          --             --          --          --      --         --        --
Cash -- Liquidating distribution/assumption of
assets and liabilities..........................         982             --         982         979      --         --         3
                                                    --------       --------     --------   --------    ----       ----     -----
     Net cash provided by (used in) continuing
       operations...............................     (13,915)            --     (13,915)    (13,918)     --         --         3
Net cash provided by (used in) discontinued
 operations.....................................          --             --          --          --      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Net cash provided by (used in) investing
       activities...............................     (13,915)            --     (13,915)    (13,918)     --         --         3
                                                    --------       --------     --------   --------    ----       ----     -----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock........................          --             --          --          --      --         --        --
Issuance of debentures..........................          --             --          --          --      --         --        --
Repayments of long-term debt....................          --             --          --          --      --         --        --
Commercial paper -- net.........................          --             --          --          --      --         --        --
Dividends paid..................................          --             --          --          --      --         --        --
Intrasystem long-term financing -- net..........        (390)            --        (390)       (390)     --         --        --
Intrasystem money pool borrowings
 (repayments) -- net............................       2,555             --       2,555       2,555      --         --        --
Dividends paid -- subsidiary
 companies -- consolidated......................          --             --          --          --      --         --        --
Purchase of treasury stock......................          --             --          --          --      --         --        --
Sale of treasury stock..........................          --             --          --          --      --         --        --
Other -- net....................................          --             --          --          --      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Net cash provided by (used in) continuing
       operations...............................       2,165             --       2,165       2,165      --         --        --
Net cash provided by (used in) discontinued
 operations.....................................          --             --          --          --      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Net cash provided by (used in) financing
       activities...............................       2,165             --       2,165       2,165      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Net increase (decrease) in cash and TCIs...         123             --         123         109      --         --        14
CASH AND TCIS AT AUGUST 1, 1998.................          --             --          --          --      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
CASH AND TCIS AT DECEMBER 31, 1998..............    $    123       $     --     $   123    $    109    $ --       $ --     $  14
                                                    ========       ========     ========   ========    ====       ====     =====
Continuing operations...........................    $    123       $     --     $   123    $    109    $ --       $ --     $  14
Discontinued operations.........................          --             --          --          --      --         --        --
                                                    --------       --------     --------   --------    ----       ----     -----
     Total cash and TCIs at December 31.........    $    123       $     --     $   123    $    109    $ --       $ --     $  14
                                                    ========       ========     ========   ========    ====       ====     =====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)..........    $    576       $     --     $   576    $    576    $ --       $ --     $  --
 Income taxes (net of refunds)..................    $  6,137       $     --     $ 6,137    $  6,267    $ --       $  5     $(135)

---------------

( ) denotes negative amount.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                          CNG
                                      Products and
                                        Services     Eliminations                  CNG
                                          and            and        Combined   Products and       CNG
Assets                                 Subsidiary    Adjustments     Total       Services     Technologies
------                                ------------   ------------   --------   ------------   ------------
PROPERTY, PLANT AND EQUIPMENT
Gas utility and other plant.........     $   --        $    --       $   --       $   --         $   --
Accumulated depreciation and
  amortization......................         --             --           --           --             --
                                         ------        -------       ------       ------         ------
         Net gas utility and other
           plant....................         --             --           --           --             --
                                         ------        -------       ------       ------         ------
Exploration and production
  properties........................         --             --           --           --             --
Accumulated depreciation and
  amortization......................         --             --           --           --             --
                                         ------        -------       ------       ------         ------
         Net exploration and
           production properties....         --             --           --           --             --
                                         ------        -------       ------       ------         ------
         Net property, plant and
           equipment................         --             --           --           --             --
                                         ------        -------       ------       ------         ------

INVESTMENTS
Stock of subsidiary company, at
  equity -- consolidated............         --         (1,961)       1,961        1,961             --
Notes of subsidiary
  company -- consolidated...........         --             --           --           --             --
                                         ------        -------       ------       ------         ------
         Total investments..........         --         (1,961)       1,961        1,961             --
                                         ------        -------       ------       ------         ------

CURRENT ASSETS
Cash and temporary cash
  investments.......................         58             --           58           58             --
Accounts receivable
  Customers.........................        746             --          746          746             --
  Unbilled revenues and other.......         --             --           --           --             --
  Allowance for doubtful accounts...       (105)            --         (105)        (105)            --
Receivables from affiliated
  companies -- consolidated.........      2,470            (73)       2,543        2,391            152
Inventories, at cost
  Gas stored -- current portion.....         --             --           --           --             --
  Materials and supplies (average
    cost method)....................         --             --           --           --             --
Unrecovered gas costs...............         --             --           --           --             --
Deferred income taxes -- current....         --             --           --           --             --
Prepayments and other current
  assets............................         --             --           --           --             --
                                         ------        -------       ------       ------         ------
         Total current assets.......      3,169            (73)       3,242        3,090            152
                                         ------        -------       ------       ------         ------

REGULATORY AND OTHER ASSETS
Other investments...................      2,250             --        2,250          250          2,000
Deferred charges and other assets...        (36)            --          (36)         (31)            (5)
                                         ------        -------       ------       ------         ------
         Total regulatory and other
           assets...................      2,214             --        2,214          219          1,995
                                         ------        -------       ------       ------         ------
         Total assets...............     $5,383        $(2,034)      $7,417       $5,270         $2,147
                                         ======        =======       ======       ======         ======

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING BALANCE SHEET
At December 31, 1998
(Thousands of Dollars)

                                          CNG
                                      Products and
                                        Services     Eliminations                  CNG
                                          and            and        Combined   Products and       CNG
Stockholder's Equity and Liabilities   Subsidiary    Adjustments     Total       Services     Technologies
------------------------------------  ------------   ------------   --------   ------------   ------------
CAPITALIZATION
Common stockholder's equity
  Common stock......................    $ 3,990        $(2,000)     $ 5,990      $ 3,990         $2,000
  Capital in excess of par value....         --             --           --           --             --
  Retained earnings, per
    accompanying statement..........     (1,546)            39       (1,585)      (1,546)           (39)
  Treasury stock, at cost...........         --             --           --           --             --
  Unearned compensation.............         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Total common stockholder's
           equity...................      2,444         (1,961)       4,405        2,444          1,961
                                        -------        -------      -------      -------         ------
Long-term debt
  Debentures........................         --             --           --           --             --
  Notes payable to Parent Company...         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Total long-term debt.......         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Total capitalization.......      2,444         (1,961)       4,405        2,444          1,961
                                        -------        -------      -------      -------         ------
CURRENT LIABILITIES
Current maturities on long-term
  debt..............................         --             --           --           --             --
Commercial paper....................         --             --           --           --             --
Accounts payable....................        261             --          261          202             59
Payables to affiliated
  companies -- consolidated.........      2,551            (73)       2,624        2,610             14
Estimated rate contingencies and
  refunds...........................         --             --           --           --             --
Amounts payable to customers........         --             --           --           --             --
Taxes accrued.......................       (565)            --         (565)        (438)          (127)
Deferred income taxes -- current....         --             --           --           --             --
Dividends declared..................         --             --           --           --             --
Other current liabilities...........        834             --          834          834             --
                                        -------        -------      -------      -------         ------
         Total current
           liabilities..............      3,081            (73)       3,154        3,208            (54)
                                        -------        -------      -------      -------         ------
DEFERRED CREDITS
Deferred income taxes...............       (142)            --         (142)        (382)           240
Accumulated deferred investment tax
  credits...........................         --             --           --           --             --
Deferred credits and other
  liabilities.......................         --             --           --           --             --
                                        -------        -------      -------      -------         ------
         Total deferred credits.....       (142)            --         (142)        (382)           240
                                        -------        -------      -------      -------         ------
COMMITMENTS AND CONTINGENCIES
                                        -------        -------      -------      -------         ------
         Total stockholder's equity
           and liabilities..........    $ 5,383        $(2,034)     $ 7,417      $ 5,270         $2,147
                                        =======        =======      =======      =======         ======

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING INCOME STATEMENT
For the Period August 1 Through December 31, 1998
(Thousands of Dollars)

                                               CNG
                                           Products and
                                             Services     Eliminations                  CNG
                                               and            and        Combined   Products and       CNG
                                            Subsidiary    Adjustments     Total       Services     Technologies
                                           ------------   ------------   --------   ------------   ------------
OPERATING REVENUES
Regulated gas sales......................     $   --         $  --        $   --       $   --         $  --
Nonregulated gas sales...................         --            --            --           --            --
                                              ------         -----        ------       ------         -----
         Total gas sales.................         --            --            --           --            --
Gas transportation and storage...........         --            --            --           --            --
Other....................................      2,282            --         2,282        2,282            --
                                              ------         -----        ------       ------         -----
         Total operating revenues........      2,282            --         2,282        2,282            --
                                              ------         -----        ------       ------         -----
OPERATING EXPENSES
Purchased gas............................         --            --            --           --            --
Liquids, capacity and other products
  purchased..............................         --            --            --           --            --
Operation expense........................      2,993            --         2,993        2,993            --
Maintenance..............................         --            --            --           --            --
Depreciation and amortization............         --            --            --           --            --
Taxes, other than income taxes...........         (1)           --            (1)          (1)           --
                                              ------         -----        ------       ------         -----
         Subtotal........................      2,992            --         2,992        2,992            --
                                              ------         -----        ------       ------         -----
         Operating income before income
           taxes.........................       (710)           --          (710)        (710)           --
Income taxes.............................       (442)           --          (442)        (336)         (106)
                                              ------         -----        ------       ------         -----
         Operating income................       (268)           --          (268)        (374)          106
                                              ------         -----        ------       ------         -----
OTHER INCOME
Interest revenues........................         --            --            --           --            --
Other -- net.............................         --            --            --           --            --
Equity in earnings of subsidiary
  company -- consolidated................         --          (106)          106          106            --
Interest revenues from affiliated
  companies -- consolidated..............          2            --             2            2            --
                                              ------         -----        ------       ------         -----
         Total other income..............          2          (106)          108          108            --
                                              ------         -----        ------       ------         -----
         Income before interest
           charges.......................       (266)         (106)         (160)        (266)          106
                                              ------         -----        ------       ------         -----
INTEREST CHARGES
Interest on long-term debt...............         --            --            --           --            --
Other interest expense...................         32            --            32           32            --
Allowance for funds used during
  construction...........................         --            --            --           --            --
                                              ------         -----        ------       ------         -----
         Total interest charges..........         32            --            32           32            --
                                              ------         -----        ------       ------         -----
INCOME FROM CONTINUING OPERATIONS........       (298)         (106)         (192)        (298)          106
DISCONTINUED OPERATIONS
Loss from discontinued energy marketing
  services operations, net of applicable
  tax benefit............................         --            --            --           --            --
Loss from disposal of energy marketing
  services operations, including
  provision for operating losses during
  the phase out period, net of applicable
  tax benefit............................         --            --            --           --            --
                                              ------         -----        ------       ------         -----
NET INCOME...............................     $ (298)        $(106)       $ (192)      $ (298)        $ 106
                                              ======         =====        ======       ======         =====

---------------

( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Period August 1 Through December 31, 1998
(Thousands of Dollars)

                                     CNG
                                 Products and
                                   Services     Eliminations                  CNG
                                     and            and        Combined   Products and       CNG
                                  Subsidiary    Adjustments     Total       Services     Technologies
                                 ------------   ------------   --------   ------------   ------------
RETAINED EARNINGS
Balance at December 31, 1997...    $    --          $ --       $    --      $    --         $  --
Transfer of subsidiaries by CNG
  Energy Services through
  liquidating distribution to
  Parent Company...............     (1,248)          145        (1,393)      (1,248)         (145)
Net income for the period
  August 1 through December 31,
  1998 per accompanying income
  statement....................       (298)         (106)         (192)        (298)          106
                                   -------          ----       -------      -------         -----
          Total................     (1,546)           39        (1,585)      (1,546)          (39)
Dividends declared on common
  stock -- cash................         --            --            --           --            --
                                   -------          ----       -------      -------         -----
Balance at December 31, 1998...    $(1,546)         $ 39       $(1,585)     $(1,546)        $ (39)
                                   =======          ====       =======      =======         =====

---------------
( ) denotes negative amount.

CNG PRODUCTS AND SERVICES, INC.

CONSOLIDATING STATEMENT OF CASH FLOWS
For the Period August 1 Through December 31, 1998
(Thousands of Dollars)

                                                                  CNG
                                                              Products and                               CNG
                                                                Services     Eliminations              Products
                                                                  and            and        Combined     and          CNG
                                                               Subsidiary    Adjustments     Total     Services   Technologies
                                                              ------------   ------------   --------   --------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations...........................    $  (298)        $(106)      $  (192)   $  (298)       $106
Adjustments to reconcile income from continuing operations
to net cash provided by (used in) operating activities
 Depreciation and amortization..............................         --            --            --         --          --
 Pension cost (credit) -- net...............................         --            --            --         --          --
 Stock award amortization...................................         --            --            --         --          --
 Deferred income taxes -- net...............................       (197)           --          (197)      (128)        (69)
 Investment tax credit......................................         --            --            --         --          --
 Changes in current assets and current liabilities
   Accounts receivable -- net...............................        659            --           659        659          --
   Receivables from affiliated companies -- consolidated....        533            --           533        618         (85)
   Inventories..............................................         --            --            --         --          --
   Unrecovered gas costs....................................         --            --            --         --          --
   Accounts payable.........................................        172            --           172        113          59
   Payables to affiliated companies -- consolidated.........        701            --           701        701          --
   Estimated rate contingencies and refunds.................         --            --            --         --          --
   Amounts payable to customers.............................         --            --            --         --          --
   Taxes accrued............................................     (1,519)           --        (1,519)    (1,503)        (16)
   Other -- net.............................................        234            --           234        234          --
 Changes in other assets and other liabilities..............       (235)           --          (235)      (240)          5
 Excess of equity in earnings of subsidiary companies over
   their
   cash dividends paid -- consolidated......................         --           106          (106)      (106)         --
 Other -- net...............................................         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
     Net cash provided by (used in) continuing operations...         50            --            50         50          --
Net cash provided by (used in) discontinued operations......         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
     Net cash provided by (used in) operating activities....         50            --            50         50          --
                                                                -------         -----       -------    -------        ----
CASH FLOWS FROM INVESTING ACTIVITIES
Plant construction and other property additions.............         --            --            --         --          --
Proceeds from dispositions of prop., plant and
 equip. -- net..............................................         --            --            --         --          --
Cost of other investments -- net............................         --            --            --         --          --
Intrasystem long-term financing -- net......................         --            --            --         --          --
Intrasystem money pool investments -- net...................         --            --            --         --          --
Property transfers to (from) affiliates.....................         --            --            --         --          --
Cash -- Liquidating distribution/assumption of assets and
 liabilities................................................         13            --            13         13          --
                                                                -------         -----       -------    -------        ----
     Net cash provided by (used in) continuing operations...         13            --            13         13          --
Net cash provided by (used in) discontinued operations......         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
     Net cash provided by (used in) investing activities....         13            --            13         13          --
                                                                -------         -----       -------    -------        ----
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock....................................         --            --            --         --          --
Issuance of debentures......................................         --            --            --         --
Repayments of long-term debt................................         --            --            --         --          --
Commercial paper -- net.....................................         --            --            --         --
Dividends paid..............................................         --            --            --         --          --
Intrasystem long-term financing -- net......................         --            --            --         --          --
Intrasystem money pool borrowings (repayments) -- net.......         (5)           --            (5)        (5)         --
Dividends paid -- subsidiary companies -- consolidated......         --            --            --         --          --
Purchase of treasury stock..................................         --            --            --         --          --
Sale of treasury stock......................................         --            --            --         --          --
Other -- net................................................         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
     Net cash provided by (used in) continuing operations...         (5)           --            (5)        (5)         --
Net cash provided by (used in) discontinued operations......         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
     Net cash provided by (used in) financing activities....         (5)           --            (5)        (5)         --
                                                                -------         -----       -------    -------        ----
     Net increase (decrease) in cash and TCIs...............         58            --            58         58          --
CASH AND TCIS AT AUGUST 1, 1998.............................         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
CASH AND TCIS AT DECEMBER 31, 1998..........................    $    58         $  --       $    58    $    58        $ --
                                                                =======         =====       =======    =======        ====
Continuing operations.......................................    $    58         $  --       $    58    $    58        $ --
Discontinued operations.....................................         --            --            --         --          --
                                                                -------         -----       -------    -------        ----
     Total cash and TCIs at December 31.....................    $    58         $  --       $    58    $    58        $ --
                                                                =======         =====       =======    =======        ====
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for
 Interest (net of amounts capitalized)......................    $    31         $  --       $    31    $    31        $ --
 Income taxes (net of refunds)..............................    $ 1,290         $  --       $ 1,290    $ 1,295        $ (5)

---------------

( ) denotes negative amount.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS (Concluded)

EXHIBITS

   SEC
 Exhibit
Reference                          Description of Exhibit
---------   --------------------------------------------------------------------
  A.        Consolidated Natural Gas Company's Form 10-K Annual Report for the
            year ended December 31, 1998, is hereby incorporated by reference to the filing made on March 15, 1999 under File No. 1-3196.
  B.        (1)     A copy of the charter, as amended, and copy of the by-laws, as amended, of Consolidated Natural Gas Company and each
                    subsidiary company thereof, unless otherwise indicated on
                    the list filed herewith, are incorporated in this report by reference to previous filings with the Commission, as shown on such list.
            (2)(i)  Description of Consolidated Natural Gas Company Rights
                    Agreement, is hereby incorporated by reference to Exhibit 1 to the Current Report on Form 8-K filed on January 23, 1996 under File No. 1-3196.
            (ii)    First Amendment to the Rights Agreement, dated as of January
                    19, 1999, is hereby incorporated by reference to Exhibit 2 to the Registration Statement on Form 8-A/A filed on March
                    4, 1999.
            (iii)   Amendment No. 2 to the Rights Agreement, dated as of
                    February 19, 1999, is hereby incorporated by reference to
                    Exhibit 3 to the Registration Statement on Form 8-A/A filed on March 4, 1999.
  C.(a)     The indentures of Consolidated Natural Gas Company are hereby incorporated by reference to previously filed material as indicated
            on the list filed herewith.
    (b)     Agreement and Plan of Merger, dated as of February 19, 1999, by and between Dominion Resources, Inc. and Consolidated Natural Gas
            Company, is hereby incorporated by reference to Exhibit 2 to the
            Current Report on Form 8-K filed on March 1, 1999 under File No.
            1-3196.
  D.        Pursuant to Rule 45(c) under the Public Utility Holding Company Act of 1935, the Agreement among system companies concerning the allocation of current federal income taxes (Agreement) is
            incorporated in this report by reference to Consolidated Natural Gas
            Company's Annual Report on Form U5S for the year ended December 31,
            1995 (File No. 30-203). First Amendment to the Agreement is
            incorporated in this report by reference to Consolidated Natural Gas
            Company's Annual Report on Form U5S for the year ended December 31,
            1996 (File No. 30-203). Second Amendment to the Agreement is filed herewith.
  E.        Pursuant to Rule 16(c) under the Public Utility Holding Company Act of 1935, the annual report of the Iroquois Gas Transmission System,
            L.P., for the year ended December 31, 1998, is filed herewith.
  F.        Schedules supporting items of this report:
            (1)     ITEM 1--Schedule of Investments is filed herewith.
            (2)     ITEM 4--Schedule of Acquisitions, Redemptions, or
                    Retirements of System Securities is filed herewith.
            (3)     ITEM 6--Consolidated Natural Gas Company's "1999 Notice of
                    Annual Meeting and Proxy Statement" is hereby incorporated by reference to the filing made on March 5, 1999.
            (4)     ITEM 10--Schedule of utility plant and related depreciation or amortization accounts, together with schedules of other property or investments, if applicable, for:
                         CNG Transmission
                         East Ohio Gas
                         Peoples Natural Gas
                         Virginia Natural Gas
                         Hope Gas
                    are filed herewith.
  G.        Financial Data Schedules have been filed electronically (Exhibit 27 for EDGAR purposes).
  H.        Organization charts showing the relationship of the foreign utility companies in which the system holds an interest to other system companies, are filed herewith.
  I.        Financial statements of the foreign utility companies are filed herewith.

                                   SIGNATURE

The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.

                                             CONSOLIDATED NATURAL GAS COMPANY

                                          --------------------------------------
                                                       (Registrant)

                                                      D. M. WESTFALL
                                          By
                                          --------------------------------------

                                                     (D. M. Westfall)
                                           Senior Vice President, Nonregulated
                                                         Business
                                               and Chief Financial Officer

April 28, 1999